                          OptiCare Health Systems, Inc.
                               87 Grandview Avenue
                          Waterbury, Connecticut 06708
                                 (203) 596-2236
                                                                January 4, 2002


To the Stockholders of OptiCare Health Systems, Inc.


     OptiCare is proposing to carry out a series of transactions to restructure its capital, which would enable us to settle all our outstanding obligations with our senior secured bank lender, establish a credit facility with a new senior secured lender, and move forward on a more favorable financial footing. To carry out the transactions, we need the holders of a majority of our common stock to approve, among other things, an increase in our authorized common stock, a new class of voting convertible preferred stock (the "Series B Preferred Stock"), the issuance of Series B Preferred Stock to a substantial shareholder -- Palisade Concentrated Equity Partnership, L.P. -- and to me, the Chief Executive Officer of OptiCare, and the issuance of warrants to purchase common stock to Palisade and to me. I am investing an additional $500,000 in the company at the request of Palisade, on the same terms and conditions as Palisade is investing, in the form of debt and equity, all as more fully described in the Consent Statement.

     The transactions are important to the survival of OptiCare, as we must immediately satisfy our debt to our existing senior secured bank lender and put a new, more manageable capital structure in place. I therefore ask you to carefully review the enclosed Consent Statement, fill out the Form of Consent card enclosed, sign the card and return it promptly in the enclosed business reply envelope. We are eager to move forward with the capital restructuring of our company, and we must have the consents of the holders of a majority of our outstanding common stock to do so.

                                        Yours very truly,


                                        Dean J. Yimoyines, M.D.,
                                        Chairman of the Board and
                                        Chief Executive Officer

                          OPTICARE HEALTH SYSTEMS, INC.
                              87 GRANDVIEW AVENUE,
                          WATERBURY, CONNECTICUT 06708
                                 (203) 596-2236

To the stockholders of OptiCare Health Systems, Inc.:

The board of directors of OptiCare Health Systems, Inc., a Delaware corporation, is soliciting your written consent to the following proposals as further described in the accompanying consent statement:

     1. Approval of an amendment to OptiCare's certificate of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 75,000,000 shares (as more fully described in the consent statement).



     2. Approval of the creation of a new class of convertible preferred stock, to be designated as the Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock, par value $.001 per share, as authorized by OptiCare's board of directors, consisting of up to 3,500,000 shares, each share of Series B Preferred Stock to be convertible into 10 shares of common stock at a price of $0.14 per share of common stock (subject to adjustment as provided in the Series B Preferred Stock), to have voting power corresponding to the shares of common stock into which it is convertible, and to be mandatorily redeemable on December 31, 2008 (as more fully described in the consent statement).

     3. Approval of the issuance and sale of approximately 2,571,429 shares of the Series B Preferred Stock to Palisade Concentrated Equity Partnership, L.P. for a cash payment of $3,600,000. Palisade is presently the holder of approximately 16% of OptiCare's outstanding common stock and would hold, upon consummation of the proposed issuance of the Series B Preferred Stock, approximately 69% of the outstanding voting stock (i.e., common stock and Series B Preferred Stock) of OptiCare (as more fully described in the consent statement).

     4. Approval of an investment in OptiCare by Dean J. Yimoyines, M.D., chariman of the board and chief executive officer of OptiCare, and/or members of his family, of $500,000 in cash, of which $400,000 would be invested in the form of the purchase of 285,714 shares of Series B Preferred Stock, and $100,000 would be invested in the form of a subordinated secured loan due in 10 years; references to Dr. Yimoyines acting as an investor include such family members and/or trusts.

     5. Approval of the issuance to Palisade of approximately 285,714 additional shares of Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) as payment in full of principal and interest owed on Palisade's $400,000 participation in a junior secured bridge loan made to OptiCare by Alexander Enterprise Holdings Corp. (as more fully described in the consent statement).



     6. Approval of the issuance to Dr. Yimoyines of approximately 35,714 additional shares of Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) as payment in full of principal and interest owed on Dr. Yimoyines' $50,000 participation in the Alexander bridge loan (as more fully described in the consent statement).

       7.Approval of the issuance to Palisade and Dr. Yimoyines of warrants to purchase an aggregate of 17,500,000 shares of common stock, at an exercise price of $0.14 per share (subject to adjustment as provided in the warrants). The warrants shall expire ten years from the date of issuance and shall be issued to Palisade and Dr. Yimoyines in connection with Palisade and Dr. Yimoynes making subordinated secured loans to OptiCare of $14,000,000 of principal in the aggregate and agreeing to defer a portion of the interest accruing thereon to the 10-year maturity date of the loans, which loans are to be evidenced by subordinated secured notes issued by OptiCare.



     We ask that you return your written consent as soon as possible.



     The board of directors believes that it is in the best interests of OptiCare's stockholders to adopt all of the proposals to allow for the closing of a series of transactions that will restructure our debt and capital and satisfy our obligations to our senior secured lenders, which are now in default and immediately due and payable. The additional number of authorized shares of common stock and the creation of the Series B Preferred Stock will provide OptiCare with an adequate amount of capital stock to carry out the proposed transactions. In particular, the additional authorized shares are being sought to provide the availability of common stock to be issued upon the conversion of the Series B Preferred Stock and exercise of the Warrants.



THE CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THIS CONSENT STATEMENT IS CONTINGENT UPON, AMONG OTHER THINGS, THE STOCKHOLDERS' APPROVAL OF ALL OF THE PROPOSALS.

     Before the proposals can become effective, the holders of a majority of OptiCare's outstanding common stock must give their written consent. If your shares are held in street name, your broker may consent on your behalf to any or all of the proposals if you do not direct your broker to refuse to consent. The board of directors has fixed the close of business on December 18, 2001 as the record date for determining the stockholders entitled to notice of this solicitation and to give their written consent with respect to the proposals.

     The board of directors asks you to consent to each of the proposals. The proposals and other related matters are more fully described in the accompanying consent statement and the exhibits thereto. We encourage you to read these materials carefully. In addition, you may obtain information about OptiCare from documents that we have filed with the Securities and Exchange Commission. YOUR BOARD OF DIRECTORS, WITH DR. YIMOYINES ABSTAINING, UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. PLEASE COMPLETE, SIGN, AND RETURN THE ACCOMPANYING WRITTEN CONSENT FORM AS SOON AS POSSIBLE.

     Only stockholders of record at the close of business on December 18, 2001 are entitled to execute the written consent form.



Dated: January 4, 2002             By order of the board of directors,

                                      /s/ Dean J. Yimoyines
                                      ---------------------------------
                                      Dean J. Yimoyines, M.D., Chairman of the
                                      Board, President, and Chief Executive
                                      Officer

                          OPTICARE HEALTH SYSTEMS, INC.


                              87 GRANDVIEW AVENUE,
                          WATERBURY, CONNECTICUT 06708
                                 (203) 596-2236

                                ----------------

                                CONSENT STATEMENT

                                ----------------



                               GENERAL INFORMATION

     This consent statement and the enclosed written consent form are being mailed to our stockholders in connection with the solicitation of written consents by the board of directors of OptiCare Health Systems, Inc., a Delaware corporation ("OptiCare"). These materials pertain to the following proposals as further described in this consent statement:

   1. Approval of an amendment to OptiCare's certificate of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 75,000,000 shares (as more fully described in this consent statement).

   2. Approval of the creation of a new class of convertible preferred stock, to be designated as the Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), as authorized by OptiCare's board of directors, consisting of up to 3,500,000 shares, each share of Series B Preferred Stock to be convertible into 10 shares of common stock at a price of $0.14 per share of common stock (subject to adjustment as provided in the Series B Preferred Stock), to have voting power corresponding to the shares of common stock into which it is convertible, and to be mandatorily redeemable on December 31, 2008 (as more fully described in this consent statement).



   3. Approval of the issuance and sale of approximately 2,571,429 shares of the Series B Preferred Stock to Palisade Concentrated Equity Partnership, L.P. ("Palisade") for a cash payment of $3,600,000. Palisade is presently the holder of approximately 16% of OptiCare's outstanding common stock and would hold, upon consummation of the proposed issuance of the Series B Preferred Stock, approximately 69% of the outstanding voting stock (i.e., common stock and Series B Preferred Stock) of OptiCare (as more fully described in this consent statement).

   4. Approval of an investment in OptiCare by Dean J. Yimoyines, M.D., chariman of the board and chief executive officer of OptiCare, and/or members of his family, of $500,000 in cash, of which $400,000 would be invested in the form of the purchase of 285,714 shares of Series B Preferred Stock, and $100,000 would be invested in the form of a subordinated secured loan due in 10 years; references to Dr. Yimoyines acting as an investor include such family members and/or trusts.

   5. Approval of the issuance to Palisade of approximately 285,714 additional shares of Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) as payment in full of principal and interest owed on Palisade's $400,000 participation in a junior secured bridge loan made to OptiCare by Alexander Enterprise Holdings Corp. (as more fully described in this consent statement).



   6. Approval of the issuance to Dr. Yimoyines of approximately 35,714 additional shares of Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) as payment in full of principal and interest owed on Dr. Yimoyines' $50,000 participation in the Alexander bridge loan (as more fully described in this consent statement).

   7. Approval of the issuance to Palisade and Dr. Yimoyines of warrants to purchase an aggregate of 17,500,000 shares of common stock, at an exercise price of $0.14 per share (subject to adjustment as provided in the warrants). The warrants shall expire ten years from the date of issuance and shall be issued to Palisade and Dr. Yimoyines in connection with their making subordinated secured loans to OptiCare of $14,000,000 of principal in the aggregate and agreeing to defer a portion of the interest accruing thereon to the 10-year maturity date of the loans, which loans are to be evidenced by subordinated secured notes issued by OptiCare.



     THE CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THIS CONSENT STATEMENT IS CONTINGENT UPON, AMONG OTHER THINGS, THE STOCKHOLDERS' APPROVAL OF ALL OF THE PROPOSALS. YOUR BOARD OF DIRECTORS, WITH DR. YIMOYINES ABSTAINING, UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. PLEASE COMPLETE, SIGN, AND RETURN THE ACCOMPANYING WRITTEN CONSENT AS SOON AS POSSIBLE.

     Our principal executive office is located at 87 Grandview Avenue, Waterbury, Connecticut 06708.

SOLICITATION OF CONSENTS

     OptiCare will bear the entire cost of preparing, assembling, printing, and mailing consent materials furnished by the board of directors to stockholders which may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. In addition to the solicitation of consents by use of the mail, some of the officers, directors, significant stockholders (specifically Palisade), employees, and agents of OptiCare may, without additional compensation, solicit consents by telephone, facsimile, electronic mail, or other electronic transmission, or personal interview, the cost of which OptiCare will also bear.



     This consent solicitation is first being mailed to stockholders on or about January 4, 2002. Stockholders are requested to mark, sign, and date the enclosed form of written consent promptly, and return it via electronic mail, telephone, or regular mail in the enclosed postage-paid envelope. Specific instructions are provided on the written consent form. OptiCare will take the action and close the proposed capital restructuring transactions as promptly as practicable after OptiCare has received the consents of a majority of the holders of our common stock, and provided that all other conditions to the closing of the transactions have been fulfilled or waived.

     If you have any questions about the procedures to be followed to give your written consent, please call Mr. William Blaskiewicz, Chief Financial Officer, at 203-596-2236.



THE CONSENT PROCEDURE

     Section 228 of the General Corporation Law of the State of Delaware and the bylaws of OptiCare state that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting, and those consents are delivered to the corporation by delivery to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. In the case of this consent solicitation by OptiCare, written, unrevoked consents of the holders of a majority of the outstanding shares of common stock as of the record date must be delivered to OptiCare as described above to effect the actions as to which stockholder consents are being solicited hereunder.

     All consents, regardless of when dated, shall expire unless valid, unrevoked consents constituting a majority of the outstanding shares of common stock are delivered to OptiCare within 60 days of the earliest dated consent delivered to OptiCare. As required by Delaware law, OptiCare shall promptly notify the stockholders who have not consented to the corporate actions taken pursuant to the approved proposals, if any.

RECORD DATE AND VOTING RIGHTS

     The board of directors has fixed the close of business on December 18, 2001 as the record date for determining the stockholders entitled to notice of this solicitation and to give their consent with respect to the proposals. As of December 18, 2001 there were 12,815,092 shares of our common stock outstanding. Each share of common stock entitles the holder thereof to one vote on all proposals submitted to stockholders.

     Each of the proposals requires the affirmative vote of a majority of the outstanding shares of common stock. If a written consent form is executed but no indication is made as to what action is to be taken, the written consent form will be deemed to constitute a consent to any of the proposals for which no such indication is made. Abstentions (including failures to return written consent forms) and broker nonvotes have the same effect as negative votes. Brokers may return a written consent form for shares held in street name in favor of any or all of the proposals absent contrary instructions from the beneficial owner of such shares.

     THIS IS A REQUEST FOR STOCKHOLDER APPROVAL BY WRITTEN CONSENT. YOU ARE REQUESTED TO INDICATE WHETHER YOU APPROVE ANY OR ALL OF THE PROPOSED CORPORATE ACTIONS ON THE FORM ENCLOSED FOR THAT PURPOSE AND TO RETURN THAT FORM TO US.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

REVOCATION OF SIGNED CONSENTS

     A consent executed by a stockholder may be revoked at any time provided that a written, dated revocation is executed and delivered prior to the time that signed unrevoked consents by the holders of more than fifty percent (50%) of the common stock outstanding on the record date have been delivered to the Secretary of OptiCare at the address stated above. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective.

SUPPORT FOR THE PROPOSALS



     Palisade has advised OptiCare that Palisade has received letters from stockholders beneficially owning more than 50% of the common stock of OptiCare indicating that they will support each of the proposals and grant a proxy in favor of one or more persons designated by Palisade. Such proxy will authorize the holder(s) of the proxy to execute a written consent with respect to such shares in favor of each of the proposals and any proposals reasonably related thereto.



                         PROPOSED CAPITAL RESTRUCTURING

INTRODUCTION



     We are submitting the proposals to the stockholders to authorize OptiCare to enter into a series of transactions which will enable us to extinguish our outstanding obligations to Bank Austria Creditanstalt Corporate Finance, Inc., which includes past due debt in the amount of approximately $29.7 million, plus interest of approximately $2.3 million; to satisfy our obligations to Alexander Enterprise Holdings Corp. in the principal sum of $2.75 million plus interest; and to continue our business with a new capital structure. Bank Austria is at present the senior secured lender of OptiCare. We have been in default of the terms of our credit facility with Bank Austria since the beginning of 2001 and Bank Austria has accelerated the entire outstanding balance due under the credit facility and threatened the foreclosure of its lien on substantially all of our assets. The outstanding default and acceleration of the amount owed to Bank Austria has also triggered the default and acceleration of a partially subordinated secured bridge loan to OptiCare from Alexander and two other participants in that loan, Palisade and Dr. Yimoyines, in the principal amount of $2.75 million, plus accrued but unpaid interest (as of December 31, 2001) totaling approximately

$220,000. The proposed transactions would also provide approximately $1.2 million of working capital to support our operations following the satisfaction of obligations to Bank Austria and Alexander. We cannot assure that such amount will be sufficient to finance OptiCare's operations hereafter and enable us to become profitable.



BACKGROUND -- FINANCIAL CONDITION OF OPTICARE



     OptiCare's financial condition is presently precarious as a result of (i) our defaults under our credit facility with Bank Austria and the acceleration of the outstanding balance due in the amount of approximately $32.0 million, and
(ii) our defaults under the Alexander bridge loan and the acceleration of the outstanding balance due, which is in excess of $2.75 million. Our independent auditors have issued an opinion with respect to the financial statements of OptiCare as of, and for the year ended, December 31, 2000, which includes an explanatory paragraph as to our status as a going concern, principally because of the acceleration of the Bank Austria debt. OptiCare has searched for parties to fund a new capital structure for OptiCare, and Palisade, which currently holds approximately 16% of our common stock (without giving effect to the exercise of certain warrants and options now held by Palisade), has offered to fund a new structure, provided that the restructuring can be consummated promptly and is approved by our stockholders (including Palisade).



     Without the new and immediate financing proposed by Palisade, OptiCare is not able to pay its obligations to Bank Austria and Alexander, and Bank Austria and Alexander have the right to commence foreclosure upon the assets of OptiCare. In the event OptiCare were to file for bankruptcy protection or was liquidated or our business units sold in an orderly way, under present circumstances, we believe that OptiCare's stockholders would not receive any proceeds from such bankruptcy or liquidation.

     Because Dr. Yimoyines has an interest in the restructuring, the board of directors met and voted to create a special committee to review the proposed Palisade restructuring, negotiate the terms of such restructuring agreement, and recommend to the board of directors whether to approve the terms as negotiated. See "Directors and Executive Officers -- Special Committee." The special committee engaged Legg Mason Wood Walker, Incorporated ("Legg Mason") to provide a fairness opinion in connection with the restructuring.

 Opinion of OptiCare Advisor

     Under an engagement letter dated November 7, 2001, OptiCare retained Legg Mason to provide a fairness opinion in connection with the restructuring. Legg Mason is a nationally recognized investment banking firm and was selected by OptiCare based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of middle-market businesses, and its knowledge of the healthcare industry. Legg Mason, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed securities, private placements and valuations for corporate and other purposes. On November 27, 2001, Legg Mason rendered its opinion that, as of that date, based upon and subject to the various considerations set forth in the Legg Mason opinion, the total consideration to be received by OptiCare in the restructuring (as then proposed) was fair to OptiCare and its stockholders, from a financial point of view. On December 21, 2001, OptiCare advised Legg Mason of certain changes in the terms of the proposed capital restructuring over the terms as reviewed by Legg Mason in connection with the fairness opinion rendered on November 27. Legg Mason reviewed the changes and reconfirmed its conclusion that the proposed capital restructuring, as revised, is fair to OptiCare and its stockholders from a financial point of view.



     The full text of the updated Legg Mason opinion, dated December 21, 2001, sets forth among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Legg Mason in rendering its opinion. The full text of the updated opinion, dated December 21, 2001, is attached as Appendix E to this consent statement and is incorporated by reference in its entirety. OptiCare stockholders are urged to read the updated Legg

Mason opinion carefully and in its entirety. The updated Legg Mason opinion addresses only the fairness of the total consideration to be received by OptiCare and its stockholders from a financial point of view as of the date of the updated Legg Mason opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the restructuring. The summary of the updated Legg Mason opinion in this consent statement is qualified in its entirety by reference to the full text of the updated Legg Mason opinion.



 Financial Analysis

     Legg Mason considered several approaches to valuing OptiCare including: valuing OptiCare on a consolidated basis; valuing OptiCare on a line of business basis; and valuing OptiCare on a tangible book value or a total recovery liquidation basis. Of the three, the line of business analysis was viewed as the most meaningful due to the highly leveraged nature of the parent company, the significant administrative expenses at the parent company level and the likelihood that a sale of the business would be achieved by line of business. The lines of business identified and separately valued included: Managed Care, Retail Optometry, Cohen Systems and the HSO agreements. The primary tools utilized to value the lines of business included:

     (a) Public Company Trading Analysis. Legg Mason compared certain financial market and operating information and commonly used valuation measurements for OptiCare's lines of business with corresponding data for three different groups of publicly held companies. The line of business results were compared to the respective publicly traded comparable group. Legg Mason compared data and ratios including, among other things, enterprise value or levered market capitalization (current stock price multiplied by shares outstanding plus debt minus cash and cash equivalents) to the latest twelve months sales and latest twelve months earnings before interest, taxes, depreciation and amortization.

     (b) Selected Precedent Transaction Analysis. Legg Mason analyzed certain information relating to selected precedent transactions in OptiCare's various businesses. Legg Mason compared data and ratios including, among other things, enterprise value or aggregate consideration as a multiple of latest twelve months sales and latest twelve months earnings before interest, taxes, depreciation and amortization.

     No company, transaction or business used in the "Public Company Trading Analysis" or "Selected Precedent Transaction Analysis" as a comparison is identical to OptiCare or its lines of business. Accordingly, an analysis of the results of the foregoing is not entirely mathematical. Instead, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the peer companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Though of secondary importance to the overall conclusion, Legg Mason also analyzed the value of OptiCare's consolidated operations based on its future prospects for growth and profitability, as presented by management in its five-year forecast. Legg Mason performed a discounted cash flow analysis of OptiCare using projections provided by OptiCare management. Legg Mason calculated a net present value of estimated free cash flows for the calendar years 2002 through 2006 and terminal value based upon a multiple of 2006 earnings before interest, taxes, depreciation and amortization.



     As described above, Legg Mason's opinion (including the update) and presentation to the OptiCare board of directors was one of many factors taken into consideration by the OptiCare board of directors in making its determination to recommend the restructuring. Consequently, the analyses described above should not be viewed as determinative of the opinion of the OptiCare board of directors or the management of OptiCare with respect to the restructuring.



     Pursuant to the terms of the engagement letter dated November 7, 2001, OptiCare has paid Legg Mason a fee in connection with the engagement. In addition, OptiCare has agreed to reimburse Legg Mason for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Legg Mason and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

BACKGROUND -- GENERAL



     In August 1999, as a result of a series of mergers with PrimeVision Health, Inc. and OptiCare Eye Health Centers, Inc., OptiCare's principal subsidiaries, we became OptiCare Health Systems, Inc. and established a credit facility by entering into a loan agreement with Bank Austria, as agent for the lenders. The credit facility is comprised of a term loan and up to a $12.7 million revolving credit facility, and is secured by a security interest in substantially all of our assets. The credit facility was to terminate on June 1, 2003. As of December 1, 2001, OptiCare had $17.4 million of borrowings outstanding under the term loan and $12.3 million of advances outstanding under the revolving credit facility.

     During the third and fourth quarters of 2000, OptiCare sought alternative sources of financing and held meetings with Burnham Securities, Inc., Capital Research Partners & Co., Commonwealth Capital Ventures, and Marlin Capital, Inc., which ultimately proved unsuccessful.


     On October 3, 2000, Capital Research was formally engaged to assist in finding financing. On November 30, Capital Research reported having shared financial information about OptiCare with 117 capital providers without obtaining a positive response.

     On October 10, 2000, OptiCare, unable to adequately service its debt to Bank Austria, obtained $2.25 million through a bridge financing arrangement with Alexander Enterprise Holdings Corp., and entered into an amendment to the Bank Austria credit facility. Alexander was granted a security interest in substantially all of the assets of OptiCare that was junior to Bank Austria's loan and security interest. In addition, OptiCare issued a warrant to a designee of Alexander to purchase 2.25 million shares of common stock at $1.00 per share. The estimated fair value of the warrant at the date of issuance was $0.6 million, based on the Black-Scholes pricing model. The bridge loan was to mature on June 1, 2003. Of the $2.25 million of proceeds from the Alexander bridge loan, $1.2 million was paid to Bank Austria as required by the amended credit facility.

     Simultaneously with the closing of the bridge loan, Alexander and Bank Austria entered into an intercreditor agreement pursuant to which Bank Austria agreed that, in the event of a sale of assets of OptiCare from which Bank Austria receives at least $5.0 million, to the extent that the proceeds from such sale exceed $5.0 million, such excess proceeds would be payable to Alexander until the bridge loan and the interest thereon were paid in full.

     On December 6, 2000, Capital Research received a proposal from Foothill Capital Corporation. Pursuant to the proposal, Foothill would provide a $10.0 million 18-month bridge loan. The loan, which was to be secured by all of OptiCare's assets, would have required, as conditions to availability, that OptiCare raise $2.0 million in additional equity and that OptiCare sell its Connecticut operations. The completion of the proposed Foothill transaction was also dependent on whether Bank Austria would take a substantial discount on our remaining debt and whether we could raise additional equity for the difference that would be owed to Bank Austria net of any discounts.



     As a closing condition to Foothill's obligations, OptiCare was to consummate a sale of its Connecticut operations for a minimum of $9.0 million. On September 18, 2000, OptiCare had engaged Marlin Capital, Inc., an investment banking firm and a stockholder of OptiCare, to aid in the sale of OptiCare's Connecticut operations to raise funds to reduce OptiCare's debt. We signed a letter of intent on November 7, 2000 with OptiVest, LLC for the sale of the Connecticut operations, which provided that the transaction would close by December 31, 2000. The Foothill proposal remained open and under consideration by OptiCare while OptiVest sought other parties to participate in the transaction. The scheduled closing did not occur, and the management of OptiCare concluded that the sale could not be consummated, and so, on May 24, 2001, management terminated negotiations with the buyers.



     During the first quarter of 2001, following our failure to pay principal and interest due on the Bank Austria credit facility on January 2, 2001, management met with representatives of Northeast Capital, Foothill, and Palisade, seeking their aid in finding sources of financing.

     On January 5, 2001, the Alexander bridge loan was increased by $500,000 to $2.75 million. Of that increase, $400,000 was provided by Palisade; $50,000 by Dr. Yimoyines; and $50,000 by Alexander. The additional funds under the bridge loan were used to support operations while OptiCare continued seeking a way to reduce its debt. In connection with the increase in the bridge loan, OptiCare cancelled warrants issued in October 2000 to purchase 2.25 million shares of common stock at $1.00 per share; and issued new warrants to purchase (i) 2.0 million shares of common stock at an exercise price of $1.00 per share and (ii) 750,000 shares of common stock at an exercise price of $0.40 per share (300,000 such warrants were issued to a designee of Alexander; 400,000 to Palisade and 50,000 to Dr. Yimoyines).



     On April 16, 2001 OptiCare engaged Morris-Anderson & Associates, Ltd., a management consulting firm, to assist OptiCare in restructuring its long-term debt.

     Morris-Anderson and OptiCare had numerous discussions with Bank Austria over the following four months in an effort to restructure OptiCare's debt to Bank Austria. Bank Austria's position--that the debt be paid in full by year-end 2002 and that substantial principal payments be made prior to that--would have required the orderly liquidation of OptiCare, a position which OptiCare management rejected.

     Seeking other refinancing options, on July 18, 2001, OptiCare engaged New Horizon Ventures, LLC to seek a new senior lender or investment partner. During July 2001, management met with representatives from Foothill and several institutional lenders/investors, including LaSalle Business Credit, Transamerica, PNC Business Credit, and Commonwealth Associates, without success. During the same time period, New Horizon contacted CapitalSource Finance, LLC ("CapitalSource"), a financial institution specializing in the health care industry and the proposed new senior lender of OptiCare.



     On September 25, 2001, Bank Austria formally notified OptiCare of (i) the occurrence of certain defaults under the credit facility; (ii) the immediate termination of Bank Austria's commitments under the loan agreement; and (iii) the acceleration of all amounts outstanding under the credit facility. As a result of OptiCare's default under the Bank Austria credit facility, on October 5, 2001, Alexander formally declared an event of default under its bridge loan and accelerated all amounts due under the bridge loan. Bank Austria has threatened the foreclosure of its lien on substantially all of our assets.

     OptiCare has been in negotiations with Palisade, CapitalSource, Bank Austria and the other parties to the restructuring throughout the late third quarter and fourth quarter of 2001.

     On November 29, the audit committee of the board of directors met to review and approve OptiCare's Form 10-K for the year ended December 31, 2000. OptiCare's auditors, Deloitte & Touche LLP, advised the audit committee that Deloitte had issued a "going concern" opinion in connection with the year 2000 financial statements. Deloitte & Touche informed us that the principal reasons for OptiCare receiving that opinion were that:

     o OptiCare was in default of the Bank Austria credit facility and Alexander bridge loan;

     o The respective lenders of funds under those facilities had called for immediate payment of the entire outstanding balances;

     o    OptiCare did not have the ability to make such payments;

     o There could be no assurance that the restructuring would close; and, in the event it did not close, Bank Austria was expected to commence foreclosure proceedings.



     Prior to December 17, two preliminary non-binding letter agreements (which were subject to the execution of binding, formal agreements and the satisfaction of numerous, substantial conditions, including certain fees payable to CapitalSource regardless of closing) were signed:

     o A letter of intent between Palisade and Bank Austria which would have established the terms on which OptiCare's debt to Bank Austria would be refinanced and repaid at a significant discount. This letter of intent expired on December 14, 2001.

     o A commitment letter from CapitalSource to OptiCare offering to loan OptiCare sufficient funds to repay a portion of the Bank Austria debt at the discount negotiated between Palisade and Bank Austria, provided that OptiCare could find sufficient credit support.

     On December 17, 2001, OptiCare and Palisade entered into a restructure agreement, pursuant to which Palisade would, provided all closing conditions and contingencies are satisfied, invest $3,500,000 in cash and forgive $400,000 of debt (plus accrued but unpaid interest thereon) owed to Palisade, and provide credit support for up to $17,500,000 of additional debt to OptiCare, in exchange for approximately 2,785,714 shares of Series B voting preferred stock (plus additional shares of Series B Preferred Stock for accumulated interest) and warrants to purchase up to 17,500,000 shares of common stock at a price of $0.14 per common share. The restructure agreement was subject to, among other things, further negotiations between Palisade and Bank Austria as to certain specific requirements regarding, among other things, the nature of credit support that Palisade was to provide to Bank Austria on behalf of OptiCare.

     On or about December 19, 2001, Bank Austria delivered a letter to OptiCare reserving all its rights as secured lender under its credit facility, including its rights to commence foreclosure proceedings.

     As more fully set forth below, on December 20, 2001, representatives of Palisade and OptiCare orally agreed that, subject to reaching agreement with Bank Austria, Palisade would in lieu of providing credit support to Bank Austria provide funding directly to OptiCare (subject to negotiations with OptiCare on the precise details of such funding) to enable OptiCare to pay a portion of the debt to Bank Austria and extinguish the Bank Austria debt.

     On January 4, 2002, Palisade and OptiCare executed an amendment to the December 17 restructure agreement pursuant to which Palisade would, provided all closing conditions and contingencies are satisfied, increase its preferred stock investment in OptiCare to $3,600,000 and, in addition to such investment, lend $13,900,000 to OptiCare pursuant to the terms of a senior subordinated secured note maturing in 10 years and receive warrants from OptiCare. Palisade's agreement is subject, among other things, to Bank Austria's settling all OptiCare's liabilities to Bank Austria, extinguishing all OptiCare equity securities held by Bank Austria and transferring certain notes payable and contract rights to OptiCare in return for an aggregate cash payment by OptiCare to Bank Austria of $23,150,000.

     Also on January 4, 2002, Bank Austria and Palisade entered into a new non-binding letter of intent under which Bank Austria indicated its willingness, subject to execution of definitive documentation and satisfaction of other conditions in the letter of intent, to settle all OptiCare's liabilities, release all liens in favor of Bank Austria, extinguish all OptiCare equity securities held by Bank Austria and transfer certain notes payable and contract rights to OptiCare, for an aggregate cash payment of $23,150,000. There can be no assurance that Bank Austria will carry out the non-binding letter of intent, that definitive documentation will be executed or that all conditions to Palisade's obligations to close its proposed loan and equity investment will be satisfied.





DETAILS OF THE PROPOSED TRANSACTIONS

 The Planned Restructuring

     The planned restructuring involves OptiCare; its current senior lender, Bank Austria; a proposed new senior lender, CapitalSource; and one of OptiCare's principal stockholders, Palisade. Upon the request of Palisade, Dr. Yimoyines and/or members of his family will also participate as an investor in the planned restructuring.



     OptiCare, Palisade, Bank Austria and CapitalSource are currently negotiating formal binding agreements. If executed, the restructure agreement, as amended, and the other agreements would be subject to the fulfillment of substantial conditions, including approval by the stockholders of OptiCare, OptiCare being in compliance with the requirements of the American Stock Exchange, and approval by OptiCare's stockholders of the issuance of sufficient additional common stock to fulfill the terms of the restructuring. The consummation of the transactions contemplated by the restructuring would enable OptiCare to:

     o Settle with Bank Austria all of its debts and other obligations, direct and contingent, totaling approximately $32.0 million, including the forgiveness of approximately $10 million of debt owed to Bank Austria;

     o Cancel all of Bank Austria's stock, stock rights, warrants and other ownership interests in OptiCare;

     o    Satisfy in full the Alexander bridge loan;



     o Establish a new credit facility with CapitalSource, which will be used to pay a portion of the amount owed to Bank Austria.

     If the transactions were to be completed as described above, they would have the following effects on OptiCare's financial position:

     o    Long-term debt would decline by approximately $11.4 million;


     o    Equity would increase by approximately $8.9 million;

     o Annual principal and interest payments in the first year following the transaction are expected to decrease from an estimated $5.6 million under the current financing from Bank Austria to approximately $0.9 million under the new capital structure.

     The proposed new capital structure may enable OptiCare to take advantage of growth opportunities, particularly within its managed care division, which require substantial financial strength.

THERE CAN BE NO ASSURANCE THAT ALL NECESSARY PARTIES WILL REACH AGREEMENT, OR THAT ALL CONDITIONS WILL BE SATISFIED TO ENABLE OPTICARE TO CARRY OUT THE PROPOSED TRANSACTIONS.



 Palisade's Prior and Projected Ownership and Loans



     In January 2000, as part of a private placement of OptiCare common stock, Palisade purchased 2 million shares of common stock for a cash payment of $7.0 million. In early 2001, Palisade and Dr. Yimoyines provided, within the framework of the Alexander bridge loan, an additional $450,000.

     In the course of the proposed capital restructuring, Palisade would:



     o Lend $13,900,000 of cash to OptiCare, to be evidenced by a note in the principal amount of the loan, bearing interest at the rate of 11.5% per year, with principal and interest due in full in 10 years; the first year's interest on the note is deferred to maturity, and up to 50% of the interest accruing in the second year may be deferred to maturity, at OptiCare's election; the Palisade note would be subordinated to the loans to be provided by CapitalSource, LLC (discussed below) and secured by a security interest in all OptiCare's assets, which security interest would be subordinated to the security interest of CapitalSource;

     o Receive a Warrant to purchase up to 17,375,000 shares of OptiCare common stock at an exercise price of $0.14 per share (subject to certain anti-dilution adjustments);



     o Invest in OptiCare an additional $3.6 million of cash in exchange for 2,571,429 shares of Series B Preferred Stock;



     o Convert its participation in the Alexander bridge loan to 285,714 shares of Series B Preferred Stock (convertible into common stock on a ten-for-one basis) (plus additional shares of Series B Preferred Stock to cover all accrued interest, which was $25,200 as of December 31,
          2001).

     These transactions, if consummated, would raise Palisade's effective ownership of voting stock of OptiCare from 16% to approximately 69% (without giving effect to the Warrant).



 Principal Benefits to OptiCare's Stockholders

     If the transactions are consummated, of which there can be no assurance:



     o Bank Austria would forgive approximately $10 million of debt owed by OptiCare.

     o OptiCare would receive $4.0 million of new cash in the form of equity, and $450,000 of existing debt would be converted to equity, for total new equity of $4.45 million.

     o Palisade and Dr. Yimoyines would provide a 10 year subordinated secured loan in the amount of $14,000,000 ($100,000 from Dr. Yimoyines and the balance from Palisade) to OptiCare, which (together with funds to be provided by CapitalSource discussed below) would enable OptiCare to extinguish the unforgiven portion of its debt to Bank Austria.



     o Palisade's subordinated loan and equity investment will enable OptiCare to obtain a new credit facility from CapitalSource.



     o Opticare would avoid a liquidation or bankruptcy filing, which would yield no value for the holders of OptiCare common stock.



     Principal Detriments to OptiCare's Stockholders



     o Significant dilution of the interests of present stockholders of OptiCare (other than Palisade and Dr. Yimoyines) from approximately 82% of voting stock to approximately 23% of the voting stock after giving effect to the restructuring transaction described in this consent statement.



     o Palisade would have approximately 69% of the voting power of OptiCare. (In the event Palisade exercises the Warrant, Palisade would have approximately 78% of the voting power of OptiCare.) Pursuant to Delaware law and OptiCare's certificate of incorporation and bylaws, such voting power would be sufficient to act on any matter submitted to the stockholders of OptiCare, without the vote of any other stockholder of OptiCare.

TERMS OF THE PLANNED RESTRUCTURING

     If the transactions are consummated, of which there can be no assurance:



Bank Austria



o Bank Austria will relinquish all of its liens on OptiCare's assets and give up the pledges of stock in OptiCare's subsidiaries (CapitalSource would then become a senior lienholder on substantially all of OptiCare's assets).



o In lieu of approximately $32.0 million in principal and interest and approximately $2.3 million in notes and fees receivable (a total of approximately $34.3 million), Bank Austria would receive $23.15 million in cash, and Bank Austria would have no further claims on OptiCare.



o All of Bank Austria's common and preferred stock and warrants would be retired and Bank Austria would have no further ownership interests in OptiCare.



The Bridge Loan



If the transactions are consummated, of which there can be no assurance:

o    The Alexander bridge loan would be satisfied in full, as follows:

     - $2.3 million, plus accrued interest, would be paid in cash to Alexander; and

     - $450,000, plus accrued interest (the portions of the bridge loan constituting the Palisade and Yimoyines participations) would be satisfied by the issuance of 285,714 and 35,714 shares of Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) to Palisade and Dr. Yimoyines, respectively.

o Alexander would relinquish its security interest in the assets of OptiCare and have no further claims on OptiCare.

o Alexander's designee would continue to hold warrants to purchase (i) 2.0 million shares of OptiCare's common stock at an exercise price of $1.00 per share and (ii) 300,000 shares at an exercise price of $0.40 per share.

o Palisade and Dr. Yimoyines would relinquish their security interests in the assets of OptiCare relating to their participations in the Alexander bridge loan and as noted above, would convert their participations in the bridge loan to Series B Preferred Stock.

CapitalSource



If the transactions are consummated, of which there can be no assurance, Capital Source would provide:



o At the time of closing of the capital restructuring transaction, approximately $7.0 million under a three-year revolving credit facility (working capital line of credit). Availability under this line would fluctuate based upon the value of OptiCare's accounts receivable and inventory, up to a maximum of $10 million. Interest on amounts outstanding would be prime plus 1.5% with a minimum interest rate of 7.0%. Certain other fees would apply.

o $3 million in a fixed asset term loan facility having a 15-year amortization and a two-year term. The maximum amount outstanding under the term loan facility may not exceed 40% of the value of OptiCare's equipment. Interest on the term loan facility would be prime plus 3.5% with a minimum interest rate of 9.0%. Certain other fees would apply. OptiCare anticipates that it would be able to draw, and it intends to draw, the full $3 million should the term loan facility be available to it by January 31, 2002.

o CapitalSource would have a first priority security interest in substantially all of OptiCare's assets and most of OptiCare's subsidiaries' assets.

Dean J. Yimoyines, M.D.


If the transactions are consummated, of which there can be no assurance:

o In committing to increase its stake in OptiCare, Palisade has asked Dr. Yimoyines, and/or members of his family, and Dr. Yimoyines has consented, to increase his investment in OptiCare. Accordingly, Dr. Yimoyines has agreed:



     - To make a $400,000 equity investment of new cash in OptiCare in exchange for approximately 285,714 shares of Series B Preferred Stock (having the rights described below).

     - To make a loan to OptiCare in the amount of $100,000, on all the same terms and conditions as the loan to be made by Palisade (as discussed below).

     - In connection with the loan of $100,000, to receive a Warrant to purchase up to 125,000 additional shares of OptiCare common stock; the Warrant would be exercisable during a 10-year period at an exercise price of $0.14 per share of common stock (subject to certain anti-dilution provisions).

     - To accept 35,714 additional shares of Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) in satisfaction of his $50,000 participation in the Alexander bridge loan.

OptiCare has also agreed to register the common stock acquirable by Palisade and Dr. Yimoyines upon conversion of the Series B Preferred Stock and exercise of the Warrants.

Palisade



If the transactions are consummated, of which there can be no assurance:

o Palisade would make an equity investment of $3.6 million in new cash in OptiCare. Funds for the cash payment to Alexander would come from the proceeds of Palisade's cash investment.



o Palisade would convert its $400,000 principal participation in the Alexander bridge loan, plus accrued interest (which as of December 31, 2001, was $25,200), into 285,714 shares of Series B Preferred Stock (plus additional shares to cover the accrued interest).

o Palisade would lend $13,900,000 of new cash to OptiCare on a subordinated secured basis, which would be applied to pay a portion of the unforgiven balance owed to Bank Austria. Portions of the interest on the subordinated secured loan will be deferred to maturity of the loan in 10 years.

o In consideration for and in connection with the above investment and subordinated secured loan, Palisade would receive:



     - 2,571,429 million shares of Series B Preferred Stock having an aggregate initial redemption value of $3.6 million. The Series B Preferred Stock would:

     o Have full voting rights on an as-converted basis, i.e., voting rights equal to 25,714,290 shares of common stock, voting with the common stock as a single class (in addition to the voting rights Palisade has under the 2,000,000 shares of issued and outstanding common stock that Palisade currently holds);

     o    Accrue cumulative dividends at an annual rate of 12.5%;

     o Be convertible into common stock at any time on a ten-for-one basis (subject to adjustment for anti-dilution protections);

     o Be redeemable at any time by OptiCare on 30 days' notice subject to certain conditions; and must

     o Be redeemed in full by OptiCare on December 31, 2008 at a price equal to the greater of:



          - the aggregate adjusted redemption value of the Series B Preferred Stock plus accrued but unpaid dividends; or

          - the amount the preferred stockholders would be entitled to receive if the Series B Preferred Stock plus accrued dividends were converted at that time into common stock and OptiCare were to liquidate and distribute all of its assets to its common stockholders.



   - Subordinated secured notes in the principal amount of $13,900,000, maturing 10 years after issuance, bearing interest at 11.5%, a portion of which will be deferred to maturity.

   - Warrants to purchase up to 17,375,000 additional shares of OptiCare's common stock. The Warrants would be exercisable during a ten-year period at an exercise price equal to $0.14 per share of common stock (subject to certain anti-dilution provisions).

   - 285,714 shares of Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) in satisfaction of its participation in the Alexander bridge loan of $400,000 plus accrued but unpaid interest (i.e., $25,200 as of December 31, 2001).

     In the Restructure Agreement, as amended, OptiCare has agreed, subject to the closing of all the proposed transactions, to pay Palisade's expenses (including fees of Palisade's legal counsel) reasonably incurred in connection with the transactions. OptiCare has also agreed to register the common stock acquirable by Palisade and Dr. Yimoyines upon conversion of the Series B Preferred Stock and exercise of the Warrants.



RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS

     The special committee and the board of directors of OptiCare considered the following factors in determining the fairness of the Palisade restructuring proposal to the holders of the common stock of OptiCare:

     o OptiCare has been in default to Bank Austria for almost a year and is unlikely to be able to fulfill its debt obligations to Bank Austria or Alexander.

     o The entire amount of the debts due Bank Austria and Alexander were accelerated in September and October 2001 and are now due and payable.

     o Bank Austria has threatened foreclosure of its liens on substantially all of OptiCare's assets.

     o Bank Austria's willingness to accept a substantial discount of its debt reflects the lack of stockholder value in OptiCare.



     o The stock of OptiCare was not traded between April 26, 2001 and December 12, 2001.

     o OptiCare has received 2 delisting notices from the American Stock Exchange, further potentially impeding the ability of OptiCare's stockholders to obtain access to a liquid market for their stock.



     o The securities filings of OptiCare reflect many negative factors, including a very significant negative tangible net worth.

     o The value of OptiCare and its components, based on an orderly liquidation, is substantially less than its debt.

     o A forced liquidation or bankruptcy would yield the secured lenders less than that proposed in the restructuring and would yield no value for OptiCare's stockholders.



     o The opinion of Legg Mason, including the update thereto (see "Background -- Financial Condition of OptiCare").

     o Deloitte & Touche, OptiCare's independent auditors, issued their opinion with an explanatory paragraph regarding OptiCare's ability to maintain itself as a going concern.



     o The conclusion of the special committee and the board of directors that the price of $0.14 per share of common stock offered by Palisade exceeded the fair market value of OptiCare's common stock.



     THE SPECIAL COMMITTEE HAS RECOMMENDED TO THE BOARD OF DIRECTORS THAT OPTICARE ENTER INTO THE RESTRUCTURING TRANSACTIONS PROPOSED BY PALISADE. YOUR BOARD OF DIRECTORS, WITH DR. YIMOYINES ABSTAINING, UPON RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS DETERMINED THAT EACH OF THE PROPOSALS AND THE RESTRUCTURING TRANSACTIONS CONTEMPLATED THEREBY, ARE FAIR, ADVISABLE, AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF OPTICARE AND RECOMMENDS THAT YOU CONSENT "FOR" EACH OF THE PROPOSALS.



                                   PROPOSAL 1

            APPROVAL OF THE INCREASE IN NUMBER OF AUTHORIZED SHARES
                 OF COMMON STOCK FROM 50,000,000 TO 75,000,000



     The board of directors is requesting stockholder approval of an amendment of OptiCare's Certificate of Incorporation to increase the number of shares of common stock authorized for issuance from 50,000,000 to 75,000,000. If approved by the stockholders of OptiCare, the amendment would become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur shortly after consents from a majority of OptiCare stockholders have been received (provided that all other conditions to the closing of the capital restructuring transactions have been fulfilled or waived). This proposal has been approved by the board of directors of OptiCare, with Dr. Yimoyines abstaining.



PURPOSES AND EFFECT OF AMENDMENT ON EXISTING SECURITY HOLDERS



     As of December 31, 2001, 50,000,000 shares of OptiCare's common stock were authorized, and 12,815,092 shares of OptiCare's common stock were issued and outstanding. As of such date, 4,840,459 shares of OptiCare's common stock were reserved for issuance upon exercises of outstanding options and warrants and convertible preferred stock, and 32,344,449 shares of common stock were authorized but unissued.



     Under the proposed restructuring, OptiCare would become obligated to have authorized and available for issuance the following approximate number of shares of common stock:


    Issuable under proposed Series B Preferred Stock (including common stock issuable under Series B Preferred Stock to be issued to cover interest accrued on the Palisade and Yimoyines
     participations in the Alexander bridge loan) .................   31,976,000
    Issuable under proposed Warrants ..............................   17,500,000
                                                                      ----------
    Total .........................................................   49,476,000
                                                                      ==========

Therefore, OptiCare would be obligated to have authorized and available for issuance approximately 17,132,000 shares of common stock in excess of the number of shares of common stock OptiCare currently is authorized to issue. Without the approval of the stockholders, therefore, OptiCare could not carry out the proposed restructuring.



     Each additional share of common stock authorized by the amendment would have the same rights and privileges as each share of common stock currently authorized or outstanding. The holders of OptiCare's existing outstanding shares of common stock will have no preemptive right to purchase any additional shares authorized by the amendment. The proposed issuance of a large number of shares of Series B Preferred Stock convertible into common stock and Warrants convertible into a large number of shares of common stock would substantially reduce the proportionate interest that each presently outstanding share of common stock has with respect to dividends, voting, and the distribution of assets upon liquidation.



     The board of directors believes that it is in the best interests of OptiCare's stockholders to have available the authorized common stock necessary to allow for the closing of the restructuring transactions, and to have available for issuance additional authorized but unissued shares of common stock in an amount adequate to provide for the requirements of the proposed transactions. In particular, the additional authorized shares are being sought to make available common stock to be issued upon the conversion of the Series B Preferred Stock and exercise of the Warrants, as contemplated by Proposals 3 through 7, and for general corporate growth. The board of directors believes that an additional 25,000,000 authorized shares of common stock would be adequate to meet these needs for the foreseeable future. The additional shares authorized by the amendment will be available for issuance from time to time by OptiCare at the discretion of the board of directors, normally without further stockholder action or notification (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by stock exchange rules) although most of the shares will be reserved for issuance in the proposed transaction. Other than the common stock to be issued upon the conversion of the Series B Preferred Stock and the exercise of the Warrants, as contemplated by Proposals 3 through 7, the board of directors does not anticipate seeking authorization from OptiCare's stockholders for the issuance of any of the shares of common stock authorized by the amendment.

     The additional shares authorized by the amendment other than the shares to be reserved for conversion of the Series B Preferred Stock and exercise of the Warrants, could be issued for any proper corporate purpose including, but not limited to, future equity and convertible debt financings, acquisitions of property or securities of other corporations, debt conversions and exchanges, exercise of current and future options and warrants, for issuance under OptiCare's current or future employee benefit plans, stock dividends and stock splits. Other than as contemplated by Proposals 3 through 7, OptiCare currently has no other plans, commitments or understandings to issue any of the additional shares of common stock to be authorized pursuant to the amendment for any other financing or non-financing purpose. The board of directors is required to make each determination to issue shares of common stock based on its judgment as to the best interests of the stockholders of OptiCare.



     The proposed certificate of amendment of the certificate of incorporation of OptiCare is attached as Appendix A to this consent statement.

     See "Proposed Capital Restructuring" for a more detailed discussion of the proposed restructuring.

NO DISSENTERS' RIGHTS

     Under Delaware corporation law and OptiCare's Certificate of Incorporation and bylaws, holders of common stock will not be entitled to dissenters' rights with respect to the amendment.

BOARD RECOMMENDATION AND REQUIRED APPROVAL

     The board of directors believes that the amendment is in the best interests of OptiCare's stockholders and recommends that the stockholders approve the amendment. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required for approval of the amendment.

     THE BOARD OF DIRECTORS, WITH DR. YIMOYINES ABSTAINING, RECOMMENDS A CONSENT "FOR" THE APPROVAL OF THE AMENDMENT TO OPTICARE'S CERTIFICATE OF INCORPORATION TO INCREASE OPTICARE'S AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 TO 75,000,000.

                                   PROPOSAL 2

         APPROVAL OF THE CREATION OF SERIES B 12.5% VOTING CUMULATIVE
                   CONVERTIBLE PARTICIPATING PREFERRED STOCK



     The board of directors is requesting stockholder approval of the creation of a new class of convertible preferred stock, to be designated as the Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock as authorized by OptiCare's board of directors, consisting of up to 3,500,000 shares, each share of Series B Preferred Stock to be convertible into 10 shares of common stock at a price of $0.14 per share of common stock (subject to adjustment as provided in the Series B Preferred Stock), to have voting power corresponding to the number of shares of common stock into which it is convertible, and to be mandatorily redeemable on December 31, 2008 and redeemable at the option of OptiCare under certain circumstances. If approved by the stockholders of OptiCare, the creation of the Series B Preferred Stock will become effective upon the filing of a Certificate of Designation with the Secretary of State of Delaware, which is expected to occur shortly after January 15, 2002. This proposal has been approved by the board of directors of OptiCare, with Dr. Yimoyines abstaining. Series B shares not issued in the proposed restructuring would be cancelled and retired to the status of authorized but unissued "blank check" preferred stock.



     The approval of this proposal, and all other proposals, is a condition to Palisade's participation in the restructuring. In the event the stockholders of OptiCare do not approve all of the proposals, the proposed restructuring will not occur and OptiCare will likely be subject to foreclosure proceedings initiated by Bank Austria and will consider other alternatives, including, among other things, the filing of a petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.

THE SERIES B PREFERRED STOCK

     Upon the filing of a certificate of designation with the State of Delaware, OptiCare will be authorized to issue up to 3,500,000 shares of the Series B Preferred Stock which will have a par value of $0.001 per share.

 Rank

     With respect to dividends, redemption rights, and rights on liquidation, winding up, corporate reorganization and dissolution, the Series B Preferred Stock will rank senior to:

     o    the common stock;

     o all other presently issued and outstanding classes and series of stock of OptiCare; and

     o all other classes and series of equity securities which may be authorized in the future and which, by their terms, rank junior to the Series B Preferred Stock.

 Dividends

     The holders of the Series B Preferred Stock will accrue preferred dividends on the liquidation value of the Series B Preferred Stock (intially $1.40 per preferred share) at the rate of 12.5% per year, which amount is payable upon redemption of the Series B Preferred Stock or upon liquidation of OptiCare prior thereto.

     The holders of the Series B Preferred Stock will have the right to receive common dividends in an amount equal to the amount of dividends they would be entitled to receive if their shares of Series B Preferred Stock had been converted into common stock. Such dividends will be payable before such dividend is paid to the holders of common stock.

 Liquidation

     In the event of any liquidation, dissolution or winding up, or merger or other business combination or acquisition transaction of OptiCare, the holders of the Series B Preferred Stock will be paid, out of the assets of OptiCare available for distribution to its stockholders, before any payment is made to the holders of our common stock or any other stock junior to the Series B Preferred Stock, the greater of:

     o $1.40 per share in cash, which amount will be increased from the date of original issuance of the Series B Preferred Stock to the date of payment at the rate of 12.5% per annum compounded annually ("Adjusted Liquidation Value"), plus an amount in cash equal to all accrued but unpaid dividends at the date of such payment, or

     o the cash or other property the holders of the Series B Preferred Stock (including all accrued but unpaid dividends) would have received had they converted their shares of Series B Preferred Stock into OptiCare common stock immediately prior to such payment.

     If our assets are insufficient to pay the full amount payable to the holders of the Series B Preferred Stock, then such holders will share ratably in the distribution of assets.

 Voting Rights

     Each holder of the Series B Preferred Stock will be entitled to vote in the same manner and with the same effect as the holders of our common stock on all matters to be voted on by the holders of the common stock. Each holder of the Series B Preferred Stock will be entitled to the number of votes equal to the largest number of full shares of common stock into which their shares of Series B Preferred Stock (plus accrued but unpaid dividends) could be converted had they converted their shares of Series B Preferred Stock into OptiCare common stock immediately prior to the record date for the determination of the stockholders entitled to vote on such matters or, if no record date is established, at the date a vote is taken. The holders of the Series B Preferred Stock will vote together with the holders of the common stock and not as a separate class.

 Conversion Rights

     Holders of the Series B Preferred Stock have the right to convert their shares of Series B Preferred Stock (in whole or in part) at any time, upon surrender to OptiCare of the certificate or certificates for the shares to be converted, into a number of shares of common stock equal to the then-current Adjusted Liquidation Value of the Series B Preferred Stock (initially $1.40 per share) to be converted divided by a conversion price, which initially will be $0.14. Upon conversion of any Series B Preferred Stock, the holder will be entitled to receive in cash all accrued unpaid dividends declared by the board of directors payable up to and including the date of conversion.

     OptiCare will pay any and all issue transfer and other taxes (other than taxes based on income) that may be payable as a result of the issue or delivery of shares of common stock on conversion of the Series B Preferred Stock (except taxes payable because the common stock is issued in a new name). We will also reserve and keep available for issuance upon conversion of the Series B Preferred Stock a number of authorized but unissued shares of our common stock as will be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock.

     The conversion price will be subject to adjustment under the following circumstances. In the event OptiCare,

     o    pays a dividend or makes a distribution in shares of common stock,

     o subdivides or reclassifies the outstanding shares of common stock into a greater number of shares of common stock,

     o combines or reclassifies the outstanding shares of common stock into a smaller number of shares, or

     o otherwise issues by reclassification of the shares of common stock any shares of capital stock of Opticare, then, the conversion price will be adjusted so that a holder of the Series B Preferred Stock will be entitled to receive upon conversion the number of shares of common stock or other securities of OptiCare which the holder would have been entitled to receive after the happening of any of the events described above had they converted their shares of Series B Preferred Stock immediately prior to the happening of such event or the record date for such event, whichever is earlier.

     In the event we issue or sell any shares of common stock for a consideration per share less than the conversion price in effect immediately prior to the issuance or sale of such shares, or without consideration, then the conversion price in effect immediately prior to such issuance or sale will be reduced to the price (calculated to the nearest cent) determined by dividing (i) an amount equal to the sum of (a) the number of shares of common stock outstanding immediately prior to such issuance or sale multiplied by the then existing conversion price, and (b) the consideration, if any, received by OptiCare upon such issuance or sale, by (ii) the total number of shares of common stock outstanding immediately after such issuance or sale. Shares of common stock issued by way of dividend or other distribution on any securities of OptiCare will be deemed to have been issued without consideration.

     In the event OptiCare issues to all holders of its common stock, derivative securities having a conversion price or exercise price below the then-current conversion price, the conversion price will be reduced to equal the price determined by multiplying the conversion price then in effect by a fraction, the numerator of which is the sum of (x) the number of shares of common stock outstanding at the close of business on the record date or date of issuance of such shares (without giving effect to any such issuance) and (y) the number of shares of common stock which the aggregate consideration receivable by OptiCare for the total number of shares of common stock (or convertible or exchangeable securities or warrants, rights or options) would purchase at the conversion price then in effect and the denominator of which shall be the sum of (A) the number of shares of common stock outstanding at the close of business on such record date or date of issuance and (B) the number of shares of common stock issued (or into which such convertible or exchangeable securities or warrants, rights or options may be converted, exchanged or exercised).

     In the event any rights, options, warrants or convertible or exchangeable securities issued by OptiCare which caused a reduction to the conversion price have not been exercised upon their expiration, then the conversion price shall be increased by the amount of such reduction of the conversion price.

     No adjustment to the conversion price will be required as a result of any issuance of shares of common stock pursuant to any of the following:

     o the conversion of shares of Series B Preferred Stock into common stock,

     o the conversion of any other shares of preferred stock outstanding on the date on which the certificate of designation for the Series B Preferred Stock is first filed with the Secretary of State of Delaware,

     o the exercise of any warrants or options outstanding on the date on which the certificate of designation for the Series B Preferred Stock is first filed with the Secretary of State of Delaware, or

     o the exercise of stock options granted from time to time after the date on which the certificate of designation for the Series B Preferred Stock is first filed with the Secretary of State of Delaware pursuant to the terms of our Amended and Restated 1999 Employee Stock Purchase Plan or our 2000 Professional Employee Stock Purchase Plan or Performance Stock Program as in effect on the date the certificate of designation is filed.

     In the event we declare, order, pay or make a dividend or other distribution (including without limitation any distribution of stock or other securities, evidences of indebtedness, property or assets or rights or warrants to subscribe for securities of OptiCare or any of our subsidiaries) on our common stock (other than dividends or distributions of shares of common stock for which the conversion price is adjusted), then the holders of the Series B Preferred Stock will receive upon such conversion, in addition to the shares of common stock to which the holder is entitled, the amount and kind of such dividend or distribution which the holder of Series B Preferred Stock would have received if such holder had, immediately prior to the record date for the distribution of the dividend or distribution, converted its shares Series B Preferred Stock into common stock. Such additional shares of common stock will be available for conversion prior to the declaration of such dividend.

     In the event of any capital reorganization or reclassification of common stock (other than a reclassification for which the conversion price is adjusted), any merger or consolidation of OptiCare, or any sale of substantially all of the assets of OptiCare, each share of Series B Preferred Stock will be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such a transaction by a holder of that number of shares of common stock into which each share of Series B Preferred Stock was convertible immediately prior to such transaction (including, on a pro rata basis, the cash, securities or property received by holders of common stock in any tender or exchange offer that is a step in such transaction).

 Redemption

     We will have the right to redeem the outstanding Series B Preferred Stock, in whole or in part, at any time by paying the holders of the Series B Preferred Stock the redemption price so long as at the time of such redemption OptiCare has no outstanding indebtedness, excluding indebtedness to trade creditors incurred in the ordinary course of business and certain other indebtedness. However, we must redeem all outstanding and unconverted Series B Preferred Stock by December 31, 2008. The redemption price for each outstanding share of Series B Preferred Stock will be equal to the greater of:

     o an amount in cash equal to the then-current Adjusted Liquidation Value plus all accrued but unpaid dividends, or

     o the amount of cash or other property due per share of Series B Preferred Stock if all outstanding shares of the Series B Preferred Stock (plus accrued but unpaid dividends) were converted at such time into common stock and OptiCare were to liquidate.



     Upon redemption, each holder of Series B Preferred Stock will surrender to OptiCare the certificate or certificates representing such shares. If our funds available for redemption of the Series B Preferred Stock are insufficient to redeem the total number of shares of such stock to be redeemed, those funds which are available will be used to redeem the maximum possible number of shares pro rata among the holders of such shares to be redeemed. The shares of Series B Preferred Stock not redeemed will remain outstanding and will be entitled to all the same rights and preferences provided until redeemed.



     After redemption, all dividends on the Series B Preferred Stock will cease to accrue and all rights of the holders as stockholders of OptiCare, except the right to receive the redemption price (but without interest thereon), shall cease and terminate. Any and all shares of Series B Preferred Stock redeemed, purchased or otherwise acquired by OptiCare thereafter shall be cancelled and returned to the status of authorized and unissued preferred stock.

     If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be determined pro rata in a manner fixed by the board of directors.

 No Preemptive Rights

     No holder of Series B Preferred Stock will have any preemptive or preferential right of subscription to any shares of stock, options, warrants or other interests of OptiCare by virtue of holding Series B Preferred Stock.

 Certain Restrictions

     So long as any Series B Preferred Stock is outstanding, OptiCare cannot, without the consent of holders of two-thirds of the then outstanding shares of Series B Preferred Stock:

     o purchase, redeem or otherwise acquire any shares of stock of OptiCare which ranks junior to the Series B Preferred Stock;

     o issue any class or series of capital stock which ranks prior to or on a parity with the Series B Preferred Stock with respect to dividend rights or rights on liquidation, winding-up or dissolution;

     o amend, alter or change the preferences, rights, qualifications, limitations or restrictions of any series or class of capital stock of OptiCare (including the Series B Preferred Stock) if such amendment, alteration or change adversely affects the preferences or rights of the Series B Preferred Stock; or

     o amend our certificate of incorporation in a manner that would adversely affect the holders of the Series B Preferred Stock.

     The foregoing is a brief summary of the material provisions of the certificate of designation of the Series B Preferred Stock. A copy of the certificate of designation of the Series B Preferred Stock is attached as Appendix B to this consent statement.

PURPOSES AND EFFECT OF SERIES B PREFERRED STOCK ON EXISTING SECURITY HOLDERS

     This proposal would authorize the issuance of up to 3,500,000 shares of Series B Preferred Stock, each convertible into 10 shares of common stock, subject to adjustment. The number of shares of Series B Preferred Stock to be issued in the proposed transactions is expected to be approximately 3,200,000, and any shares not issued would be returned to the status of authorized but unissued "blank check" preferred stock. Approximately 35,000,000 shares of common stock are issuable upon the conversion of all the Series B Preferred Stock for which we are asking stockholder approval. Each additional share of common stock issued upon conversion of the Series B Preferred Stock would have the same rights and privileges as each share of common stock currently authorized or outstanding. The holders of OptiCare's existing outstanding shares of common stock would have no preemptive right to purchase any additional shares of common stock in the event any of the Series B Preferred Stock is converted into common stock. The issuance of a large number of additional shares of common stock (including shares comprising a part of the additional shares authorized by the amendment) would substantially reduce the proportionate interest that each presently outstanding share of common stock has with respect to dividends, voting, and the distribution of assets upon liquidation.

     The board of directors believes that it is in the best interests of OptiCare's stockholders to adopt this proposal so OptiCare can consummate the financing arrangements with Palisade and Dr. Yimoyines as more fully set forth in the section titled "Proposed Capital Restructuring."



     The board of directors is seeking the approval of the stockholders to the issuance of the Series B Preferred Stock because Palisade has required such approval as a condition of Palisade's carrying out the restructuring. We note, however, that under OptiCare's certificate of incorporation, the board of directors has the authority to establish and issue the Series B Preferred Stock, or other preferred stock with same, similar or different relative rights and preferences, without the approval of the stockholders. We further note that the rules of the American Stock Exchange require approval of any issuance of convertible securities, such as convertible preferred stock, if such issuance would constitute more than 20% of the outstanding common stock on a fully diluted basis and the issuance were made at a consideration below the fair market value of the common stock. We have no plans to do so at the present time, but we could do so in the future if the board of directors determined that such an issuance would be necessary or appropriate.

     Palisade will purchase 2,571,429 shares of the Series B preferred stock for a cash payment of $3,600,000 and Dr. Yimoyines will purchase 285,714 shares of the Series B preferred stock for a cash payment of $400,000. In addition, OptiCare will issue 285,714 and 35,714 shares of Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) to Palisade and Dr. Yimoyines, respectively, in satisfaction of their participations in the bridge loan. Palisade is presently the owner of approximately 16% of OptiCare's outstanding common stock and would hold, upon consummation of proposed restructuring, approximately 69% of the voting power of OptiCare (without giving effect to the Warrants.


     See "Proposed Capital Restructuring" for a more detailed discussion of the proposed restructuring.

NO DISSENTERS' RIGHTS

     Under Delaware corporation law and OptiCare's Certificate of Incorporation and bylaws, holders of common stock will not be entitled to dissenters' rights with respect to the creation of the Series B Preferred Stock.



     Neither the Series B Preferred Stock nor the common stock acquirable upon conversion of the Series B Preferred Stock and the exercise of the Warrants have been registered under the Securities Act. However, such common shares will be entitled to the benefits of a registration rights agreement.



BOARD RECOMMENDATION AND REQUIRED APPROVAL

     The board of directors believes that the creation of the Series B Preferred Stock is in the best interests of OptiCare's stockholders and recommends that the stockholders approve this proposal. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required for approval of this proposal.

     THE BOARD OF DIRECTORS, WITH DR. YIMOYINES ABSTAINING, RECOMMENDS A CONSENT "FOR" THE CREATION OF A NEW CLASS OF CONVERTIBLE PREFERRED STOCK, TO BE DESIGNATED AS THE SERIES B 12.5% VOTING CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK.

                                   PROPOSAL 3

                 APPROVAL OF THE ISSUANCE AND SALE OF 2,571,429
              SHARES OF THE SERIES B PREFERRED STOCK TO PALISADE



     The board of directors is requesting the approval of the issuance and sale of 2,571,429 shares of the Series B Preferred Stock to Palisade for a cash payment of $3,600,000. Palisade is presently the owner of approximately 16% of the OptiCare's outstanding common stock and would hold, upon consummation of the proposed restructuring, approximately 69% of the voting power of OptiCare (without giving effect to the Warrants). This proposal has been approved by the board of directors of OptiCare, with Dr. Yimoyines abstaining. See "Proposed Capital Restructuring" for a more detailed discussion of the proposed restructuring.



     The approval of this proposal, and all other proposals, is a condition to Palisade's participation in the restructuring. In the event the stockholders of OptiCare do not approve any one or more of the proposals, the proposed restructuring will not occur and OptiCare will likely be subject to foreclosure proceedings initiated by Bank Austria, and OptiCare will consider other alternatives, including, among other things, the filing of a petition for protection under Chapter 11 of the U.S. Bankruptcy Code.

NO DISSENTERS' RIGHTS

     Under Delaware corporation law and OptiCare's Certificate of Incorporation and bylaws, holders of common stock will not be entitled to dissenters' rights with respect to the issuance of the shares of the Series B Preferred Stock to Palisade.

BOARD RECOMMENDATION AND REQUIRED APPROVAL



     The board of directors believes that the issuance of 2,571,429 shares of the Series B Preferred Stock to Palisade is in the best interests of OptiCare's stockholders and recommends that the stockholders approve this proposal. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required for approval of this proposal (Palisades holds approximately 16% of the common stock and is expected to vote in favor of the proposal).



     THE BOARD OF DIRECTORS, WITH DR. YIMOYINES ABSTAINING, RECOMMENDS A CONSENT "FOR" THE ISSUANCE AND SALE OF 2,571,429 SHARES OF THE SERIES B PREFERRED STOCK TO PALISADE.


                                   PROPOSAL 4

             APPROVAL OF THE ISSUANCE AND SALE OF 285,714 SHARES OF
      THE SERIES B PREFERRED STOCK AND A SUBORDINATED SECURED NOTE IN THE
                 AMOUNT OF $100,000 TO DEAN J. YIMOYINES, M.D.



     The board of directors is requesting the approval of the issuance and sale of 285,714 shares of the Series B Preferred Stock and a subordinated, secured 10-year note in the amount of $100,000 to Dean J. Yimoyines, M.D., Chairman of the Board and President of OptiCare, for a cash payment of $500,000. This proposal has been approved by the board of directors of OptiCare, with Dr. Yimoyines abstaining.

     If the issuance of Series B Preferred Stock to Dr. Yimoyines occurs as proposed in Proposals 4 and 6, then, combined with his present holding of common stock, Dr. Yimoyines would be the beneficial owner of approximately 7.8% of the voting power of OptiCare following the restructuring.



     See "Proposed Capital Restructuring" for a more detailed discussion of the proposed restructuring.

     The approval of this proposal, and all other proposals, is a condition to Palisade's participation in the restructuring. In the event the stockholders of OptiCare do not approve any one or more of the proposals, the proposed restructuring will not occur and OptiCare will likely be subject to foreclosure proceedings initiated by Bank Austria, and OptiCare will consider other alternatives, including, among other things, the filing of a petition for protection under Chapter 11 of the U.S. Bankruptcy Code.

NO DISSENTERS' RIGHTS



     Under Delaware corporation law and OptiCare's Certificate of Incorporation and bylaws, holders of common stock will not be entitled to dissenters' rights with respect to the issuance of approximately 285,714 shares of the Series B Preferred Stock to Dr. Yimoyines.



BOARD RECOMMENDATION AND REQUIRED APPROVAL



     The board of directors believes that the issuance of 285,714 shares of the Series B Preferred Stock and the issuance of a subordinated secured note in the amount of $100,000 to Dr. Yimoyines in exchange for an investment of $500,000 in cash is in the best interests of OptiCare's stockholders and recommends that the stockholders approve this proposal. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required for approval of this proposal.

     THE BOARD OF DIRECTORS, WITH DR. YIMOYINES ABSTAINING, RECOMMENDS A CONSENT "FOR" THE ISSUANCE OF UP TO 285,714 SHARES OF THE SERIES B PREFERRED STOCK AND A SUBORDINATED SECURED NOTE IN THE AMOUNT OF $100,000 IN EXCHANGE FOR A CASH INVESTMENT OF $500,000.



                                   PROPOSAL 5



APPROVAL OF THE ISSUANCE TO PALISADE OF APPROXIMATELY 285,714 ADDITIONAL SHARES OF SERIES B PREFERRED STOCK (PLUS ADDITIONAL SHARES TO COVER ACCRUED BUT UNPAID
                                   INTEREST)

     The board of directors is requesting the approval of the issuance to Palisade of 285,714 additional shares of Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) as payment in full of Palisade's $400,000 participation in a junior secured bridge loan to OptiCare by Alexander Enterprise Holdings Corp. As of December 31, 2001, accrued but unpaid interest on such participation was approximately $25,200, and interest will continue to accrue until the issuance of the Series B Prefered Stock in settlement of Palisade's participation. If the Series B Preferred Stock is issued to Palisade as proposed, Palisade would relinquish its security interests in the assets of OptiCare relating to its participation in the Alexander bridge loan and would have no further claims on OptiCare relating to such bridge loan. This proposal has been approved by the board of directors of OptiCare, with Dr. Yimoyines abstaining.



     See "Proposed Capital Restructuring" for a more detailed discussion of the proposed restructuring.

     The approval of this proposal, and all other proposals, is a condition to Palisade's participation in the restructuring. In the event the stockholders of OptiCare do not approve all of the proposals, the proposed restructuring will not occur and OptiCare will likely be subject to foreclosure proceedings initiated by Bank Austria and will consider other alternatives, including, among other things, the filing of a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

NO DISSENTERS' RIGHTS

     Under Delaware corporation law and OptiCare's Certificate of Incorporation and bylaws, holders of common stock will not be entitled to dissenters' rights with respect to the issuance of approximately 285,714 additional shares of the Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) to Palisade.

BOARD RECOMMENDATION AND REQUIRED APPROVAL

     The board of directors believes that the issuance of approximately 285,714 additional shares of the Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) to Palisade is in the best interests of OptiCare's stockholders and recommends that the stockholders approve this proposal. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required for approval of this proposal (Palisades holds approximately 16% of the common stock and is expected to vote in favor of the proposal).



     THE BOARD OF DIRECTORS, WITH DR. YIMOYINES ABSTAINING, RECOMMENDS A CONSENT "FOR" THE ISSUANCE OF 285,714 ADDITIONAL SHARES OF THE SERIES B PREFERRED STOCK (PLUS ADDITIONAL SHARES OF SERIES B PREFERRED STOCK FOR ACCUMULATED INTEREST) TO PALISADE.



                                   PROPOSAL 6

       APPROVAL OF THE ISSUANCE TO DR. YIMOYINES OF APPROXIMATELY 35,714
                 ADDITIONAL SHARES OF SERIES B PREFERRED STOCK



     The board of directors is requesting the approval of the issuance to Dr. Yimoyines of approximately 35,714 additional shares of Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) as payment in full of Dr. Yimoyines' $50,000 participation in the Alexander bridge loan. As of December 31, 2001, accrued but unpaid interest on such participation was approximately $3,150, and interest will continue to accrue until the issuance of the Series B Preferred Stock in settlement of Dr. Yimoyines' participation. If the Series B Preferred Stock is issued to Dr. Yimoyines as proposed, Dr. Yimoyines would relinquish his security interests in the assets of OptiCare relating to his participation in the Alexander bridge loan and would have no further claims on OptiCare relating to such bridge loan. This proposal has been approved by the board of directors of OptiCare, with Dr. Yimoyines abstaining.



     See "Proposed Capital Restructuring" for a more detailed discussion of the proposed restructuring.

     The approval of this proposal, and all other proposals, is a condition to Palisade's participation in the restructuring. In the event the stockholders of OptiCare do not approve any one or more of the proposals, the proposed restructuring will not occur and OptiCare will likely be subject to foreclosure proceedings initiated by Bank Austria, and OptiCare will consider other alternatives, including, among other things, the filing of a petition for protection under Chapter 11 of the U.S. Bankruptcy Code.

NO DISSENTERS' RIGHTS

     Under Delaware corporation law and OptiCare's Certificate of Incorporation and bylaws, holders of common stock will not be entitled to dissenters' rights with respect to the issuance of approximately 35,714 additional shares of the Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) to Dr. Yimoyines.

BOARD RECOMMENDATION AND REQUIRED APPROVAL

     The board of directors believes that the issuance of approximately 35,714 additional shares of the Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) to Dr. Yimoyines is in the best interests of OptiCare's stockholders and recommends that the stockholders approve this proposal. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required for approval of this proposal.

     THE BOARD OF DIRECTORS, WITH DR. YIMOYINES ABSTAINING, RECOMMENDS A CONSENT "FOR" THE ISSUANCE OF APPROXIMATELY 35,714 ADDITIONAL SHARES OF THE SERIES B PREFERRED STOCK (PLUS ADDITIONAL SHARES OF SERIES B PREFERRED STOCK FOR ACCUMULATED INTEREST) TO DR. YIMOYINES.


                                   PROPOSAL 7



      APPROVAL OF THE ISSUANCE TO PALISADE AND DR. YIMOYINES OF WARRANTS
                 TO PURCHASE 17,500,000 SHARES OF COMMON STOCK

     The board of directors is requesting the approval of the issuance to Palisade and Dr. Yimoyines of Warrants to purchase an aggregate of 17,500,000 shares of common stock (i.e., 17,375,000 shares to Palisade and 125,000 shares to Dr. Yimoyines), at an exercise price of $0.14 per share (subject to adjustment as provided in the Warrants). The Warrants shall expire ten years from the date of the issuance and shall be issued to Palisade and Dr. Yimoyines in connection with Palisade and Dr. Yimoyines making subordinated secured loans to OptiCare of $14,000,000 of principal in the aggregate and agreeing to defer a portion of the interest accruing thereon, to the 10-year maturity date of the loans, which loans are to be evidenced by subordinated secured notes issued by OptiCare. This proposal has been approved by the board of directors of OptiCare, with Dr. Yimoyines abstaining.



     See "Proposed Capital Restructuring" for a more detailed discussion of the proposed restructuring.

     The approval of this proposal, and all other proposals, is a condition to Palisade's participation in the restructuring. In the event the stockholders of OptiCare do not approve any one or more of the proposals, the proposed restructuring will not occur and OptiCare will likely be subject to foreclosure proceedings initiated by Bank Austria, and OptiCare will consider other alternatives, including, among other things, the filing of a petition for protection under Chapter 11 of the U.S. Bankruptcy Code.

THE WARRANTS

 Number of Shares and Exercise Price



     Palisade and Dr. Yimoyines will be issued Warrants to purchase an aggregate of 17.5 million shares of OptiCare's common stock. The Warrants would be exercisable during a ten-year period commencing on the date of issuance (which is expected to be on or about January 15, 2002), if all the proposals are approved. The exercise price would be $0.14 per share (subject to adjustment for anti-dilution protections).

 Adjustments to Number of Shares and Exercise Price

     In the event of any reclassification, change, or conversion of our common stock (other than a change in par value), or in case of any merger of OptiCare (other than a merger in which we are the surviving corporation and which does not result in any reclassification or change of the common stock), OptiCare, or any successor corporation, will deliver to the then present holders of the Warrants a new warrant so that the then present holders of the Warrants would have the right to receive the kind and amount of shares of capital stock, other securities, money, and property receivable upon the consummation of that reclassification or merger by a holder of the number of shares of common stock purchasable under the Warrants immediately prior to the consummation of the reclassification or merger.

     In the event we subdivide or combine our outstanding common stock, the exercise price of the Warrants will be proportionately decreased in the case of a subdivision or increased in the case of a combination.



     In the event we pay a dividend on the common stock with shares of common stock (except for those distributions stated above), then the exercise price of the Warrants will be adjusted to that price determined by multiplying the exercise price by a fraction, (i) the numerator of which shall be the total number of shares of common stock outstanding immediately prior to the dividend, and (ii) the denominator of which shall be the total number of shares of common stock (excluding all treasury stock) outstanding immediately after the dividend.



     In the event we issue any shares of common stock to any person for a consideration per share less than the then-current exercise price of the Warrants or the market price of the common stock, the exercise price will be adjusted to that price determined by dividing (i) an amount equal to the sum of
(x) the number of shares of common stock outstanding immediately prior to the issuance multiplied by the then-current exercise price and (y) the consideration, if any, received by OptiCare upon the issuance, by (ii) the total number of shares of common stock outstanding immediately after the issuance. For purposes of this calculation, all shares of common stock issuable upon the exercise of outstanding options or the conversion of outstanding convertible securities are considered outstanding.

     However, no adjustment to the exercise price will be required as a result of any issuance of shares of common stock pursuant to:

     o the conversion of shares of Series B Preferred Stock into common stock,

     o the conversion of any other shares of preferred stock outstanding on the date of issuance of the Warrants,

     o the exercise of any warrants or options outstanding on the date of issuance of the Warrants, or



     o the exercise of stock options granted after the Warrants are issued pursuant to the terms of our Amended and Restated 1999 Employee Stock Purchase Plan, as presently in force or as it may be amended hereafter by our stockholders or our 2000 Professional Employee Stock Purchase Plan, or our Performance Stock Program as in effect on the date of issuance of the Warrants.



     Upon each adjustment to the exercise price stated above, the number of shares purchasable under the Warrants will be adjusted to the product obtained by multiplying the number of shares purchasable immediately prior to the adjustment in the exercise price by a fraction, the numerator of which shall be the exercise price immediately prior to the adjustment and the denominator of which shall be the exercise price immediately thereafter.

     The Warrants and the common stock acquirable thereunder have not been registered under the Securities Act.

     The foregoing is a brief summary of the material provisions of the Warrants. A form of the Warrants is attached as Appendix C to this consent statement.

NO DISSENTERS' RIGHTS

     Under Delaware corporation law and OptiCare's Certificate of Incorporation and bylaws, holders of common stock will not be entitled to dissenters' rights with respect to the issuance to Palisade and Dr. Yimoyines of Warrants to purchase an aggregate of up to 17,500,000 shares of common stock at an exercise price of $0.14 per share.

BOARD RECOMMENDATION AND REQUIRED APPROVAL

     The board of directors believes that the issuance to Palisade and Dr. Yimoyines of Warrants to purchase an aggregate of up to 17,500,000 shares of common stock at an exercise price of $0.14 per share is in the best interests of OptiCare's stockholders and recommends that the stockholders approve this proposal. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required for approval of this proposal.

     THE BOARD OF DIRECTORS, WITH DR. YIMOYINES ABSTAINING, RECOMMENDS A CONSENT "FOR" THE ISSUANCE TO PALISADE AND DR. YIMOYINES OF WARRANTS TO PURCHASE AN AGGREGATE OF UP TO 17,500,000 SHARES OF COMMON STOCK AT AN EXERCISE PRICE OF $0.14 PER SHARE.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of December 1, 2001 certain information regarding the beneficial ownership of the common stock outstanding by: (i) each person who is known by us to own 5% or more of our common stock (the holdings of certain unrelated entities listed below are based on shareholdings disclosed in their public filings), (ii) each of OptiCare's directors, (iii) OptiCare's chief executive officer and four other most highly compensated executive officers whose total compensation exceeded $100,000 and (iv) all of OptiCare's executive officers and directors as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned.


NAMES OF EXECUTIVE OFFICERS, DIRECTORS OR 5% STOCKHOLDERS                   SHARES(1)      PERCENT
---------------------------------------------------------                   ---------      --------
Nicolas Berggruen (2) ..................................................    2,454,026        19.1%
Palisade Concentrated Equity Partnership, L.P. (3) .....................    2,400,000        18.2%
Marlin Capital, L.P. ...................................................    1,159,487         9.4%
Bank Austria Creditanstalt Corporate Finance, Inc. (4) .................      785,616         6.1%
Oxford Health Plans (5) ................................................      775,996         6.1%
Dean J. Yimoyines, M.D. (6) ............................................      677,262         5.2%
Allan L.M. Barker, O.D. (7) ............................................      665,056         5.2%
D. Blair Harrold, O.D. .................................................      660,505         5.2%
Norman S. Drubner, Esq. ................................................      294,489         2.3%
Jason M. Harrold (8) ...................................................       74,921           *
All executive officers and directors as a group (six persons) ..........    2,330,683        18.2%

----------
*     Less than 1%

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership and the percent beneficially owned by such individual and for the executive officers and directors as a group.

(2) Includes 2,300,000 shares of common stock issuable upon exercise of warrants held by Medici I Investment Corp. and 154,026 shares of common stock held by Alexander Enterprise Holdings Corp. Mr. Nicholas Berggruen acts as an investment advisor to both Medici I Investment Corp. and Alexander Enterprise Holdings Corp. Mr. Berggruen disclaims beneficial ownership of such shares. The address of Alexander Enterprise Holdings Corp. is: c/o Alpha Investment Management, Inc., 499 Park Ave., 24th Floor, New York, NY 10022.

(3) Includes 2,000,000 shares of common stock and 400,000 shares of common stock issuable upon exercise of warrants. The address of Palisade Concentrated Equity Partnership, L.P. is One Bridge Plaza, Suite 695, Fort Lee, NJ 07024.


(4) Includes 418,803 shares of non-voting convertible preferred stock held by Bank Austria. Also includes warrants to purchase 100,000 shares of either common stock or non-voting convertible preferred stock. Does not give effect to provisions which may be included in the preferred stock and warrants, which, for bank regulatory purposes, will restrict Bank Austria from beneficially owning in excess of 4.99% of our outstanding common stock. The address of Bank Austria is 150 East 42nd Street, New York, NY, 10017.


(5) Includes 337,514 shares subject to currently exercisable warrants. The address of Oxford is 800 Connecticut Avenue, Norwalk, Connecticut 06854.


(6) Includes 249,925 shares of common stock held by Linda Yimoyines, wife of Dr. Dean J. Yimoyines; 377,337 shares of common stock issuable upon the exercise of outstanding options; and 50,000 shares issuable upon exercise of warrants owned by Linda Yimoyines.

(7) Includes 552 shares of common stock held by Dr. Barker's son, as to which Dr. Barker disclaims beneficial ownership.


(8) Includes 58,604 shares of common stock issuable upon the exercise of outstanding options held by Mr. Jason Harrold.


                        DIRECTORS AND EXECUTIVE OFFICERS

     Directors of OptiCare are elected annually at the annual meeting of stockholders. Their respective terms of office continue until the next annual meeting of stockholders and until their successors have been elected and qualified in accordance with OptiCare's bylaws.

     There are no family relationships among any of the directors or executive officers of OptiCare, with the following exception: D. Blair Harrold, O.D., President of Retail Optometry, North Carolina Operations, is the uncle of Jason
M. Harrold, President of the Managed Care Division.


     During the fiscal year ended December 31, 2000, there were 13 meetings of the board of directors. Of all of the then members of the board, only one attended fewer than 75% of such meetings.



     In the twelve months ended December 31, 2001, there have been 15 meetings of the board of directors of OptiCare. No director has attended fewer than 75% of the number of such meetings or of the number of meetings of any committee of the board of which he is a member.



     If the proposals submitted to the stockholders are approved and all other conditions to the closing of the transactions contemplated by the restructuring are met then three of the current directors will resign and Palisade will be entitled to elect three designees of its choice. See "PROPOSED NEW DIRECTORS" below.



     The following table sets forth the name, age and position of each of our directors and executive officers as of December 31, 2001. Except as noted above and in "PROPOSED NEW DIRECTORS" below, each director will hold office until the next annual meeting of stockholders, until his or her successor has been elected and qualified, or until the consummation of the transactions contemplated by this consent statement. Our executive officers are appointed by the board of directors by and serve at the discretion of the board of directors.


NAME                                 AGE    POSITION
----                                 ---    --------
Dean J. Yimoyines, M.D. .........   54      Chairman of the Board of Directors, President and
                                            Chief Executive Officer
William A. Blaskiewicz ..........   39      Vice President and Chief Financial Officer
Allan L.M. Barker, O.D. .........   54      President of the Professional Services Division
Gordon A. Bishop ................   52      President of Connecticut Operations and the
                                            Buying Group
Raymond W. Brennan ..............   63      Director
Stephen Cohen ...................   54      President of Cohen Systems
Norman S. Drubner, Esq. .........   61      Director
Alan J. Glazer ..................   60      Director
D. Blair Harrold, O.D. ..........   55      President of Retail Optometry, North Carolina
                                            Operations
Jason M. Harrold ................   31      President of the Managed Care Division
Frederick A. Rice ...............   56      Director


     Dr. Yimoyines has served as Chairman of the Board, Chief Executive Officer and President since August 13, 1999. Dr. Yimoyines is a founder of OptiCare Eye Health Centers and served as the Chairman, President and Chief Executive Officer of OptiCare Eye Health Centers since 1985. Dr. Yimoyines has been instrumental in the development and implementation of OptiCare Eye Health Centers' business for nearly 20 years. He graduated with distinction from the George Washington School of Medicine. He completed his ophthalmology residency at the Massachusetts Eye and Ear Infirmary, Harvard Medical School. Dr. Yimoyines completed fellowship training in vitreoretinal surgery at the Retina Associates in Boston. He is a graduate of the OPM (Owner / President Management) program at Harvard Business School and is a Fellow of the American Academy of Ophthalmology.

     Mr. Blaskiewicz has served as Chief Financial Officer of OptiCare Health Systems, Inc. since September 1, 2001. Mr. Blaskiewicz had served as Director of Finance, Corporate Controller, Vice President of Finance and, most recently, Chief Accounting Officer for OptiCare from February 1998 to August 2001. Prior to joining OptiCare, Mr. Blaskiewicz held various positions, including Director of Budgeting, with Massachusetts Mutual Life Insurance Company (1993 to 1998), Manager with Ernst & Young (1989 to 1993) and Field Auditor with the Internal Revenue Service (1986 to 1989). Mr. Blaskiewicz holds a Master of Business Administration from the University of Hartford and a Bachelor of Science in Accounting from Central Connecticut State University. Mr. Blaskiewicz is a member of the American Institute of Certified Public Accountants (AICPA), the Connecticut Society of Certified Public Accountants (CSCPA) and the Institute of Management Accountants (IMA). Mr. Blaskiewicz is a certified public accountant in Connecticut and holds Certified Management Accountant (CMA) and Certified in Financial Management (CFM) designations from the IMA.

     Dr. Barker has served as President of the Professional Services Division since August 13, 1999 and was a director of OptiCare from August 1999 to January 2001. Dr. Barker was a senior executive officer and director of PrimeVision Health from 1996 to 1999. He is a licensed optometrist with 25 years experience in the eye care industry. From October 1989 to July 1996, Dr. Barker served as Co-President of Consolidated Eye Care, Inc., the parent company of AECC/Pearlman Buying Group and AECC Total Vision Health Plan, Inc. Also during this period, Dr. Barker served as Vice President and Secretary of Optometric Eye Care Center, P.A. Dr. Barker received his Doctor of Optometry degree in 1975 from Southern College of Optometry in Memphis, Tennessee.

     Mr. Bishop has served as President of our Buying Group since August 1999 and as President of our Connecticut Operations since May 2001. From June 1998 to August 1999, Mr. Bishop directed the retail operations of OptiCare Eye Health Centers, Inc. Mr. Bishop has over 30 years' of experience in the optical industry, having served in a variety of different capacities with companies in the United States and Canada. From August 1997 to April 1998, he served as Vice President of Operations for Public Optical. From July 1994 to April 1997, he served as Operations Manager for Vogue Optical.

From June 1990 to July 1994, he held positions of increasing responsibility with Standard Optical Ltd., ultimately holding the position of Vice President of Operations for that company. Mr. Bishop received his Business Administration Diploma from Confederation College of Applied Arts and Technology and subsequently obtained an Ophthalmic Dispensing Diploma from Ryerson Polytechnic University. He holds a variety of eye care professional certifications, including certification by the American Board of Opticianry. He holds a Fellowship in the National Academy of Opticianry.



     Mr. Brennan was elected as a Director of OptiCare effective November 1, 2001. Following a banking career which spanned more than 20 years, he became president and owner of a number of substantial automobile dealerships in the central Connecticut area. Currently President of Thrifty Car Sales in Waterbury, CT, a position he has held since 2000, Mr. Brennan previously (1993-1999) owned and operated Pride Auto Center in Waterbury, a Dodge and Chrysler Plymouth dealership. From 1976 to 1991, Mr. Brennan owned and operated Dodge and Toyota automobile dealerships. With a Bachelor of Arts degree from Bentley College, Mr. Brennan held positions of increasing responsibility in the installment lending divisions of the Waterbury National Bank, the New Britain Bank & Trust Company and the Connecticut Bank & Trust Company, where he was Vice President of Installment Lending and Credit Card Merchant Sales.



     Mr. Cohen has been President of Cohen Systems, a wholly-owned subsidiary of OptiCare, since October 1999. From 1986 to 1999, Mr. Cohen was President of C.C. Systems, now Cohen Systems. Cohen Systems develops and markets software for the eye care industry, including production, management and inventory systems for labs, optometrists, opticians and ophthalmologists. Prior to founding C.C. Systems, Mr. Cohen was, from 1981-85, General Manager at Welling International, an optical frame and lens distributor; from 1976-1980, president of Plastic Plus in Toronto, one of the first plastic lens fabricators in Canada; and, from 1972-1975, national sales manager for Monarch Optical, a distributor of frames, lenses and supplies to the optical industry in Canada. Mr. Cohen has over 30 years of experience in the optical industry.

     Mr. Drubner was elected as a Director of OptiCare effective November 1, 2001. He is senior partner in the law firm of Drubner, Hartley, O'Connor & Mengacci, which he founded in 1971, and is the owner of Drubner Industrials, a commercial real estate brokerage firm. Mr. Drubner has been practicing law in Connecticut since 1963, specializing in real estate, zoning, and commercial transactions. He is a member of the Connecticut Bar and the Waterbury, CT Bar Association. Mr. Drubner has been admitted to practice before the U.S. District Court, District of Connecticut. He is a former trustee of Teikyo Post University and is a Director of American Bank of Connecticut (AMEX-BKC). Mr. Drubner holds a Bachelor of Arts degree from Boston University and received his Juris Doctor degree from Columbia University in 1963.

     Mr. Glazer was elected as a Director of OptiCare effective November 1, 2001. Mr. Glazer is a Principal at Morris Anderson & Associates, Ltd., a management consulting firm, which he joined in 1984. Prior to that, Mr. Glazer was Senior Vice President and Chief Financial Officer for Consolidated Foods Corporation, a large international manufacturer and distributor of branded consumer products. Mr. Glazer played a major role in Consolidated Foods' strategic planning, including raising capital and working with "problem plagued" divisions. He also supervised all treasury, tax, insurance, MIS, controllership and internal audit activities. Before joining Consolidated Foods, Mr. Glazer spent 13 years at Arthur Andersen & Co., the last five as a partner, where he managed some of the firm's client relationships with major national and international companies, primarily in the consumer products and health care industries. He has extensive experience in corporate reorganizations, including the structuring of mergers and acquisitions and of debt. Mr. Glazer received a Bachelor of Science degree in Business Administration from Roosevelt University, did graduate work at Northwestern University and is a certified public accountant.

     Dr. D. Blair Harrold has served as the President of Retail Optometry, North Carolina Operations, since August 13, 1999. Prior thereto, Dr. Harrold served as a senior executive and director of PrimeVision Health since its acquisition of Consolidated Eye Care, Inc., renamed OptiCare Eye Health Network, Inc., in July 1996. Dr. Harrold founded Consolidated Eye Care in 1989 and served as its Co-President until its acquisition by PrimeVision Health. Dr. Harrold is a licensed optometrist, having graduated from Ohio State University with a Bachelor of Science degree in physiological optics and a Doctor of Optometry degree in 1971. Dr. Harrold also is President of Optometric Eye Care Center, P.A., a North Carolina professional association. He is a member of the American Optometric Association and the North Carolina State Optometric Association and is a Fellow of the American Academy of Optometry. Dr. Harrold is an uncle of Mr. Jason Harrold, President of OptiCare's Managed Care Services Division.

     Mr. Jason M. Harrold has served as President of the Managed Care Services Division since August 2000. Mr. Harrold served as Chief Operating Officer of the Managed Care Services Division from January 2000 through July 2000 before being appointed its President. Mr. Harrold served as Vice President of Operations from July 1999 to December, 2000 and Vice President of Quality Management from July 1996 to June 1999 for the Managed Care Services Division of Prime Vision Health. From November 1993 to July 1996, Mr. Harrold was employed by Alcon Laboratories as a sales representative for its vision care division. Mr. Harrold graduated from the University of South Carolina in 1992 with a Bachelor of Science degree with dual majors in Business Administration for Management Science and Insurance and Economic Security. He earned a Masters degree in Business Administration from Appalachian State University in 1993. Mr. Jason M. Harrold is the nephew of Dr. Blair Harrold, President of OptiCare's Retail Optometry, North Carolina Operations.



     Mr. Rice was elected a Director of OptiCare effective November 1, 2001. He is Managing Director of The Nauset Group, Inc., a turnaround management consulting firm he established in 1995. Nauset provides financial advisory services to troubled businesses and to financial institutions. With a Bachelor of Arts degree in economics from American University and an MBA in finance from Rutgers Graduate School of Business Administration, Mr. Rice held positions of increasing responsibility in the banking sector, including vice president at National Westminster Bank and senior vice president and chief credit officer at Urban National Bank. A Certified Turnaround Professional (CTP) and an Accredited Valuation Analyst (AVA), Mr. Rice is a director and past president of the Turnaround Management Association (NJ Chapter) and a member of Garden State Credit Associates, the Venture Association of New Jersey and the New York Institute of Credit. Mr. Rice is an Adjunct Professor, teaching corporate finance, banking and financial institutions, at Ramapo College in New Jersey and St. Thomas Aquinas College in New York.



PROPOSED NEW DIRECTORS

     If the restructuring transactions, as proposed herein, are consummated, three present members of the board of directors will resign and Palisade will have the right to designate three persons to be appointed to the board of directors of OptiCare. The following persons have been nominated by Palisade to our board of directors:



ERIC J. BERTRAND. Mr. Bertrand, age 29, is a Vice President at Palisade Capital Management, LLC, an affiliate of Palisade Concentrated Equity Partnership, L.P. From 1996-1997, Mr. Bertrand held a position with Townsend Frew & Company, a healthcare-focused investment banking boutique. From 1994 to 1996, he held positions with Aetna, Inc.'s private equity group, focusing on middle market leveraged buy-outs and larger private equity investments. Mr. Bertrand is a director of Versura, Inc. and Control F-1. He holds a Bachelor of Science in Business Administration from Bryant College and a Masters of Business Administration in Finance and Entrepreneurship with a certificate in the Digital Economy from New York University.

MARK HOFFMAN. Mr. Hoffman, age 40, is a Managing Director of Palisade Capital Management, LLC, an affiliate of Palisade Concentrated Equity Partnership, L.P., which he joined upon its formation in 1995. He is a director of several privately held companies, including YHD Realty, Berdy Medical Systems, C3I, Marco Group, Noon-in-China, Blink.com and Neurologix. Mr. Hoffman is a graduate of the Wharton School at the University of Pennsylvania.

MEL MESKIN. Mr. Meskin, age 57, was, until his retirement on December 31, 2001, Vice President -- Finance -- National Operations for Verizon, the combined Bell Atlantic/GTE telecommunications company. Mr. Meskin joined New York Telephone in 1970 and held a variety of line and staff assignments with the company over a 31-year career. In 1994, he was named Vice President -- Finance and Treasurer for NYNEX Telecommunications. When Bell Atlantic and NYNEX merged, he was appointed Vice President -- Finance and Comptroller of Bell Atlantic. Mr. Meskin is a member of the Board of Trustees of Nyack Hospital and the Board of Trustees of the Post Graduate Center for Mental Health.



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires OptiCare's directors and executive officers and any persons who own more than 10% of our capital stock to file with the SEC (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by SEC regulations to furnish OptiCare with copies of all Section 16(a) forms they file.

     Based solely upon reports and representations submitted by the directors, executive officers and holders of more than 10% of our capital stock, all Forms 3, 4 and 5 showing ownership of and changes of ownership in our capital stock during the 2000 fiscal year were timely filed with the SEC and the American Stock Exchange with the exception of Mr. Jason Harrold whose filing of his Form 3 Initial Statement of Beneficial Ownership following his appointment as an officer of OptiCare was 4 days late.

INFORMATION CONCERNING MEETINGS OF BOARD COMMITTEES AND DIRECTOR COMPENSATION

 Audit Committee

     The audit committee of the board of directors consists of Frederick A. Rice, Raymond W. Brennan and Norman S. Drubner. Mr. Rice is the committee chair. All members of the audit committee are independent directors. The charter of the audit committee, as adopted by the board of directors on May 24, 2000, is set forth as Appendix D to this consent statement.



     On November 29, the audit committee met with key members of management and representatives of OptiCare's independent accountant, Deloitte & Touche LLP. The purpose of the meeting was to review and approve OptiCare's Form 10-K, and, more specifically, the financial statements contained therein, for the year ended December 31, 2000. Committee members discussed with the firm's auditors the matters required to be discussed in the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and received a letter dated November 21, 2001 from the auditors confirming that they are independent accountants within the meaning of the federal securities laws and the requirements of the Independence Standards Board. The audit committee also considered whether the provision of non-audit services by Deloitte & Touche, LLP is compatible with maintaining the principal accountant's independence.



     Audit Fees: The aggregate fees billed by Deloitte & Touche for professional services rendered for the audit of OptiCare's financial statements as of and for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in OptiCare's Quarterly Reports on Form 10-Q for that fiscal year were approximately $257,000.

     Financial Information Systems Design and Implementation Fees: There were no fees billed by Deloitte & Touche for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

     All Other Fees: The aggregate fees billed by Deloitte & Touche for services rendered to OptiCare, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2000 were approximately $121,000. These fees were primarily related to tax services, registration statements under the Securities Act and due diligence in connection with certain individual transactions not in the ordinary course of business.

     Deloitte & Touche representatives advised the audit committee that the auditing firm had issued a "going concern" opinion in connection with OptiCare's year 2000 financial statements. The principal reasons for OptiCare receiving that opinion were that:

     o OptiCare was in default of the Bank Austria credit facility and the Alexander bridge loan;

     o The respective lenders of funds under those facilities had called for immediate payment of the entire outstanding balances;

     o    OptiCare did not have the ability to make such payments;

     o There could be no assurance that the proposed restructuring will close; and

     o In the event it does not close, Bank Austria is expected to commence foreclosure proceedings.



     The audit committee approved OptiCare's Form 10-K for the year ended December 31, 2000 and the Form 10-K was subsequently filed on November 29, 2001, with the SEC. On December 3, 2001 OptiCare's Forms 10-Q for the periods ending March 31, June 30 and September 30, 2001, were filed with the SEC.

     The audit committee met on 8 occasions during the fiscal year ended December 31, 2000, and once in the fiscal year ended December 31, 2001.



 Compensation Committee



     The compensation committee consists of Raymond W. Brennan, Norman S. Drubner and Frederick A. Rice. Mr. Brennan is the committee chair. The compensation committee reviews management recommendations for executive compensation, including incentive compensation and stock option plans and makes recommendations to the board of directors concerning levels of executive compensation and adoption of incentive and stock option plans. Executive compensation and incentive compensation and stock option plans in place through calendar year 2001 were approved by the board of directors, on compensation committee recommendation, in December 2000. When new members were appointed to the board of directors in November 2001, the current members of the compensation committee were elected. The compensation committee met on 2 occasions during the fiscal year ended December 31, 2000, and held no meetings in 2001.



 Special Committee



     The special committee consists of Raymond W. Brennan, Norman S. Drubner, Alan J. Glazer and Frederick A. Rice. Mr. Drubner is the committee chair. Three of the four members of the special committee, Messrs. Brennan, Drubner and Rice, are independent directors, as defined by the Securities and Exchange Commission and by the American Stock Exchange. The fourth member, Mr. Glazer, is not independent only insofar as the firm of which he is a principal, Morris-Anderson & Associates, Ltd., has a consulting contract with OptiCare. None of the members of the special committee has a beneficial interest in the proposed restructuring. The special committee met on five occasions during November and December 2001 to evaluate the proposed restructuring, engage an investment banking firm to conduct a valuation study on OptiCare and an evaluation of the fairness of the proposed restructuring transaction, receive the report of that investment banking firm and ask questions of its authors, receive, review and negotiate with Palisade the terms of the proposed restructuring transaction, consider OptiCare's alternatives to entering into that transaction and make a unanimous recommendation to the board of directors that OptiCare accept such terms (as modified) and enter into such transaction.


COMPENSATION OF MEMBERS OF THE BOARD OF DIRECTORS



     Effective November 1, 2001, non-employee directors of OptiCare receive an annual retainer of $5,000 and are paid for attendance at board meetings at the rates of: $2,000 for a meeting attended in-person, and $1,000 for a meeting attended by telephone. Directors who are also employees of OptiCare do not receive any additional compensation for their service as directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS


     No director, executive officer, or person to become a director or executive officer has, within the last five years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or similar misdemeanors); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities or practice; or (iv) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

                             EXECUTIVE COMPENSATION

     The executive compensation discussion below for periods prior to the closing of the mergers on August 13, 1999, includes executive compensation of directors and officers earned from PrimeVision Health and OptiCare Eye Health Centers, as the case may be, and does not include any information relating to OptiCare's predecessor or such predecessor's officers and directors prior to the mergers. (The predecessor was a publicly held shell corporation engaged or formerly engaged in oil exploration.)

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years ended December 31, 2000, 1999 and 1998, compensation paid by us to the chief executive officer and our four other most highly compensated executive officers whose total compensation exceeded $100,000.


                                         ANNUAL COMPENSATION        LONG-TERM COMPENSATION         ALL OTHER
                                         -------------------        ----------------------        COMPENSATION
NAME AND PRINCIPAL POSITION              YEAR     SALARY ($)     BONUS ($)       OPTIONS (#)        ($) (9)
---------------------------              ----     ----------     ---------       -----------        -------
Dean J. Yimoyines, M.D. (1) .........   2000        410,000        28,505                 0          15,127
 Chairman of the Board of               1999        403,650        62,152        325,000 (8)         10,671
 Directors, President and               1998        360,537       139,756        286,450 (7)         10,948
 Chief Executive Officer

Steven L. Ditman (2) ................   2000        175,000             0                 0          10,125
 Former Executive Vice President,       1999        159,135        20,000        150,000 (8)          2,700
 Chief Financial Officer                1998        145,673        32,000        72,977 (7)               0
 and Director

Allan L.M. Barker, O.D. (3) .........   2000        150,000             0                 0           3,000
 President of Professional              1999        263,161             0                 0           5,000
 Services Division                      1998        305,028           271                 0           5,160

D. Blair Harrold, O.D. (4) ..........   2000        150,000             0                 0           3,000
 President of Retail Optometry,         1999        263,485             0                 0           3,566
 North Carolina Operations              1998        305,028             0                 0           5,000

Jason M. Harrold (5) ................   2000        122,740             0            45,000           2,455
 President of the Managed               1999         85,240        13,692            11,250           4,947
 Care Division                          1998         70,962         7,317                 0           3,914

Samuel Petteway (6) .................   2000        120,329             0                 0         114,021
 Former President of the Managed        1999        294,590        63,868        45,000 (8)           5,000
 Care Division                          1998        201,000        57,582                 0           5,206

----------
(1) The information includes the aggregate compensation paid by OptiCare Eye Health Centers and OptiCare P.C. for the services of Dr. Yimoyines.

(2) The information includes the compensation paid by OptiCare Eye Health Centers for the services of Mr. Ditman. Mr. Ditman resigned from OptiCare's board of directors on June 15, 2001 and resigned as an officer of OptiCare effective August 24, 2001. All of Mr. Ditman's options expired on November 24, 2001.

(3) The information includes the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Dr. Barker.

(4) The information includes the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Dr. Harrold.

(5) The information includes the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Mr. Jason Harrold.

(6) The information includes the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Mr. Petteway. Mr. Petteway's employment ended effective July 31, 2000. A severance payment of $111,415 is included as Other Compensation.

(7) Represent options currently held by our executive officers which were received in connection with the mergers on August 13, 1999 in exchange for options of OptiCare Eye Health Centers capital stock or PrimeVision Health common stock, as the case may be.

(8) Upon the closing of the mergers on August 13, 1999, we granted options to purchase 325,000, 150,000 and 45,000 shares of common stock under our Performance Stock Program to Dr. Yimoyines, Mr. Ditman and Mr. Petteway, respectively.

(9) The executive officers were provided with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to the rules promulgated under the Exchange Act. The amounts shown include: (i) matching contributions by us under a 401(k) retirement savings plan maintained by us for each of Messrs. Yimoyines $5,250, $1,200 and $1,200; Ditman $2,925, $0 and $0; Barker $3,000, $5,000 and $5,160; D.B. Harrold
      $3,000, $3,566 and $5,000; J.M. Harrold $2,455, $4,957 and $3,914; and
      Petteway $2,407, $5,000 and $5,206 for the years 2000, 1999 and 1998, respectively; (ii) insurance premiums paid by us on behalf of Dr. Yimoyines for disability insurance of $2,555 for each of the years 2000, 1999 and 1998; (iii) car allowance paid by us on behalf of Dr. Yimoyines of $3,200, $3,438 and $3,025 for the years 2000, 1999 and 1998, respectively, and on behalf of Mr. Ditman of $7,200 and $2,700 for the years, 2000 and 1999, respectively; (iv) country club dues paid by us on behalf of Dr. Yimoyines were $4,122, $3,478 and $4,168 for the years 2000, 1999 and 1998, respectively.

OPTIONS GRANTED IN 2000


     The following table sets forth information regarding options granted in 2000 and currently held by the named executive officer. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their terms. These gains are based on assumed rates of annual compound stock price appreciation of our common stock of 5% and 10% from the date the options were granted to the end of the option terms.


                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                               NUMER OF      PERCENTAGE OF                                ANNUAL RATES OF STOCK
                              SECURITIES     TOTAL OPTIONS                                PRICE APPRECIATION FOR
                              UNDERLYING      GRANTED TO       EXERCISE                        OPTION TERM
                                OPTIONS      EMPLOYEES IN     PRICE PER     EXPIRATION   ------------------------
NAME                          GRANTED(#)      FISCAL 2000       SHARE          DATE          5%           10%
----                          ----------      -----------       -----          ----          --           ---
Jason M. Harrold .........   45,000 (1)     100%               $ 1.78      8/10           $50,374      $127,659

----------
(1) Granted under our Performance Stock Program. Date of grant was August 2, 2000. Initial exercise date was August 2, 2001. Options vest in installments over a period of four years.

AGGREGATED OPTION EXERCISES IN 2000 AND YEAR END OPTION VALUES

     The following table summarizes certain information regarding values of our options as of December 31, 2000, held by the chief executive officer and each of the other named executive officers.


                                          NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                         OPTIONS AT 12/31/00(#)                 AT 12/31/00 ($)
                                     --------------------------------   --------------------------------
NAME                                 EXERCISABLE     NON-EXERCISABLE     EXERCISABLE     NON-EXERCISABLE
----                                 -----------     ---------------     -----------     ---------------
Dean J. Yimoyines, M.D. .........      224,474           386,976        0                         0
Steven L. Ditman (1) ............       73,988           148,989        0                         0
Jason M. Harrold ................        4,382            54,222        0                    77,400

----------
(1) Mr. Ditman resigned as a director of OptiCare on June 15, 2001 and as an officer of OptiCare effective August 24, 2001. All of Mr. Ditman's options expired on November 24, 2001.


COMPENSATION PLANS

     We maintain the following plans for the benefit of employees, including directors and executive officers:

     o    Performance Stock Program;

     o    1999 Employee Stock Purchase Plan;

     o    2000 Professional Stock Purchase Plan;

     o    401(k) plans; and

     o    Health and other insurance plans.

     We do not currently maintain a defined benefit pension plan or other actuarial retirement plan for our named executive officers or otherwise.

PERFORMANCE STOCK PROGRAM


 General

     Our Performance Stock Program was adopted by the board of directors on May 14, 1999, and approved by our stockholders on August 13, 1999. The Program provides for the issuance of awards of an aggregate maximum of up to the lesser of: (a) 3,000,000 shares of our common stock, or (b) 15% of the sum of: (1) the number of shares outstanding at the time the limitation in this clause (b) is calculated, (2) the number of shares subject to options and performance shares then outstanding, and (3) the number of shares then available for future awards under the Program.

     Awards may be comprised of incentive stock options, nonqualified stock options, restricted stock, performance shares or cash units, each as described below. No single individual may receive awards for: (a) more than 600,000 shares in 1999 (excluding substitute options granted to option holders of OptiCare Eye Health Centers and PrimeVision Health pursuant to the merger agreement) or (b) more than 200,000 shares in any subsequent calendar year.

     The number of persons currently eligible for awards is approximately 620. Authorized but previously unissued shares, treasury shares and shares forfeited under the Program may be issued again under the Program up to the maximum aggregate limit.

     The Program provides for administration by either the board of directors or the compensation committee of the board of directors. The compensation committee has the general authority to interpret the provisions of the Program and adopt such rules as it deems necessary or desirable for the administration of the Program. The compensation committee also handles the selection of employees, consultants and other service providers who will participate in the Program, and the determination of the size and terms of awards made under the Program.

     The Program will terminate upon adoption by the board of directors of a resolution terminating the Program, or upon the award and vesting of the maximum aggregate number of shares of common stock available under the Program.

     On August 13, 1999, an aggregate of approximately 630,737 options were granted to option holders of OptiCare Eye Health Centers and PrimeVision Health in substitution for such options, which contained substantially identical terms as the options substituted therefor, except for a change in the exercise price and the number of shares for which options can be exercised to reflect the mergers. In addition, after the consummation of the mergers, on August 13, 1999, an aggregate of approximately 721,250 options were granted to employees.

 Non-Qualified and Incentive Stock Options

     The compensation committee may designate options as either non-qualified stock options (i.e., options not entitled to special tax benefits under the Internal Revenue Code) or incentive stock options pursuant to Section 422 of the Code. Incentive stock options may only be issued to employees and must be issued at an option price no less than the fair market value of our common stock on the date of the grant (and 110% of fair market value in the case of 10% stockholders). Subject to the foregoing, the price of the shares subject to each option is set by the compensation committee.

     The exercise of options granted under the Program is subject to terms and conditions set by the compensation committee and set in the agreement evidencing each option. The purchase price for the shares acquired upon exercise of the option may be paid: (a) in cash or by certified check; or (b) at the discretion of the committee, by delivery of one or more stock certificates evidencing other shares of our common stock with a fair market value equal to the option price; or (c) by a combination of cash and common stock as described in clauses (a) and
(b).

     The compensation committee sets the expiration date of each option, but in the case of incentive stock options, the expiration date may not be longer than ten years from the date of the grant (or five years in the case of 10% stockholders).

     All incentive stock options will terminate on the earlier of the expiration date or one year following termination of employment due to disability or death. Upon termination of employment for any reason other than disability or death, all options will expire on the earlier of their expiration date or ninety days following termination of employment, unless otherwise provided in an applicable agreement or instrument. Non-qualified stock options may be subject to the same provisions with respect to termination, or may contain such other provisions as the compensation committee determines.

     Options are not transferable or assignable other than by will or the laws of descent and distribution and are exercisable during the participant's lifetime only by the participant, except that the compensation committee may, in its sole discretion, allow for transfers of awards (other than incentive stock options) to other persons or entities.

 Restricted Stock

     An award of a share of restricted stock is an award to a participant of a share of common stock generally conditioned upon the attainment of performance goals established by the compensation committee for the performance period to which the award relates and the continued employment or retention as a service provider of the participant with us or any of our majority-owned subsidiaries through the end of the performance period. During the performance period, the participant has all of the rights of a stockholder, including the right to receive dividends, except that the participant shall not have custody of the shares of common stock nor the right to transfer ownership of the shares during the performance period.

     Generally, a participant's termination of employment or provision of services to us prior to the end of the relevant performance period results in forfeiture of an award of restricted stock, although the compensation committee is authorized to determine that all or any portion of the award shall not be forfeited. If a portion of a restricted stock award is forfeited, the non-forfeited portion is reduced by the amount of any dividends previously paid to the participant with respect to the forfeited portion.

 Performance Shares or Cash Units

     The compensation committee may establish performance programs and grant awards of performance shares or cash units pursuant to such programs. The compensation committee will establish performance goals and a schedule relating to such goals to determine the performance awards to be granted to participants. At the completion of a performance award period, the compensation committee shall determine the award to be made to each participant by multiplying the number of performance units granted to each participant by a performance factor representing the degree of attainment of the performance goals. Performance shares shall generally be paid in the form of common stock, and cash units shall be paid in cash, provided that the compensation committee may pay performance shares in the form of cash at the request of a participant.

 The Effect of a Change in Control

     In the event of a change in control of OptiCare, as defined in the Program, all awards will become fully vested and all options will become immediately exercisable if the compensation committee so provides, if an award so provides or if an employment agreement with a recipient of an award so provides.

1999 EMPLOYEE STOCK PURCHASE PLAN

     OptiCare's 1999 Employee Stock Purchase Plan was adopted by our board of directors on May 14, 1999 and approved by our stockholders on August 13, 1999. The 1999 plan was amended and restated by our board of directors on March 27, 2000 in order to allow for the purchase of fractional shares of common stock and to reduce the number of shares of common stock available for issuance to the extent of our common stock issued under our 2000 Professional Employee Stock Purchase Plan, which plan is described below. The Amended and Restated 1999 Employee Stock Purchase Plan provides for a maximum of 450,000 shares of our common stock to be sold to employees, which number shall be reduced by the number of shares of common stock issued under the 2000 Professional Employee Stock Purchase Plan. No more than 450,000 shares of common stock may be issued pursuant to these two plans in aggregate. Authorized but previously unissued shares and treasury shares may be issued under the Employee Plan up to the maximum aggregate limit.

     This plan is administered by the compensation committee. The compensation committee has the general authority to interpret the provisions of this plan and adopt such rules as it deems necessary or desirable for the administration of the plan.

     The 1999 plan will terminate upon adoption by the board of a resolution terminating the plan, or upon the sale of the maximum aggregate number of shares of common stock available under the Employee Plan.

 Eligibility

     All of our employees and those of our subsidiaries, other than certain 5% stockholders, are eligible to participate in the Employee Plan if they customarily work at least 20 hours per week for at least five months in a year.

 Election to Participate

     Eligible employees elect to participate in the 1999 plan by contributing a portion of their compensation (not to exceed the lesser of 20% of base pay or $21,250) to purchase shares of common stock under the 1999 plan. Participating employees may change their elections at any time, but not more than once in a calendar quarter.

 Purchase Price

     Employee contributions will be used to purchase shares of common stock as of the last business day of each calendar quarter at a price equal to 85% of the then fair market value of such shares. Only whole numbers of shares will be purchased for each employee, with any excess contributions being carried over to the next quarter.

2000 PROFESSIONAL EMPLOYEE STOCK PURCHASE PLAN

     On March 27, 2000, the 2000 Professional Employee Stock Purchase Plan was adopted and approved by our board of directors and the 2000 plan became effective. The 2000 plan allows for the participation of optometrists and ophthalmologists employed by professional corporations affiliated with us through professional service agreements. (See "Certain Relationships and Related Transactions.")

     The terms of this second plan are identical to the Employee Plan except that: (i) optometrists and ophthalmologists employed by professional corporations affiliated with us may be eligible to participate in this plan and
(ii) this plan will not qualify as a plan adopted under Section 423 of the Internal Revenue Code of 1986, as amended. In aggregate, 450,000 shares are available for issuance under the Employee Stock Purchase Plan and the 2000 Professional Employee Stock Purchase Plan.

EMPLOYMENT AGREEMENTS WITH CERTAIN OFFICERS

     Key provisions of the employment agreements with Dr. Yimoyines, Mr. Ditman, Dr. Barker, Dr. D. Blair Harrold, and Mr. Jason Harrold are summarized below.

     Dean J. Yimoyines, Chairman, President and Chief Executive Officer. The term of Dr. Yimoyines' employment agreement is three years, expiring August 13, 2002. It is automatically renewable for additional one year terms unless either party gives six months' notice. Dr. Yimoyines may terminate his employment agreement without cause upon six months notice. Dr. Yimoyines' annual base salary and guaranteed bonus is $410,000, and he may receive performance-based bonuses as determined by the board of directors, up to 100% of base salary plus guaranteed bonus, subject to the achievement of goals established for each calendar year by the board of directors or the compensation committee. Dr. Yimoyines is entitled to a disability benefit consisting of full base salary and guaranteed bonus for the first six months of a disability, and thereafter 65% of base salary, guaranteed bonus and performance-based bonus earned as of the date of disability and to a life insurance policy on his life in the amount of $1,500,000 payable to a beneficiary designated by Dr. Yimoyines. If his employment is terminated on account of disability or without cause by OptiCare, or if the agreement is not renewed at the end of the initial three year term, Dr. Yimoyines shall receive a lump sum payment in an amount equal to three times total compensation for the year prior to termination, plus continuation of all benefits for a period of three years after termination. If: (a) during the three year period following a change in control, Dr. Yimoyines' duties are materially diminished, his principal place of employment is moved more than 50 miles, or his employment is terminated on account of disability or by OptiCare without cause or by now-renewal of the agreement, or (b) Dr. Yimoyines voluntarily terminates his employment during the one year period following a change in control, then Dr. Yimoyines shall receive severance pay equal to three times total compensation for the year ended prior to the change in control. If Dr. Yimoyines' employment is not terminated at our election, including a termination on account of non-renewal after the initial 3-year term, then: (1) during the term of the agreement and for a period of 18 months after the date of termination of employment, Dr. Yimoyines shall not engage in the practice of any branch of ophthalmology or ophthalmic surgery in any capacity in Connecticut or any portion of any other state where OptiCare actively conducts business; and
(2) for the 12-month period following termination, Dr. Yimoyines may not render services to any organization which is engaged in: (a) researching, developing, marketing or selling any eye wear or eye care product, process or service or (b) management of an ophthalmic medical practice which competes with any of our products, processes or services.

     Steven L. Ditman, former Executive Vice President and Chief Financial Officer. The term of Mr. Ditman's employment was three years expiring August 13, 2002, renewable for one year terms, subject to termination by Mr. Ditman without cause upon six months' notice. His base annual salary, excluding the cost of certain perquisites, was $175,000, and he was eligible to receive performance-based bonuses as determined by the board of directors, subject to the achievement of goals established for each calendar year by the board or the compensation committee, up to 100% of base salary. If he became disabled, he was entitled to full base salary for the first three months, and thereafter 65% of base salary and performance-based bonus earned as of the date of disability. He was also entitled to a death benefit of $150,000. If: (1) we did not renew Mr. Ditman's agreement at the end of the initial 3-year term; (2) we were to have terminated Mr. Ditman's employment agreement without cause; (3) Mr. Ditman were to have voluntarily terminated his employment during the one year period following a change of control; or (4) during the three year period following a change in control, Mr. Ditman's duties were materially diminished, his principal place of employment moved more than 50 miles, or his employment terminated by us without cause or by non-renewal of the agreement, then he was entitled to receive a lump sum payment equal to two times his total compensation for the year prior to termination. During the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, Mr. Ditman was not permitted to render services directly or indirectly to any organization which is engaged in: (1) researching, developing, marketing or selling any eye wear or eye care product, process or service which competes with us, or (2) managing the business practice of ophthalmologists, optometrists, or opticians. Mr. Ditman resigned as a member of the board of directors on June 15, 2001 and resigned as an officer of OptiCare effective August 24, 2001 at which time his employment contract was terminated.

     Allan L.M. Barker, O.D., President, Professional Services Division. The term of Dr. Barker's agreement is seven years, expiring August 13, 2006, and is automatically renewable for subsequent one year terms unless either party gives six months' prior notice. Dr. Barker may terminate the agreement without cause upon six months' notice. Base annual salary is $150,000, subject to cost of living adjustments on the third and sixth anniversary dates. Dr. Barker may receive performance-based bonuses as determined by the board of directors, subject to the achievement of goals established for each calendar year by the board or the compensation committee, up to 100% of base salary. If Dr. Barker is disabled, he receives full base salary for the first three months. Dr. Barker is entitled to receive a death benefit of $150,000. If he is terminated by OptiCare without cause, he is entitled to a lump sum payment equal to the base salary he would have received from the date of termination to the end of the term, and continuation of benefits to the end of the term. If he terminates his employment with us following a change in control, he is entitled to a lump sum payment equal to one year of base salary. During the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, Dr. Barker may not render services directly or indirectly to any organization which is engaged in: (1) researching, developing, marketing or selling any eye wear or eye care product, process or service which competes with us, or (2) managing the business practice of ophthalmologists, optometrists, or opticians.

     D. Blair Harrold, O.D., President, Retail Optometry, North Carolina Operations. The term of Dr. Harrold's agreement is seven years, expiring August 13, 2006, and is automatically renewable for subsequent one year terms unless either party gives six months' prior notice. Dr. Harrold may terminate the agreement without cause upon six months' notice. Base annual salary is $150,000, subject to cost of living adjustments on the third and sixth anniversary dates. Dr. Harrold may receive performance-based bonuses as determined by the board of directors, subject to the achievement of goals established for each calendar year by the board or the compensation committee, up to 100% of base salary. If Dr. Harrold is disabled, he receives full base salary for the first three months. Dr. Harrold is entitled to receive a death benefit of $150,000. If Dr. Harrold is terminated by OptiCare without cause, he is entitled to a lump sum payment equal to the base salary he would have received from the date of termination to the end of the term, and continuation of benefits to the end of the term. If he terminates his employment with us following a change in control, he is entitled to a lump sum payment equal to one year of base salary. During the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, Dr. Harrold may not render services directly or indirectly to any organization which is engaged in: (1) researching, developing, marketing or selling any eye wear or eye care product, process or service which competes with us, or (2) managing the business practice of ophthalmologists, optometrists, or opticians.

     Jason M. Harrold, President, Managed Care Division. The term of the agreement is two years expiring June 30, 2002 and is automatically renewable for subsequent one year terms unless either party gives the other six months' notice prior to the renewal date. Mr. Harrold's annual base salary during the term of the agreement is $150,000 to September 2, 2001 and $175,000 to June 30, 2002. He may receive performance-based bonuses as determined by the board of directors, subject to the achievement of goals established for each calendar year by the board or the compensation committee, of up to 100% of base salary. Mr. Harrold may terminate the agreement without cause upon six months' notice and we may terminate without cause at any time upon notice. If Mr. Harrold is terminated without cause, he is entitled to a lump sum payment of 12 months' base salary plus benefits for a 12-month period. If Mr. Harrold becomes disabled, he is entitled to full base salary for the first three months, and, thereafter, as allowed by a long-term disability policy provided by OptiCare, 60% of base salary plus performance-based bonus earned as of the date of disability. During the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, Mr. Harrold may not render services directly or indirectly to any organization which is engaged in: (1) the managed eye care business, (2) the optical buying group business, or (3) the business of owning or managing the practice of ophthalmologists, optometrists, opticians, ambulatory or refractive surgery facilities or providing services to such organizations. If, during the one year period following a change in control of OptiCare, Mr. Harrold's duties are materially diminished, his principal place of employment is moved more than 50 miles, or his employment is terminated by OptiCare without cause or by non-renewal of the agreement, then he shall receive a lump sum payment equal to his annual base salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee was formed on August 13, 1999. Mr. Croweak was a member of the compensation committee until October 30, 2000, at which time he was replaced by Mr. Drubner. Messrs. Croweak and Drubner have never been either officers or employees of OptiCare. Dr. Durfee, who was the other member of the committee until his resignation on January 17, 2000, served as the acting Chief Executive Officer and Senior Vice President of PrimeVision Health from 1996 until the closing of the mergers on August 13, 1999. Prior to the formation of the compensation committee, all decisions regarding executive compensation, salaries and incentive compensation for our employees and consultants were made solely by the board of directors and executive officers of PrimeVision Health and OptiCare Eye Health Centers, as the case may be. On January 18, 2000, Mr. Schramm was appointed to the compensation committee to fill the vacancy left by Dr. Durfee's resignation. Mr. Schramm has never been one of our officers or employees.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, our certificate of incorporation, as amended, provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     o For any breach of the director's duty of loyalty to us or our stockholders;

     o For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o    Under Section 174 of the Delaware General Corporation Law; and

     o For any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation, as amended, and bylaws generally provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees

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incurred in defending any action, suit or proceeding. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     We have entered into indemnification agreements with each of our directors. These indemnification agreements provide for the indemnification by us of our directors for liability for acts and omissions as directors. We believe that indemnification agreements are necessary to attract and retain qualified persons as directors.

     We currently maintain an executive liability insurance policy which provides coverage for directors and officers. Under this policy, the insurer agreed to pay, subject to certain exclusions, for any claim made against any of our directors or officers for a wrongful act by any such director or officer. The policy, however, only covers the portion of securities claims which exceeds a "Retention" (or deductible) amount of $150,000.

     We have created an OptiCare Directors & Officers Trust pursuant to which we have placed $150,000 in a bank account under the control of a member of our board of directors, as Trustee. Funds may be disbursed from the Trust to cover the deductible amount in instances where a claim has been made as to which OptiCare has an indemnification obligation. The Trust terminates on the earlier of November 6, 2004 (provided no claims are outstanding on that date) or the date on which OptiCare's net worth reaches $30,000,000.

     We have also created a trust for the purchase of a tail policy for the benefit of any of our directors and officers, covered under our current directors and officers liability insurance policy in the event that they may resign or be terminated. The tail policy would extend the coverage of the directors and officers liability insurance policy to cover such officers and directors for a three year period.

     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents as to which indemnification is being sought.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


OPTICARE, P.C. PROFESSIONAL SERVICES AND SUPPORT AGREEMENT

     OptiCare Eye Health Centers has entered into a Professional Services and Support Agreement with OptiCare P.C., a Connecticut professional corporation, effective December 1, 1995. Pursuant to that agreement, OptiCare P.C. employs medical personnel and performs all ophthalmology and optometry services at OptiCare's facilities in Connecticut. We select and provide the facilities at which the services are performed and we are the exclusive provider of all administrative and support services for the facilities operated by OptiCare P.C. pursuant to this agreement. We bill and receive payment for the services rendered by OptiCare P.C. and in turn pay OptiCare P.C. a service fee pursuant to a compensation plan mutually agreed to each year. OptiCare owns all the rights to the "OptiCare" name and, under the terms of the agreement, if the agreement with OptiCare P.C. is terminated, OptiCare P.C. must change its name and discontinue using the OptiCare name. The agreement expires on December 1, 2002 and automatically renews for successive two year terms unless either party terminates the agreement at least 180 days before the next renewal date. Dean J. Yimoyines, M.D., our Chairman, Chief Executive Officer, and President, is the sole stockholder of OptiCare, P.C. He is the beneficial holder of 5% of OptiCare's common stock and would be the holder of 9% of our voting stock if the proposals are approved and all transactions of the capital restructuring are consummated.

OPTOMETRIC EYE CARE CENTER, P.A. PROFESSIONAL SERVICES AND SUPPORT AGREEMENT

     Through one of OptiCare's subsidiaries, Consolidated Eye Care, Inc., renamed OptiCare Eye Health Network, OptiCare entered into a Professional Services and Support Agreement with Optometric Eye Care Center, P.A., a North Carolina professional association, effective August 10, 1999. Pursuant to that agreement, Optometric Eye Care Center employs optometrists and performs all optometry services at OptiCare's facilities in North Carolina. OptiCare selects and provides the

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facilities at which the services are performed and provides all administrative and support services for the facilities operated by Optometric Eye Care Center pursuant to this agreement. The professionals employed by Optometric Eye Care Center make all patient care decisions. OptiCare submits claims and collects payment on behalf of Optometric Eye Care Center for the services rendered at the facilities by Optometric Eye Care Center. Out of these collections, OptiCare pays for all the expenses arising out of the operation of Optometric Eye Care Center and provides compensation to Optometric Eye Care Center's professional employees, pursuant to a professional compensation plan mutually agreed to by the parties each year. OptiCare owns all the rights to the trade names used at the practice locations under the terms of the agreement. If the agreement with Optometric Eye Care Center is terminated, Optometric Eye Care Center must change its name to a name substantially dissimilar from OptiCare's trade names. The agreement expires in 15 years and automatically renews for successive five-year terms unless either party terminates the agreement at least 180 days before the next renewal date. Drs. Allan L.M. Barker, President of the Professional Services Division, and D. Blair Harrold, the President of Retail Optometry, North Carolina Operations, own all the capital stock of Optometric Eye Care Center, P.A. Please see "Settlement with Optometric Eye Care Center, P.A.," and "Recent Developments Concerning Optometric Eye Care Center, P.A.," below.

 Settlement with Optometric Eye Care Center, P.A.

     In 1996, Drs. Allan L.M. Barker and D. Blair Harrold, majority shareholders in both Optometric Eye Care Center, P.A. and Consolidated Eye Care, Inc. (now renamed OptiCare Eye Health Network, Inc.), sold Consolidated to PrimeVision Health. At the same time, Drs. Barker and Harrold became executive officers and directors of PrimeVision Health. Consolidated and Optometric Eye Care had previously entered an administrative services agreement which continued after the sale of Consolidated to PrimeVision Health.

     In early 1999 Drs. Barker and Harrold began proceedings to terminate the administrative services agreement between Consolidated (a subsidiary of PrimeVision Health at the time) and Optometric Eye Care and to submit their resignations from PrimeVision Health forthwith. In conjunction with these actions, Drs. Barker and Harrold submitted a Request for Declaratory Ruling from the North Carolina Board of Examiners in Optometry and instituted a lawsuit in North Carolina Superior Court, asking the court to grant a temporary restraining order, which was issued, enjoining, among other things, the mergers.

     On April 9, 1999, Drs. Barker and Harrold entered into a settlement agreement among Optometric Eye Care, PrimeVision Health, Consolidated and the other parties to the lawsuit. The transactions called for in the settlement agreement closed on August 13, 1999, at the same time as the mergers of PrimeVision Health and OptiCare Eye Health Centers with OptiCare. Following are the material terms of this settlement agreement:

   (1) Drs. Barker and Harrold were required to sign a Succession Agreement allowing their ownership of Optometric Eye Care to be transferred to another doctor of optometry licensed in North Carolina who was acceptable to OptiCare.

   (2) Consolidated, the name of which was changed to OptiCare Eye Health Network, and Optometric Eye Care entered into a new 40-year professional services and support agreement with an initial 15 year term and five automatic renewals for five years each. The agreement was approved by a consent order issued by the Board of Examiners in Optometry, which retained a ten-year oversight role with respect to Optometric Eye Care Center, P.A.

   (3)   $2.5 million in cash was paid to Drs. Barker and Harrold.

   (4) PrimeVision Health issued additional shares of its common stock to Drs. Barker and Harrold such that, together with shares previously issued to them, they would own 32% of PrimeVision Health's total common stock calculated on a primary basis immediately prior to the mergers. This share grant satisfied a note receivable in the amount of $364,896 plus accrued interest held by Consolidated Eye Care and all other alleged claims.

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   (5)   Drs. Barker and Harrold entered into new employment agreements with
         OptiCare that became effective on August 13, 1999.

   (6) Drs. Barker and Harrold were granted the right, in the event of a bankruptcy, to purchase six retail business operations in North Carolina.

   (7)   Dr. Barker was named as one of our directors.


 Recent Developments Concerning Optometric Eye Care Center, P.A.

     Despite having agreed to sign and implement the Succession Agreement, allowing ownership of Optometric Eye Care to be transferred to another doctor of optometry, Drs. Barker and Harrold never did so. Thus, they maintain nominal ownership of Optometric Eye Care. The latter is the contracting party with the doctors of optometry who practice at the eye care centers in North Carolina which are operated by our subsidiary, OptiCare Eye Health Network. OptiCare, on advice from its attorneys, entirely disagrees with this position.

     On January 9, 2001, Dr. Barker submitted his resignation from our board of directors.

     On February 2, 2001, Optometric Eye Care offered to purchase all assets of the "retail optometry operations"--essentially the North Carolina optometry business of OptiCare Eye Health Network--for $2.5 million plus certain other consideration. OptiCare, which considered this offer wholly inadequate, did not formally respond to the offer by the date of its expiry, February 21, 2001.

     On February 22, 2001, the day after the purchase offer expired, Optometric Eye Care gave OptiCare notice of its intent to terminate the professional services and support agreement between itself and our subsidiary, OptiCare Eye Health Network. The notice cited numerous alleged breaches of contractual obligations due to Optometric Eye Care from OptiCare Eye Health Network and gave us the contractually-provided 60 days to cure such breaches. OptiCare adamantly denies that such alleged breaches have occurred.

     Termination of the professional services and support agreement could have adverse consequences for OptiCare's ability to continue to operate its North Carolina eye care and retail optometry centers. This is so because while OptiCare would still have access to the centers themselves, still own the equipment therein and still employ the non-medical staff at those centers, it would no longer have a contractual relationship with the association of doctors who practice in those centers.

     On April 5, 2001, an agreement was reached to toll the running of the 60-day cure period, which began when Optometric Eye Care gave OptiCare notice of its intent to terminate the professional services and support agreement. That tolling agreement has been renewed on several occasions through 2001.

     On July 24, 2001, Optometric Eye Care offered again to purchase the North Carolina optometry business of OptiCare Eye Health Network--for $4.0 million plus certain other consideration. OptiCare, which considered this offer inadequate, had discussions concerning the offer with Drs. Barker and Harrold, but did not formally respond to the offer which had an original expiration date of August 10, 2001.

     Negotiations between the parties included a series of simultaneous extensions of Optometric Eye Care's offer to purchase the optometry business and of the tolling agreement with respect to termination of the professional services and support agreement. Although the offer to purchase remains under consideration by OptiCare and OptiCare has made a proposal to further extend the tolling agreement, both the offer and the tolling agreement have, for the time being, expired.

     If the tolling agreement is not renewed and Optometric Eye Care moves to enforce termination of the professional services and support agreement, OptiCare will vigorously challenge its right to terminate the agreement and will take all appropriate steps to protect OptiCare Eye Health Network's interests. Such steps will include, as appropriate, litigation and/or administrative proceedings to enforce the April 1999 Settlement Agreement and to provide for the orderly continuation of Optometric Eye Care's practice. OptiCare believes that OptiCare Eye Health Network is in

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substantial compliance with the professional services and support agreement and has made clear that it will take any appropriate step to cure any default should it be determined that such is necessary.

 Certain Leases

     OptiCare Eye Health Centers, a subsidiary of OptiCare, is the tenant under a Lease Agreement dated September 1, 1995 with O.C. Realty Associates Limited Partnership, as landlord. The leased premises are located in New Milford, Connecticut and are used for the practice of ophthalmology and optometry and incidental activities such as the sale of eyeglasses and corrective lenses. The term of the lease is 15 years. During the first five years of the leasehold term, OptiCare Eye Health Centers pays a minimum annual rental to O.C. Realty Associates Limited Partnership of $50,400, subject to adjustment at the end of the first five years and every five years thereafter plus all taxes, assessments, utilities and insurance related to the property being leased. In addition, OptiCare Eye Health Centers has guaranteed the mortgage of O.C. Realty Associates Limited Partnership, the amount of which was approximately $144,000 as of December 31, 2000. Dean J. Yimoyines, M.D., John Yimoyines, brother of Dean Yimoyines, and Steven Ditman, former officer and director, each owns a 4.11% interest in O.C. Realty Associates Limited Partnership.

     OptiCare Eye Health Centers is the tenant under a Lease Agreement dated September 1, 1995 with French's Mill Associates, as landlord. The leased premises are located in Waterbury, CT and are used for the practice of ophthalmology and optometry, an ambulatory surgery center, and incidental activities such as the sale of eyeglasses and corrective lenses. The term of the lease is fifteen years. Under the Lease Agreement, during the first five years of the leasehold term, OptiCare Eye Health Centers pays annual rental to French's Mill Associates of $604,000, subject to adjustment at the end of the first five years and every five years thereafter. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased. Linda Yimoyines and John Yimoyines, the wife and brother, respectively, of Dean Yimoyines, M.D., each owns a 14.28% interest in French's Mill Associates.

     OptiCare Eye Health Centers is the tenant under a Lease dated September 30, 1997 with French's Mill Associates II, LLP, as landlord. The leased premises are located in Waterbury, CT and are the location of our main headquarters. The term of the lease is fifteen years. Under the lease, during the first five years of the leasehold term, OptiCare Eye Health Centers pays a minimum annual rental to French's Mill Associates II, LLP of $76,800, subject to adjustment at the end of the first five years and every five years thereafter. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased. Linda Yimoyines and John Yimoyines each owns a 12.5% interest in French's Mill Associates II, LLP.

     O.N.B. Associates owns approximately a 25% interest in Cross Street Medical Building Partnership, the landlord under a lease dated September 22, 1987 and a Lease Extension Agreement dated December 12, 1997 with Ophthalmic Physicians and Surgeons, P.C., an entity that merged with and into OptiCare Eye Health Centers in 1987. The leased premises are located in Norwalk, CT and are used for the practice of ophthalmology and optometry and incidental activities such as the sale of eyeglasses and corrective lenses. The term of the lease is three years. Under the lease, OptiCare Eye Health Centers pays a minimum annual rental to Cross Street Medical Building Partnership of $427,600. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased. Linda Yimoyines and John Yimoyines each own an 11% interest in O.N.B. Associates and Steven Ditman, former officer and director, owns a 1.5% interest in O.N.B. Associates.

     OptiCare Eye Health Centers is also the tenant under a second Lease Agreement dated September 1, 1995 with French's Mill Associates II, L.L.P. as landlord. The leased premises are located in Waterbury, CT and are also part of OptiCare's main headquarters. The term of the lease is fifteen years. Pursuant to the Lease Agreement, during the first five years of the leasehold term, OptiCare Eye Health Centers pays a minimum annual rental to French's Mill Associates II of $54,210, subject to adjustment at the end of the first five years and every five years thereafter. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased.

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     Consolidated Eye Care, Inc., renamed OptiCare Eye Health Network, a subsidiary of OptiCare, is the tenant under a Lease Agreement dated March 1, 1997 with Harrold Barker Investment Company (a partnership owned directly or indirectly by Drs. Barker and Harrold and certain family members). The leased premises are located in Rocky Mount, North Carolina and are used for HMO offices. The term of the lease is five years commencing on August 1, 1997. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $13,500 and $14,850 during the first two years and second two years, respectively. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Consolidated Eye Care, Inc., renamed OptiCare Eye Health Network, is the tenant under a Lease Agreement dated March 1, 1997 with Harrold Barker Investment Company (a partnership owned directly or indirectly by Drs. Barker and Harrold and certain family members). The leased premises are located in Rocky Mount, North Carolina and are used for HMO executive offices. The term of the lease is five years commencing on May 1, 1997. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $42,409 and $46,448 during the first two years and second two years respectively. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Consolidated Eye Care, Inc., renamed OptiCare Eye Health Network, is the tenant under a Lease Agreement dated March 1, 1997 with Harrold Barker Investment Company (a partnership owned directly or indirectly by Drs. Barker and Harrold and certain family members). The leased premises are located in Rocky Mount, North Carolina and are used as an operations center. The term of the lease is five years commencing on May 1, 1997. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $122,467 and $137,552 during the first two years and second two years respectively. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Consolidated Eye Care, Inc., renamed OptiCare Eye Health Network, is the tenant under a Lease Agreement dated September 1, 1999 with Harrold Barker Investment Company (a partnership owned directly or indirectly by Drs. Barker and Harrold and certain family members). The leased premises are located in Rocky Mount, North Carolina and are used as executive offices. The term of the lease is five years commencing September 1, 1999. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $40,000 during the first year of the lease. Thereafter, the rental amount is adjusted annually in accordance with the consumer price index. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Optometric Eye Care Center, P.A., is the tenant under a Lease Agreement dated March 1, 1997 with Optometric Properties, LLC (an entity wholly owned by Drs. Barker and Harrold). The leased premises are located in Fayetteville, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is five years commencing May 1, 1997. Under the lease, Optometric Eye Care Center, P.A. pays an annual rental of $96,000 during the first two years and the greater of $100,000 or 6% of revenues during the remainder of the lease. In addition, Optometric Eye Care Center, P.A. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Optometric Eye Care Center, P.A., is the tenant under a Lease Agreement dated March 1, 1997 with Optometric Properties, LLC (an entity wholly owned by Drs. Barker and Harrold). The leased premises are located in Jacksonville, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is four years commencing May 1, 1997. Under the lease, Optometric Eye Care Center, P.A. pays an annual rental of $59,752 during the first two years. During the second two years, Optometric Eye Care Center, P.A. pays an annual rental of $65,184 or 6% of net revenues, whichever is greater. This lease expired March 1, 2001 and the lessor and lessee are continuing the lease on a month-to-month basis using the years 3 and 4 lease rate. In addition, Optometric Eye Care Center, P.A. pays all taxes, assessment, utilities, insurance and for certain repairs related to the property being leased.

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

     Optometric Eye Care Center, P.A., is the tenant under a Lease Agreement dated January 2, 1995 with John Hearn and others (assignor to Skyway Drive Partnership, an entity partially owned by Drs. Barker and Harrold). The leased premises are located in Monroe, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is seven years commencing January 2, 1995. Under the lease, Optometric Eye Care Center, P.A. pays an annual rental of $45,600 each year of the lease. In addition, Optometric Eye Care Center, P.A. pays all taxes, assessment, utilities, insurance and for certain repairs related to the property being leased.

     Optometric Eye Care Center, P.A., is the tenant under a Lease Agreement dated February 4, 1995 with L.F.M. Properties (assignor to Ehringhaus Associates, LLC, an entity partially owned by Drs. Barker and Harrold). The leased premises are located in Elizabeth City, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is ten years commencing September 5, 1995. Under the lease, Optometric Eye Care Center, P.A. pays an annual rental of $60,922 in year 1, $61,958 in year 2, $62,989 in year 3, $64,020 in year 4, and $65,051 in years 5 through 10. In addition, Optometric Eye Care Center, P.A. pays all taxes, assessment, utilities, insurance and for certain repairs related to the property being leased.

     Optometric Eye Care Center, P.A., is the tenant under a Lease Agreement dated June 1, 1996 with CS Investments, Inc. (an entity partially owned by Drs. Barker and Harrold). The leased premises are located in Cary, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is twenty years commencing June 1, 1996. Under the lease, Optometric Eye Care Center, P.A. pays an annual rental of $128,445 each year of the lease. In addition, Optometric Eye Care Center, P.A. pays all taxes, assessment, utilities, insurance and for certain repairs related to the property being leased.

     Optometric Eye Care Center, P.A. is the tenant under a Lease Agreement dated August 31, 1994 with Charles S. Zwerling and Jean S. Zwerling (assignor of Prime Johnson Real Estate, LLC, an entity partially owned by Drs. Barker and Harrold). The leased premises are located in Smithfield, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease commenced on September 1, 1994. Under the lease, Optometric Eye Care Center, P.A. pays an annual rental of $57,800 each year of the lease. The lease expired on August 31, 1999 and the lessor and lessee are continuing the lease on a month-to-month tenancy at the lease rent rates. In addition, Optometric Eye Care Center, P.A. pays all utilities and for certain repairs related to the property being leased.

     Optometric Eye Care Center, P.A. is the tenant under a Build-to-Lease Agreement dated August 14, 2000 with Long Circle Associates, LLC (an entity partially owned by Drs. Barker and Harrold). The leased premises are located in Roanoke Rapids, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is 12 months commencing on August 31, 2001. Under the lease, Optometric Eye Care Center, P.A. pays an annual rental equal to the greater of $102,000 (base rent) or 6% of gross receipts each year of the lease. In addition, Optometric Eye Care Center, P.A. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Optometric Eye Care Center, P.A. is the tenant under a Build-to-Lease Agreement dated July 19, 2000 with Tiffany Drive Associates, LLC (an entity partially owned by Drs. Barker and Harrold). The leased premises are located in Rocky Mount, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is 12 months commencing on July 31, 2001. Under the lease, Optometric Eye Care Center, P.A. pays an annual rental equal to the greater of $102,000 (base rent) or 6% of gross receipts each year of the lease. In addition, Optometric Eye Care Center, P.A. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Optometric Eye Care Center, P.A. is the tenant under a Lease Agreement dated April 16, 2001 with Skyway Drive Partnership (an entity partially owned by Drs. Barker and Harrold). The leased premises are located in Charlotte, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is 12 months commencing on June 1,


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2001. Under the lease, Optometric Eye Care Center, P.A. pays an annual rental equal to the greater of $67,500 (base rent) or 6% of gross receipts each year of the lease. In addition, Optometric Eye Care Center, P.A. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Optometric Eye Care Center, P.A. is the tenant under a Lease Agreement dated April 17, 2001 with Country Club Drive Associates, LLC (an entity partially owned by Drs. Barker and Harrold). The leased premises are located in Concord, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is 12 months commencing on July 1, 2001. Under the lease, Optometric Eye Care Center, P.A. pays an annual rental equal to the greater of $54,000 (base rent) or 6% of gross receipts each year of the lease. In addition, Optometric Eye Care Center, P.A. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Optometric Eye Care Center, P.A. is the tenant under a Lease Agreement dated June 30, 2001 with West Wilson Associates, LLC (an entity partially owned by Drs. Barker and Harrold). The leased premises are located in Wilson, North Carolina and are used for the practice of optometry and the sale of eyeglasses and corrective lenses. The term of the lease is 12 months commencing on July 1, 2001. Under the lease, Optometric Eye Care Center, P.A. pays an annual rental equal to the greater of $102,000 (base rent) or 6% of gross receipts each year of the lease. In addition, Optometric Eye Care Center, P.A. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Cohen Systems, Inc., a subsidiary of OptiCare, is a tenant under a Lease Agreement with Stephen Cohen and Benta Jensen. The leased premises are located in Largo, FL and are used as the office for the software systems' provider operations. The lease term is five years beginning October 1, 1999. Cohen Systems, Inc., pays $27,000 annually for base rent plus an amount equal to the regular recurring condominium association maintenance assessment charges. In addition, Cohen Systems, Inc. pays, utilities and applicable sales tax on all rental payments. Benta Jensen is the wife of Stephen Cohen, an officer of OptiCare.


CONSULTING AGREEMENT

     In April 2001 we entered into a consulting agreement with Morris-Anderson & Associates, Ltd., a consulting firm of which Alan J. Glazer is a Principal. As of November 1, 2001 we paid $525,600 to Morris-Anderson in consideration of consulting services under that agreement. Effective November 1, 2001, Mr. Glazer was appointed to OptiCare's board of directors.

STOCK PURCHASE AGREEMENT AND CONSULTING AGREEMENT

     Under the terms of a Stock Purchase Agreement dated as of October 15, 1997 among OptiCare Eye Health Centers and Oxford Health Plans, Inc. ("Oxford"), Nazem OptiCare Partners, LP, Eugene W. Huang and Christopher Kaufman, as purchasers, OptiCare Eye Health Centers sold, for an aggregate purchase price of $6,000,017, either Class A preferred shares, or Class B preferred shares to Oxford, Nazem, OptiCare Partners, Huang and Kaufman. In addition, Oxford received warrants to purchase Class B shares. The foregoing shares were exchanged in the mergers for common stock of OptiCare and the warrants were exchanged for warrants of OptiCare.

     On October 15, 1997, OptiCare Eye Health Centers also entered into a three-year Consulting Agreement with Mr. Fred Nazem, who until January, 2000, was a beneficial owner of in excess of 5% of our outstanding capital stock. We paid to Mr. Nazem a sum of $180,000 in consideration for consulting services under that agreement, and issued to Mr. Nazem and two of his associates warrants to purchase an aggregate of 19,911 shares of Class B preferred stock of OptiCare Eye Health Centers. These warrants were exchanged in the mergers for warrants in OptiCare, as described above.

     Prior to the mergers of PrimeVision Health and OptiCare Eye Health Centers on August 13, 1999, OptiCare Eye Health Centers, Oxford, Nazem OptiCare Partners, Mr. Nazem, Mr. Huang and

Mr. Kaufman were parties to a certain Amended and Restated Stockholders Agreement, dated as of October 15, 1997, that contained provisions such as restrictions on transfers of shares, rights of first refusal, co-sale rights and provisions relating to the election of directors. Pursuant to a Second Amended and Restated Stockholders' Agreement entered into in connection with the mergers, the OptiCare Stockholders Agreement was amended and restated so as to terminate most of its provisions and to amend certain provisions relating to restrictions of the employee/stockholders from competing with OptiCare.

     Prior to the mergers, OptiCare Eye Health Centers, Oxford, Nazem OptiCare Partners, Mr. Huang and Mr. Kaufman were parties to a certain Registration Rights Agreement (the "OptiCare Registration Rights Agreement"), dated as of October 15, 1997, that provided for certain demand and piggyback registration rights in favor of the stockholders parties thereto. The OptiCare Registration Rights Agreement was terminated, effective as of the mergers. However, pursuant to a Letter Agreement, dated August 9, 1999, between OptiCare and Oxford, OptiCare agreed to continue the piggyback registration rights provided for in the OptiCare Registration Rights Agreement with respect to the shares issuable upon exercise of the warrants held by Oxford.

PARTICIPATING PROVIDER AGREEMENT

     OptiCare Eye Health Centers is also a party to a participating provider agreement with Oxford Health Plans, Inc., a holder of in excess of five percent of our outstanding capital stock, under which OptiCare Eye Health Centers provides medical services to the insured members of Oxford's insurance plans and receives fees from Oxford for these services. This agreement may be terminated by either party upon 90 days' written notice.

PARTICIPATIONS IN THE ALEXANDER BRIDGE LOANS

     Dr. Yimoyines participates as a lender in the amended Alexander bridge loan, in the amount of $50,000. He is entitled to interest at the London Interbank Offered Rate plus 2-1/4% per year under the terms of the loan, and for participating in the loan, he received warrants to purchase 50,000 shares of common stock at a price of $0.40 per share. If the Alexander bridge loan is satisfied in accordance with the proposed new capital structure, Dr. Yimoyines would receive Series B Preferred Stock having voting rights equal to approximately 357,140 shares of our common stock plus additional shares of Series B Preferred Stock to cover accrued interest as payment in full for the amounts owed to him under the Alexander bridge loan.



     Palisade, a holder of approximately 18.2% of the common stock of OptiCare, participates as a lender in the amended Alexander bridge loan, in the amount of $400,000. Palisade is entitled to interest at the London Interbank Offered Rate plus 2-1/4% per year under the terms of the loan, and for participating in the loan, Palisade (or its designees) received warrants to purchase 400,000 shares of common stock at a price of $0.40 per share. If the Alexander bridge loan is satisfied in accordance with the proposed new capital structure, Palisade would receive Series B Preferred Stock having voting rights equal to approximately 2,857,140 shares of our common stock plus additional shares of Series B Preferred Stock to cover accrued interest as payment in full for the amounts owed to Palisade under the Alexander bridge loan.



ARRANGEMENTS WITH MARLIN CAPITAL, L.P.

     Pursuant to the terms of a stock purchase agreement, dated as of June 4, 1998, between PrimeVision Health and Marlin Capital, L.P., PrimeVision Health sold to Marlin Capital (i) 8,000 shares of PrimeVision Health's Class A Preferred Stock and (ii) warrants to purchase 1,333,333 shares of PrimeVision Health's common stock for an aggregate purchase price of $8,000,000. Mr. Martin
E. Franklin, who was then a director of the company, is the Chairman, Chief Executive Officer and principal stockholder of Marlin Holdings, Inc., which is the general partner of Marlin Capital, L.P., a private investment partnership since October 1996. Mr. Ian G.H. Ashken, who was then a director of the company, is the Vice Chairman of Marlin Holdings, Inc. Messrs. Franklin and Ashken resigned from the board on January 3, 2000.

     In connection with the mergers, the 8,000 shares of PrimeVision Health Class A Preferred Stock and warrants owned by Marlin Capital were exchanged as follows:

     o 2,000 shares of PrimeVision Health preferred stock and all the warrants (as adjusted) were exchanged for 2,033,333 shares of PrimeVision Health common stock, which in turn were exchanged in the mergers for 638,059 shares of our common stock.

     o 2,000 shares of PrimeVision Health preferred stock were exchanged for a promissory note issued by us in the principal amount of $2,000,000, having a three year term and bearing interest at the annual rate of 8%. This promissory note was cancelled in January, 2000 upon the exchange of the note for 571,428 registered shares of our common stock in connection with our offering of an aggregate of 3,571,428 shares of common stock at a price of $3.50 per share.

     o 4,000 shares of PrimeVision Health preferred stock were exchanged for a convertible promissory note issued by us in the principal amount of $4,000,000, having a three year term, and bearing interest at the annual rate of 9% beginning on February 14, 2000. The note was convertible into our common stock after August 13, 2000 at a conversion price which is the greater of: (x) the closing market price on the first trading day after the mergers, or (y) 90% of the average closing price of our common stock in the 20 trading days prior to conversion. This note was paid in full in February 2000 with a portion of the proceeds of a common stock offering.

STOCK OPTIONS

     In connection with the 1999 mergers, options to acquire shares of common stock or capital stock of OptiCare Eye Health Centers and PrimeVision Health, as the case may be, were exchanged by directors and officers for options under OptiCare's Performance Stock Program. (See "Executive Compensation.")

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     We will hold our next annual meeting of OptiCare stockholders in late April, 2002. Any proposal of a stockholder intended to be presented at the annual meeting of stockholders to be held in 2002 must be received by OptiCare no later than February 15, 2002 to be considered for inclusion in the proxy statement and form of proxy for the 2002 annual meeting. Proposals must comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We filed with the SEC our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 on November 29, 2001 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 on December 3, 2001 which are not incorporated herein by reference. You may read and copy any reports, statements, or other information that we filed at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at http://www.sec.gov. Stockholders may obtain our public filings upon written or oral request to the following address or telephone number: OptiCare Health Systems, Inc., 87 Grandview Avenue, Waterbury, Connecticut 06708, Attention: Corporate Secretary. We will send any document so requested to the requesting stockholder by first class mail or other equally prompt means within one day of receiving such request.

                                 By order of the board of directors



                                 /s/ Dean J. Yimoyines
                                 -------------------------------------------
                                 Dean J. Yimoyines, M.D., Chairman of the Board, President and Chief Executive Officer



Waterbury, Connecticut
Dated: January 4, 2002

APPENDICES



Appendix A -- Amendment of Certificate of Incorporation
Appendix B -- Form of Certificate of Designations of 12.5% Series B Voting
              Cumulative Convertible Participating Preferred Stock

Appendix C -- Form of Warrant
Appendix D -- Charter of Audit Committee
Appendix E -- Opinion of Legg Mason Wood Walker, Incorporated

                                                                     APPENDIX A

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                         OPTICARE HEALTH SYSTEMS, INC.

                           -------------------------


              (UNDER SECTION 242 OF THE GENERAL CORPORATION LAW)


     OptiCare Health Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:


1. The name of the corporation is OptiCare Health Systems, Inc. (the "Corporation").


2. Article FOURTH of the certificate of incorporation is hereby amended by striking out section (i) of Article FOURTH and substituting in lieu thereof the following new section (i) of Article FOURTH (the remaining sections of Article FOURTH remain unchanged):

     "(i) The total number of shares of stock which the Corporation shall have authority to issue is eighty million (80,000,000), of which stock five million (5,000,000) shares of the par value of $0.001 each, amounting in the aggregate to $5,000, shall be designated Preferred Stock (hereinafter referred to as "Preferred Stock"), and of which stock seventy-five million (75,000,000) shares, par value of $0.001 per share, amounting in the aggregate to $75,000, shall be designated Common Stock (hereinafter referred to as "Common Stock")."

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, this Certificate has been signed by the President of the Corporation on the date set forth below.


Date:       , 2002.


                                        OPTICARE HEALTH SYSTEMS, INC.




                                      By:_____________________________________
                                         Name:   Dean J. Yimoyines, M.D.
                                         Title:  President

                                                                     APPENDIX B


                    CERTIFICATE OF DESIGNATIONS, RIGHTS AND
                               PREFERENCES OF THE
                 SERIES B 12.5% VOTING CUMULATIVE CONVERTIBLE
                          PARTICIPATING PREFERRED STOCK
                                       OF
                         OPTICARE HEALTH SYSTEMS, INC.

                           _________________________

                     Pursuant to Section 151 of the General
                   Corporation Law of the State of Delaware
                           _________________________

     The undersigned, being the President or Secretary of OptiCare Health Systems, Inc., a Delaware corporation (the "Corporation"), does hereby certify, in his capacity as such, that the following resolution has been duly adopted by the board of directors of the Corporation:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the board of directors of the Corporation (the "Board") by the provisions of Article Fourth of the Corporation's Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), the Board hereby creates a series of preferred stock of the Corporation, par value $0.001 per share, consisting of 3,500,000 shares, which series shall have the following powers, designations, preferences and relative participating, optional or other rights, and the following qualifications, limitations or restrictions:

     1. Designation and Amount. The shares of such series shall have a par value of $0.001 per share and shall be designated the "Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock" (the "12.5% Preferred Stock") and the number of shares constituting the 12.5% Preferred Stock shall be 3,500,000.

     2. Rank. The 12.5% Preferred Stock shall, with respect to redemption rights and rights on liquidation, winding up, corporate reorganization and dissolution, rank senior to (i) the common stock, par value $0.001 per share, of the Corporation (the "Common Stock"), (ii) each other class and series of stock of the Corporation now issued or outstanding (the "Existing Stock") and (iii) each other class and series of equity securities that may be authorized, issued or outstanding in the future and that by its terms does not rank senior to or on parity with the 12.5% Preferred Stock (together with the Common Stock and Existing Stock, the "Junior Stock").

     3. Dividends.

     (a) The holders of shares of the 12.5% Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock or any other Junior Stock, out of funds legally available therefor, dividends in an amount equal to the amount of dividends such holders would receive if such shares of 12.5% Preferred Stock had been converted into Common Stock, on each date on which dividends are declared on Common Stock. Such dividends shall be cumulative and shall be payable on the date specified by the Board of Directors at the time such dividend is declared (the "Dividend Payment Date"), to holders of record as of the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"), concurrently as it shall declare and pay dividends to the holders of shares of Common Stock. Any such Record Date shall be not less than 10 days and not more than 30 days prior to the relevant Dividend Payment Date. All dividends paid with respect to shares of 12.5% Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto.

     4. Preference on Liquidation.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any other transaction referred to in Section 4(b) hereof (a "Liquidity Transaction"), the holders of shares of 12.5% Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of any of the shares of Junior Stock, the greater of: (i) an amount in cash for each share of 12.5% Preferred Stock outstanding, equal to $1.40 per share (the "Liquidation Value"), which Liquidation Value shall be increased from the date of original issuance of the 12.5% Preferred Stock (the "Issue Date") to each date of payment of Liquidation Value at the rate of 12.5% per annum compounded annually (such increased Liquidation Value in effect at any time, the "Adjusted Liquidation Value"), plus an amount in cash equal to all accrued but unpaid dividends thereon to the date of such payment, or (ii) the cash or other property distributable upon such Liquidity Transaction with respect to the shares of Common Stock into which such shares of 12.5% Preferred Stock (plus all accrued unpaid dividends) could have been converted immediately prior to such payment. If the assets of the Corporation, or the proceeds thereof, are not sufficient to pay in full the aggregate amount payable to the holders of outstanding shares of the 12.5% Preferred Stock pursuant to the terms of the preceding sentence, then the holders of all such shares shall share ratably in such distribution of assets, or the proceeds thereof, in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of 12.5% Preferred Stock are entitled were paid in full.

     (b) For the purposes of this Section 4, any sale, lease, conveyance, exchange, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or any consolidation or merger of the Corporation with any one or more other entities, or any other business combination or acquisition transaction (other than a capital reorganization or reclassification transaction described in clause (x) of Section 6(g)), shall be deemed to be a Liquidity Transaction.

     5. Voting Rights. Each holder of shares of 12.5% Preferred Stock shall be entitled to vote in the same manner and with the same effect as the holders of the Common Stock on all matters to be voted on by the holders of the Common Stock. Except as otherwise expressly provided herein or as otherwise required by law, each holder of shares of 12.5% Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of 12.5% Preferred Stock (plus the accrued unpaid dividends) of such holder could be converted pursuant to the provisions of Section 6 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise expressly provided herein or as otherwise required by law, the holders of 12.5% Preferred Stock and any other voting stock shall vote together and not as separate classes.

     6. Conversion Rights.

     (a) The shares of 12.5% Preferred Stock shall be convertible (in whole or in part) at the option of the holder thereof on the terms and conditions set forth in this Section 6, at any time, upon surrender to the Corporation of the certificate or certificates for the shares to be converted, into a number of fully paid and nonassessable shares of Common Stock equal to the then-current Adjusted Liquidation Value of the 12.5% Preferred Stock to be converted divided by a conversion price (as adjusted as hereinafter provided, the "Conversion Price") which initially shall be $0.14.

     (b) Conversion of the 12.5% Preferred Stock as permitted by Section 6(a) hereof may be effected by any holder of shares of 12.5% Preferred Stock upon the surrender to the Corporation at its principal office or at such other office or agency maintained by the Corporation for that purpose of the certificate for the 12.5% Preferred Stock to be converted accompanied by a written notice substantially in the form of Exhibit A attached hereto, stating that such holder elects to convert all such shares in accordance with the provisions of this Section 6 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation will pay any and all issue transfer and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of 12.5% Preferred Stock pursuant hereto (except taxes payable because the Common Stock is issued in a new name). As promptly as practicable, and in any event within ten (10) Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of shares of 12.5% Preferred Stock being converted shall be entitled, and (ii) payment of all amounts to which a holder is entitled pursuant to Sections 6(c) and 6(e) hereof. Such conversion shall be deemed to have been made at the close of business on the Business Day of giving of such notice and of such surrender of the certificate or certificates representing the shares of 12.5% Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock and cash in accordance herewith, and the Person (as hereinafter defined) entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

     (c) The Conversion Price shall be subject to adjustment for certain events as hereinafter provided. Upon conversion of any shares of 12.5% Preferred Stock, the holder thereof shall be entitled to receive in cash all accrued unpaid dividends declared by the Board of Directors payable up to and including the date fixed for conversion.

     (d) The Corporation shall at all times reserve and keep available, free from liens, charges and security interests and not subject to any preemptive rights, for issuance upon conversion of the 12.5% Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of 12.5% Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of 12.5% Preferred Stock.

     (e) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of 12.5% Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of 12.5% Preferred Stock based upon the total number of shares surrendered for conversion by such holder at such time, the number of shares of Common Stock to be issued shall be rounded upward to the next higher number of whole shares. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the Adjusted Liquidation Value of the shares of 12.5% Preferred Stock so surrendered.

     (f) The Conversion Price shall be subject to adjustment as follows:

         (i) In case the Corporation shall at any time or from time to time after the Issue Date (A) pay a dividend or make a distribution in shares of Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock, (C) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, or (D) otherwise issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price shall be adjusted so that the holder of any shares of 12.5% Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of 12.5% Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this Section 6(f)(i) shall become applicable (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution; provided, however, that an adjustment made pursuant to this Section

       6(f)(i) shall be reversed if such dividend or distribution is not paid or made and (y) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively.

         (ii) Except as hereinafter provided, in case the Corporation shall at any time after the date hereof issue or sell any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the issuance or sale of such shares, or without consideration, then, and thereafter successively upon each such issuance or sale, the Conversion Price in effect immediately prior to each such issuance or sale shall forthwith be reduced to the price (calculated to the nearest cent) determined by dividing (1) an amount equal to the sum of (aa) the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the then existing Conversion Price, and (bb) the consideration, if any, received by the Corporation upon such issuance or sale, by (2) the total number of shares of Common Stock outstanding immediately after such issuance or sale.

         For the purposes of any computation to be made in accordance with the provisions of this paragraph (ii), the following, subject to paragraph
       (iii) below, shall be applicable:

            (A) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Corporation for such shares (or, if such shares of Common Stock are offered by the Corporation for subscription, the subscription price, or, if shares of Common Stock shall be sold to underwriters or dealers for public offering without a subscription offering, the public offering price) before deducting therefrom any commissions or other expenses paid or incurred by the Corporation for any underwriting of, or otherwise in connection with the issuance of such shares;

            (B) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be other than cash (other than as a dividend or other distribution on any shares of Common Stock of the Corporation or to the extent of conversion, exchange or exercise of other securities of the Corporation or upon acquisition of the assets or securities of another company or upon merger or consolidation with another entity), the amount of consideration therefor other than cash shall be the fair market value of such consideration as of the date of the issuance or sale of the shares of Common Stock, as determined in good faith by the Board, irrespective of any accounting treatment. The reclassification of securities other than Common Stock into Common Stock shall be deemed to involve the issuance for a consideration other than cash of such Common Stock immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such Common Stock;

            (C) In case of the issuance of shares of Common Stock upon conversion, exchange or exercise of any Derivative Securities (as hereinafter defined) (other than upon conversion of 12.5% Preferred Stock), the amount of consideration received by the Corporation for such shares of Common Stock shall be deemed to be the sum of (x) the amount of the consideration received by the Corporation upon the original issuance of such Derivative Securities plus (y) the consideration, if any, other than such Derivative Securities, received by the Corporation upon such conversion, exchange or exercise. The amount of the consideration received by the Corporation upon the original issuance of the Derivative Securities so converted, exchanged or exercised and the amount of the consideration, if any, other than such Derivative Securities received by the Corporation upon such conversion, exchange or exercise shall be determined in the same manner provided in subparagraphs (A) and (B) above with respect to the consideration received by the Corporation in case of the issuance of shares of Common Stock; if such Derivative Securities shall have been issued as a dividend upon any securities of the

          Corporation, the amount of the consideration received by the Corporation upon the original issuance thereof shall be deemed to be zero. In case of the issuance of shares of Common Stock upon conversion of 12.5% Preferred Stock, the Corporation shall be deemed to have received the Conversion Price then in effect as the consideration for each share of Common Stock so issued;

            (D) Shares of Common Stock issued by way of dividend or other distribution on any securities of the Corporation shall be deemed to have been issued and to be outstanding at the close of business on the record date fixed for the determination of security holders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration. Shares of Common Stock issued otherwise than as a dividend, shall be deemed to have been issued and to be outstanding at the close of business on the date of issue; and

            (E) No adjustment shall be made to the Conversion Price then in effect in case of the issuance of shares of Common Stock upon conversion, exchange or exercise of any Derivative Securities for which an adjustment in the Conversion Price has previously been made in accordance with Section 6(f)(iii).

         (iii) Options and Warrants. In case the Corporation shall after the Issue Date issue to all holders of its Common Stock, Derivative Securities having a conversion price or exercise price below the then-current Conversion Price, the Conversion Price shall be reduced to equal the price determined by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the record date or date of issuance of such shares (without giving effect to any such issuance) and (y) the number of shares of Common Stock which the aggregate consideration received or receivable by the Corporation for the total number of shares of Common Stock (or convertible or exchangeable securities or warrants, rights or options) would purchase at the Conversion Price then in effect and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding at the close of business on such record date or date of issuance and (B) the number of shares of Common Stock issued (or into which such convertible or exchangeable securities or warrants, rights or options may be converted, exchanged or exercised).

         (iv) Upon the expiration of any rights, options, warrants or convertible or exchangeable securities issued by the Corporation which caused a reduction to the Conversion Price pursuant to Section 6(f)(iii) hereof, if any thereof shall not have been exercised, then the Conversion Price shall be increased by the amount of the initial reduction of the Conversion Price pursuant to such Section in respect of such expired rights, options, warrants or convertible or exchangeable securities.

         (v) Stock Dividend. In case the Corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a dividend or other distribution (including without limitation any distribution of stock or other securities, evidences of indebtedness, property or assets or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries) on its Common Stock (other than (A) dividends or distributions of shares of Common Stock referred to in Section 6(f)(i) hereof, or (B) dividends and distributions, referred to in Section 6(f)(iii) hereof) (any of the foregoing other than the items specified in clauses (A) or (B) referred to as "Securities or Assets"), then and in each such case, the Corporation shall reserve shares or other units of such Securities or Assets for distribution to the holders of the 12.5% Preferred Stock upon the conversion of the shares of 12.5% Preferred Stock and otherwise make adequate provision so that any such holder converting shares of 12.5% Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such Securities or Assets which such holder would have received if such holder had, immediately prior to the record date for the distribution of the Securities or Assets, converted its shares of 12.5% Preferred Stock into Common Stock.

         (vi) For purposes of this Section 6(f), the number of shares of 12.5% Preferred Stock at any time outstanding shall not include any shares of 12.5% Preferred Stock then owned or held by or for the account of the Corporation.

         (vii) Notwithstanding the foregoing, no adjustment to the Conversion Price shall be required as a result of any issuance of shares of Common Stock pursuant to (A) the conversion of shares of 12.5% Preferred Stock into Common Stock, (B) the conversion of any other shares of preferred stock outstanding on the date on which the Certificate of Designation for the 12.5% Preferred Stock is first filed with the Secretary of State of Delaware (the "Filing Date"), (C) the exercise of any warrants or options outstanding on the Filing Date, or (D) the exercise of stock options granted from time to time after the Filing Date pursuant to the terms of the Company's Amended and Restated 1999 Employee Stock Purchase Plan as approved by the stockholders of the Company or the Company's 2000 Professional Employee Stock Purchase Plan or Performance Stock Program as in effect of the date this certificate of designation is filed.

     (g) In case of (x) any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification to which Section 6(f)(i) hereof shall apply), or (y) any merger or consolidation of the Corporation with or into another Person, or (z) any sale or conveyance to another Person of all or substantially all of the assets of the Corporation (each of the foregoing being referred to as a "Transaction"), each share of 12.5% Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of 12.5% Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction).

   Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, (i) the Surviving Person (as hereinafter defined) shall agree that the shares of 12.5% Preferred Stock shall be treated as provided in the first paragraph of this Section 6(g) and the agreements governing such Transaction shall so provide, and (ii) the Surviving Person thereof shall assume, by written instrument the obligation to deliver to such holder such cash or other securities to which, in accordance with the foregoing provisions, such holder is entitled.

     (h) In any case, if necessary, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 6 with respect to rights and interests thereafter of the holders of shares of 12.5% Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of 12.5% Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities (other than the Common Stock) and property deliverable upon conversion of the shares of 12.5% Preferred Stock remaining outstanding with such adjustments in the Conversion Price and such other adjustments in the provisions hereof as the Board of Directors shall in good faith determine to be appropriate. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 6 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

     (i) If the Corporation shall pay any dividend or make any other distribution to the holders of its Common Stock or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any Transaction, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall give at least 10 days prior written notice to the holders of 12.5% Preferred Stock by first-class mail, postage prepaid, to each holder at its address as it appears in the records of the Corporation of the earlier of the dates on which (i) the books of the Corporation shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such Transaction, dissolution, liquidation or winding up shall take place. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

     (j) Upon the occurrence of any event specified in Section 6(f) hereof that would result in any adjustment of the Conversion Price, then, and in each such case, the Corporation shall promptly deliver by first-class mail, postage prepaid, to each holder of shares of 12.5% Preferred Stock at its address as it appears in the records of the Corporation, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the conversion rate then in effect following such adjustment. Where appropriate, such notice to the holders of 12.5% Preferred Stock may be given in advance and included as part of the notice required pursuant to Section 6(i) hereof.

   7. Redemption.

     (a) Optional Redemption. The Corporation shall have the right to redeem the outstanding 12.5% Preferred Stock, in whole or in part, at any time and from time to time, after the Issue Date, in accordance with Section 7(d), by paying the holders thereof the Redemption Price for such shares as determined by Section 7(c), so long as at the time of such redemption the Corporation has no outstanding Indebtedness.

     (b) Mandatory Redemption. The Corporation shall redeem all outstanding and unconverted 12.5% Preferred Stock on December 31, 2008, in accordance with
   Section 7(d), out of funds legally available therefor, by paying the holders thereof the redemption price for such shares as determined by Section 7(c).

     (c) The redemption price for each outstanding share of 12.5% Preferred Stock (the "Redemption Price") on any Redemption Date (as defined in Section 7(d) below) will be equal to the greater of: (i) an amount in cash equal to the then-current Adjusted Liquidation Value plus all accrued but unpaid dividends thereon to the Redemption Date, or (ii) the amount of cash or other property due per share of 12.5% Preferred Stock if all outstanding shares of the 12.5% Preferred Stock (plus accrued unpaid dividends) were converted at such time into Common Stock and the Corporation were to liquidate in accordance with Section 4 hereof.

     (d) Notice of Redemption. If any shares of 12.5% Preferred Stock are to be redeemed pursuant to Section 7(a) or 7(b) hereof, notice thereof (the "Redemption Notice") shall be sent at least 30 and not more than 60 days prior to the date fixed for redemption (the "Redemption Date") to each holder of record whose 12.5% Preferred Stock is to be redeemed, by first class mail, postage pre-paid, to such holder at such holder's address as the same shall appear on the books of the Corporation. The Redemption Notice shall state (a) the Redemption Date, (b) the redemption price, (c) the then-current Conversion Price, (d) that the shares called for redemption may be converted at any time before the close of business on the Business Day preceding the Redemption Date, (e) that holders who want to convert shares of 12.5% Preferred Stock must satisfy the requirements of Section 6(b) hereof, (f) the place at which certificates for shares of 12.5% Preferred Stock called for redemption must be surrendered to collect the redemption price, (g) that dividends on shares of 12.5% Preferred Stock called for redemption cease to accrue at the close of the last day of business prior to the Redemption Date and (h) the Section of this Certificate of Designation, Voting Powers, Preferences and Rights pursuant to which they are to be redeemed. Each holder of 12.5% Preferred Stock shall surrender to the Corporation the certificate or certificates representing such shares in accordance with the Redemption Notice. If the funds of the Corporation legally available for redemption of the 12.5% Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of such stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares among the holders of such shares to be redeemed. The shares of 12.5% Preferred Stock not redeemed shall remain outstanding and shall be entitled to all the rights and preferences provided herein until redeemed.

          (e) Partial Redemption. If less than all of the outstanding shares of 12.5% Preferred Stock are to be redeemed, the shares to be redeemed shall be determined pro rata in a manner fixed by the Board of Directors.

          (f) Rights Upon Redemption. On or after the Redemption Date, each holder of shares of 12.5% Preferred Stock that were called for redemption shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in the Redemption Notice and thereupon the Redemption Price of such shares shall be paid to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof. From and after the Redemption Date, unless the Corporation shall default in the payment of the Redemption Price pursuant to the Redemption Notice, all dividends on the 12.5% Preferred Stock shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (but without interest thereon), shall cease and terminate. Any and all shares of 12.5% Preferred Stock redeemed, purchased or otherwise acquired by the Corporation thereafter shall be cancelled and returned to the status of authorized and unissued preferred stock.

          (g) Transfer Books. To facilitate the redemption of any shares of 12.5% Preferred Stock, the Board of Directors is authorized to cause the transfer books for such 12.5% Preferred Stock to be closed as to the shares to be redeemed, unless the rules of any national securities exchange or automated quotation system on which the 12.5% Preferred Stock may be listed or quoted prohibit the closing of such transfer books.

     8. No Preemptive Rights. No holder of 12.5% Preferred Stock shall have any preemptive or preferential right of subscription to any shares of stock of the Corporation, or to options, warrants or other interests therein or therefor, or to any obligations convertible into stock of the Corporation, issued or sold, or any right of subscription to any thereof.

     9. Certain Restrictions. So long as any 12.5% Preferred Stock is outstanding, the Corporation shall not, without the consent of holders of two-thirds of the then outstanding shares of 12.5% Preferred Stock, (i) purchase, redeem or otherwise acquire any shares of the outstanding Junior Stock of the Corporation, (ii) issue any class or series of any class of capital stock which ranks prior to or on a parity with the 12.5% Preferred Stock with respect to dividend rights or rights on liquidation, winding-up or dissolution of the Corporation, (iii) amend, alter or change the preferences or rights of any series or class of capital stock of the Corporation (including the 12.5% Preferred Stock) or the qualifications, limitations or restrictions thereof if such amendment, alteration or change adversely affects the preferences or rights of the 12.5% Preferred Stock or (iv) amend the Corporation's Certificate of Incorporation in a manner that would adversely affect the holders of the 12.5% Preferred Stock.

     10. Protection of 12.5% Preferred Stock Rights. Any holder of 12.5% Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision herein or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     11. Cancellation of Designated Shares. Upon (i) payment of the Adjusted Liquidation Value with respect to any outstanding share of 12.5% Preferred Stock pursuant to Section 4 hereof, (ii) redemption of any outstanding share of 12.5% Preferred Stock pursuant to Section 7 hereof or (iii) conversion of any outstanding share of 12.5% Preferred Stock pursuant to Section 6 hereof, as applicable, such share shall be automatically cancelled and shall no longer be designated as a share of 12.5% Preferred Stock and shall thereafter be available for issuance as an undesignated share of Preferred Stock until designated in accordance with the Certificate of Incorporation and applicable law.

     12. Certain Definitions.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are authorized to be closed.

     "Derivative Securities" shall mean evidences of indebtedness, shares of stock (including, without limitation, the 12.5% Preferred Stock) or other securities that are convertible into or exercisable or exchangeable for, with or without payment of additional consideration, shares of Common Stock, and any warrants, options or other rights to subscribe for, purchase or otherwise acquire, any shares of Common Stock.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

     "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

     "Indebtedness" shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of real property or other assets, in each instance in excess of $25,000 (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments other than instruments issued to trade creditors in the ordinary course of business, (iii) all Guaranteed Indebtedness of such Person, and (iv) all Indebtedness referred to in clause (i), (ii) and (iii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).

     "Person" means an individual, corporation, partnership, limited liability company, trust, association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Surviving Person" means the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the 12.5% Common Stock or Common Stock of the Corporation is exchanged or converted into the securities of any other Person or the right to receive cash of any other property.

                 [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Certificate is signed as of the           day of
          , 2002.



                                        _______________________________________
                                        Name:
                                        Title: President

Attest:


_____________________________________
Name:
Title: Secretary

                                                                       EXHIBIT A

                                               [TO CERTIFICATE OF DESIGNATIONS]


                              NOTICE OF CONVERSION

          (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT
                 SHARES OF 12.5% VOTING CUMULATIVE CONVERTIBLE
                        PARTICIPATING PREFERRED STOCK)


     The undersigned hereby irrevocably elects to convert         shares of the
12.5% Voting Cumulative Convertible Participating Preferred Stock, par value $0.001 per share (the "12.5% Preferred Stock"), of OptiCare Health Systems, Inc., a Delaware corporation (the "Corporation"), into shares of common stock of the Corporation, par value $0.001 per share (the "Common Stock"), in accordance with the terms and conditions set forth in the Certificate of Designations relating to the 12.5% Preferred Stock. The certificate(s) representing the
Common Stock should be issued in the name(s) of                   .

                                        ______________________________________
                                        Signature

                                        ______________________________________

                                        ______________________________________
                                        Address

     Dated:             ,     .

                                                                     APPENDIX C

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (I) PURSUANT TO REGISTRATION THEREOF UNDER SUCH LAWS, OR (II) IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO OPTICARE HEALTH SYSTEMS, INC., THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATION.

                         OPTICARE HEALTH SYSTEMS, INC.

                  WARRANT TO PURCHASE SHARES OF COMMON STOCK



                             ISSUE DATE: ,    2002
                          EXPIRATION DATE:    , 2012


     This certifies that, for value received, , or its permitted assigns ("Holder"), is entitled to subscribe for [ ] shares of the common stock, $0.001 par value ("Common Stock"), of OPTICARE HEALTH SYSTEMS, INC., a Delaware corporation with its principal offices at 160 Robbins Street, Waterbury, CT 06708 (the "Company").



     1. Term. This Warrant is exercisable, subject to the other terms and conditions specified herein, at any time after the date hereof and before 5:00 p.m., Eastern time, on [January , 2012] (the "Expiration Date"). On the Expiration Date, this Warrant and all rights and obligations hereunder shall automatically terminate and shall be of no further force and effect.



     2. Number of Shares Subject to Warrant; Warrant Price. Holder is entitled to subscribe for a total of [ ] shares of Common Stock (the "Warrant Shares") at a per share price equal to $0.14 per share (the "Warrant Price"), as such Warrant Price may be adjusted in accordance with Section 3 below.

     3. Certain Adjustments. The number and type of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

     (a) Reclassification or Merger. In case of any reclassification, change, or conversion of the Common Stock (other than a change in par value, or from value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification or change of the Common Stock), the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to Holder a new warrant (in form and substance reasonably satisfactory to Holder), so that Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of this Warrant, and in lieu of the shares of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of capital stock, other securities, money, and property receivable upon that reclassification, change, or merger by a holder of the number of shares of Common Stock then purchasable under this Warrant. The new warrant shall provide for adjustments as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this subsection (a) shall similarly apply to successive reclassification, changes, and mergers.

     (b) Subdivision or Combination of Shares. If at any time while this Warrant remains outstanding and unexpired, the Company subdivides or combines its outstanding Common Stock, the Warrant Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination, effective at the close of business on the date the subdivision or combination become effective. The number of Warrant Shares shall be adjusted as set forth in paragraph (f) of this Section 3.

     (c) Stock Dividends. If at any time while this Warrant is outstanding and unexpired, the Company pays a dividend with respect to shares of Common Stock payable in shares of Common Stock (except any distribution specifically provided for in the foregoing subparagraphs (a) and (b)), then the Warrant Price shall be adjusted, from and after the date of determination of stockholders entitled to receive that dividend, to that price determined by multiplying the Warrant Price in effect immediately prior to the date of determination by a fraction, (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the dividend, and (ii) the denominator of which shall be the total number of shares of Common Stock (excluding all treasury stock) outstanding immediately after the dividend. The number of Warrant Shares shall be adjusted as set forth in paragraph (f) of this Section 3.

     (d) Issuance Below Warrant Price or Market Price. If at any time or from time to time, the Company issues any shares of Common Stock to any other person other than Holder for a consideration per share less than the then-current Warrant Price or the Market Price of the Common Stock, the Warrant Price shall be reduced immediately to a price determined in accordance with the next sentence. The new Warrant Price shall be determined by dividing (i) an amount equal to sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance multiplied by the Warrant Price then in effect and (y) the consideration, if any, received by the Company upon the issuance, by (ii) the total number of shares of Common Stock outstanding immediately after the issuance. For purposes of this Section 3(d), all shares of Common Stock issuable upon the exercise of outstanding options or the conversion of outstanding convertible securities shall be deemed to be outstanding. The number of Warrant Shares shall be adjusted as set forth in paragraph (f) of this Section 3.

     Notwithstanding the foregoing, no adjustment to the Warrant Price shall be required as a result of any issuance of shares of Common Stock pursuant to
   (i) the conversion of shares of the Company's Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock into Common Stock, (ii) the conversion of any other shares of preferred outstanding on the date on which this Warrant is first issued (the "Issuance Date"), (iii) the exercise of any warrants or options outstanding on the Issuance Date, or (iv) the exercise of stock options granted from time to time after the Issuance Date pursuant to the terms of the Company's Amended and Restated 1999 Employee Stock Purchase Plan as approved by the stockholders of the Company or the Company's 2000 Professional Employee Stock Purchase Plan or Performance Stock Program as in effect of the date this Warrant is first issued.

     As used herein, the "Market Price" of a share of Common Stock or other securities as of any day shall mean the average closing price of a share of Common Stock or such other security for the five (5) consecutive trading days preceding such day on the principal national securities exchange or Nasdaq system on which the shares of Common Stock or securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or Nasdaq system, the average of the reported bid and asked prices during such five (5) trading day period in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business selected by the Company, or, if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Company or, if the shares of Common Stock or securities are not publicly traded, the Market Price for such day shall be the fair market value thereof determined jointly by the Company and Holder; provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the Market Price shall equal the fair market value of the Common Stock or such securities as determined by a nationally known investment banking firm selected by the Board of Directors of the Company and reasonably acceptable to Holder.

          (e) Consideration Received.

               (i) If any security is issued or sold or deemed to have been issued or sold pursuant to Section 3(d) for cash, the amount of the consideration will be deemed to be the amount of cash received by the Company.

               (ii) If any security is issued or sold or deemed to be issued or sold pursuant to Section 3(d) for a consideration in whole or in part in a form other than cash, the amount of the non-cash consideration will be the fair market value of the item(s) received. Where the consideration received consists of securities, the fair market value shall be the aggregate market price of such security as of the date of receipt, as quoted on a securities exchange, an inter-dealer quotation system (NASDAQ), or as reported by the National Quotation Bureau, Incorporated. If the security is not listed or quoted on any exchange or other quotation service or the non-cash consideration consists of other property, the consideration received shall be determined jointly by the Company and Holder. If the parties are unable to reach an agreement within a reasonable period, the fair market value of such consideration received by the Company for the purposes of this Section 3(e) shall be determined by a nationally known investment banking firm selected by the Board of Directors of the Company and reasonably acceptable to Holder.

               (iii) If any security is issued or deemed to be issued in connection with any merger, consolidation, or corporate reorganization to which the Company is a party, the amount of consideration therefor will be deemed to be the fair value of that portion of the net assets and business of the other party(ies) involved that is attributable to such security(ies), as the case may be. The fair market value of the consideration shall be determined jointly by the Company and Holder. If the parties are unable to reach an agreement within a reasonable period, the fair market value of such consideration received by the Company for the purposes of this Section 3(e) shall be determined by a nationally known investment banking firm selected by the Board of Directors of the Company and reasonably acceptable to Holder.

               (iv) If a right, option, or warrant to subscribe for or purchase any shares of Common Stock, or any other security of the Company convertible into shares of Common Stock, is issued or deemed to be issued in connection with the issuance or sale of other securities of the Company in an integrated transaction in which no specific consideration is allocated to the option or right, the consideration for the acquisition of the option or right shall be deemed to be the fair value of such option or right. The fair market value of the consideration shall be determined jointly by the Company and Holder. If the parties are unable to reach an agreement within a reasonable period, the fair market value of such consideration received by the Company for the purposes of this Section 3(e) shall be determined by a nationally known investment banking firm selected by the Board of Directors of the Company and reasonably acceptable to Holder.

          (f) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price pursuant to this Section 3, the number of Warrant Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to the adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to the adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

     Whenever the Warrant Price or the number of Warrant Shares purchasable hereunder is adjusted pursuant to this Section 3, the Company shall prepare a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which the adjustment was calculated, and the Warrant Price and the number of Warrant Shares purchasable hereunder after giving effect to the adjustment, and shall cause a copy of the certificate to be delivered to Holder in accordance with Section 19 below.

     4. Exercise of Warrant. Prior to its expiration or termination, this Warrant may be exercised as to all or from time to time as to any part of the Warrant Shares subject to this Warrant.

     5. Method of Exercise. This Warrant may be exercised, in whole or in part, at any time before the Expiration Date, subject to the terms and conditions herein, by presentation and surrender of this Warrant, the notice of exercise form attached hereto as Exhibit A duly completed and executed, and payment of the aggregate Warrant Price then in effect for the Warrant Shares to be acquired to the Company at its principal office or the office of its agent as the Company may from time to time designate. Payment of the aggregate Warrant Price for Warrant Shares to be purchased upon exercise of all or a portion of this Warrant shall be made by either (i) delivery of a certified check, bank cashier's check or wire transfer to an account designated by the Company equal to the aggregate Warrant Price, (ii) delivery of securities of the Company beneficially owned by the Holder having an aggregate Market Price on the date of exercise equal to the aggregate Warrant Price, (iii) a combination of cash (payable by wire transfer or certified or bank check) and securities of the Company beneficially owned by such Holder having a total aggregate value (the sum of the amount of the cash payment plus the Market Price of the securities on the date of the exercise) equal to the aggregate Warrant Price, or (iv) if the Market Price of one share of Common Stock is greater than the Warrant Price (at the date of exercise), the Holder may elect a cashless exercise whereby the Holder will receive the number of shares of Common Stock equal to the result of dividing (x) by (y) where (x) is equal to the number of Warrant Shares to be exercised multiplied by the Market Price minus the Warrant Price and (y) is equal to the Market Price. If this Warrant is exercised in connection with a registered public offering of the Company's securities, the form attached hereto as Exhibit A-1 shall be delivered in lieu of Exhibit A. The Company reserves the right to change Exhibits A and A-1 and any attachment thereto to the extent deemed necessary by counsel for the Company to assure that exercise of this Warrant and issuance of the Warrant Shares will comply with federal, state, or other securities laws. Holder shall be deemed to become Holder of record of the number of Warrant Shares issuable upon exercise (and the Warrant Shares shall be deemed to have been issued) immediately before the close of business on the date or dates on which this Warrant is exercisable. If this Warrant is exercised, certificates for the Warrant Shares shall be delivered to Holder as soon as possible and in any event within ten (10) days after the exercise hereof. Unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Warrant Shares with respect to which this Warrant was not exercised also shall be issued to Holder as soon as possible and in any event within ten (10) days after the exercise.

     6. Warrant Shares Fully Paid; Reservation of Common Stock. All Warrant Shares will, upon issuance, be fully paid and nonassessable and free from any and all taxes, liens, and charges with respect to the issue thereof (other than those incurred by Holder). During the term of this Warrant, the Company at all times shall have authorized and reserved a sufficient number of shares of Common Stock for issuance upon the exercise of this Warrant.

     7. Closing of Books. Except as otherwise provided in this Warrant and to the extent necessary to assure compliance with federal, state, or other securities laws, the Company shall not close its books against the issuance of any Warrant Shares in any manner that materially interferes with the timely exercise of this Warrant.

     8. Fractional Shares. No fractional Warrant Shares shall be issued in connection with any exercise hereunder, and the number of Warrant Shares available to be acquired under this Warrant shall, if necessary, be rounded up to the nearest whole number.

     9. Compliance with Securities Laws; Disposition of Warrant or Warrant
Shares.

          (a) Compliance with Securities Laws. Holder, by accepting this Warrant, represents to the Company that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired for its own account for investment purposes only and not with a view to distribution or resale, and that Holder will not offer, sell, or otherwise dispose of this Warrant or any Warrant Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended ("Act"), or any state or other securities laws. This Warrant, any Warrant subsequently issued to Holder, and all certificates representing the Warrant Shares issued hereunder (unless registered under the Act and any applicable state or other securities law) shall be stamped or imprinted with a legend in substantially the following form:

[THIS WARRANT HAS] [THE SHARE EVIDENCED HEREBY HAVE] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (I) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (II) IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO HEALTH SYSTEMS, INC., THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.

     In addition, in connection with the issuance of this Warrant, Holder specifically represents to the Company by acceptance of this Warrant as follows:

               (i) Holder has been provided the opportunity to ask questions and receive answers concerning the Company and the transaction in which this Warrant is being issued to obtain any other information it deems necessary to verify the accuracy of the information provided to it; and has otherwise acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant. Holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for resale in connection with, any "distribution" thereof for purposes of the Act.

               (ii) Holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder's investment intent as expressed herein. Holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act or unless an exemption from registration is otherwise available.

               (iii) Holder is aware of the provisions of Rule 144 promulgated by the SEC under the Act ("Rule 144"), which, in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of the issuer), in a non-public offering subject to the satisfaction of certain conditions, if applicable, including, among other things: certain public information about the issuer must be available; the resale must occur at least one year after the party has purchased and paid for the securities to be sold; the sale must be made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market-maker (as that term is defined under the Securities Exchange Act of 1934, as amended); and the amount of securities being sold during any three month period must not exceed the specified limitations stated in Rule 144.

               (iv) Holder further understands that at the time it wishes to sell this Warrant there may be no public market through which it may make such a sale, and that even if a public market then exists the Company may not then satisfy the current public information requirements of Rule 144. In that event, Holder may be precluded from selling this Warrant under Rule 144 even if the one-year minimum holding period has been satisfied.

               (v) Holder further understands that if all of the requirements of Rule 144 are not satisfied, registration under the Act, or compliance with Regulation A promulgated under the Act or some other exemption from registration under the Act will be required and that, notwithstanding the fact that Rule 144 is not the exclusive means of selling unregistered securities in accordance with the Act, the staff of the SEC has expressed its opinion that persons proposing to offer and/or sell securities acquired through private placement other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that the Sellers and their respective brokers who participate in such transactions do so at their own risk.

               (vi) Holder understands that this Warrant has not been registered under any state's or other jurisdiction's securities laws and may not be offered or sold without compliance with applicable securities laws, whether through registration of the offer and sale of the Warrant or in reliance upon one or more exemptions from registration available under state or other securities laws.

               (vii) Holder is an "accredited investor" as defined in Rule 501 promulgated by the SEC under the Act. Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks related to its acquisition of this Warrant.

          (b) Disposition of Warrant or the Warrant Shares. With respect to any offer, sale, or other disposition of this Warrant or any of the Warrant Shares before registration of the Warrant Shares, Holder shall give written notice to the Company prior thereto, describing briefly the manner of the offer, sale, and/or other disposition and if reasonably requested by the Company a written opinion of Holder's counsel reasonably satisfactory to the Company, to the effect that the offer, sale, or other disposition may be effected without registration or qualification of this Warrant or the Warrant Shares under the Act as then in effect and any federal, state, or other securities laws then in effect. The opinion of Holder's counsel shall also state whether under any applicable securities law this Warrant or the Warrant Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with federal, state, or other securities laws. Promptly upon receiving the written notice and a reasonably satisfactory opinion, if so requested, the Company shall notify Holder that Holder may sell or otherwise dispose of this Warrant or the Warrant Shares, all in accordance with the terms of the notice delivered to the Company. If the Company determines pursuant to this Section 9(b) that the opinion of counsel for Holder is not reasonably satisfactory, the Company shall so notify Holder promptly after making that determination. Notwithstanding the foregoing, this Warrant or the Warrant Shares may, as to federal securities laws, be offered, sold, or otherwise disposed of in accordance with Rule 144 or any successor rule under the Act, provided that Holder furnishes the Company with all information the Company may reasonably request to provide reasonable assurance that the provisions of Rule 144 or any successor rule have been satisfied. Each certificate representing this Warrant or the Warrant Shares thus transferred shall bear a legend as to the applicable restrictions on transferability to ensure compliance with federal, state, and other securities laws. The Company may issue stop-transfer instructions to its transfer agent in connection with any restrictions.

          (c) Certain Exceptions. Notwithstanding the requirements of Section 9(b), no opinion of counsel for Holder shall be required in connection with any transfer, without any additional consideration, of this Warrant to any person or entity controlling, controlled by, or under common control with, Holder or to the partners of Holder; provided, however, that in any such transfer, the transferee shall, at the Company's request, agree in writing to be bound by the terms of this Warrant as if an original signatory hereto, and shall for all purposes be deemed the "Holder" hereunder.

     10. Rights as Stockholders; Information. Prior to exercise of this Warrant, Holder shall not be entitled to vote or receive dividends in connection with this Warrant or be deemed a holder of any of the Warrant Shares, nor shall anything contained herein be construed to confer upon Holder, with respect to the Warrant Shares, any of the rights of a stockholder of the Company, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until this Warrant has been exercised and the Warrant Shares have become deliverable, as provided herein.

     11. Representations and Warranties. The Company represents and warrants to Holder as follows:

          (a) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms.

          (b) The Warrant Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid, and nonassessable.

     12. Amendment and Certain Waivers. This Warrant may be amended or modified only by a written agreement by the party against which enforcement is sought. The Company may take any action prohibited by this Warrant or omit to perform any act required to be performed by it under this Warrant, if the Company obtains the written consent of Holder to the action or omission to act.

     13. Benefit of Parties; Assignability. All of the terms and conditions of this Warrant shall be binding upon any corporation succeeding the Company by merger or consolidation, and all of the Company's obligations relating to the Warrant Shares shall survive the exercise and termination of this Warrant, and all of the Company's covenants and agreements shall inure to the benefit of Holder's successors and assigns.

     14. Captions. The captions of the sections of this Warrant are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provision of this Warrant.

     15. Governing Law; Choice of Forum. All questions concerning the relative rights of the Company and its stockholders shall be governed by the laws of the State of Delaware. Delaware law shall govern the interpretation, construction, and enforcement of this Warrant, and all transactions contemplated hereby, notwithstanding any State's choice of law rules to the contrary.

     16. Lost Warrant or Share Certificates. The Company covenants to Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant or any share certificate representing any of the Warrant Shares and, in the case of any such loss, theft, or destruction, upon receipt of an indemnity agreement reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of the Warrant or share certificate, the Company shall make and deliver a new Warrant or share certificate, of like tenor, in lieu of the lost, stolen, destroyed, or mutilated Warrant or share certificate.

     17. Successors and Assigns. The terms and conditions of this Warrant shall inure to the benefit of and be binding on the respective successors and permitted assigns of the parties.

     18. Payment of Taxes and Expenses. The Company shall pay any recording, filing, stamp or similar taxes which may be payable in respect of any transfer involved in the issuance of, and the preparation and delivery of certificates (if applicable) representing (i) any Warrant Shares purchased upon exercise of this Warrant and/or (ii) new or replacement warrants in the Holder's name or the name of any transferee. The Holder shall pay any transfer tax due as a result of the transfer of all or any portion of the Warrant to a transferee.

     19. Notices. All notices, requests, demands, or other communications that are required or may be given pursuant to the terms of this Warrant shall be in writing and delivery shall be deemed sufficient in all respects and to have been duly given on the date of service if delivered personally or by facsimile transmission if receipt is confirmed to the party to whom notice is to be given, or on the third day after mailing if mailed by first-class mail, return receipt requested, postage prepaid, and properly addressed to Holder and the Company at their respective addresses set forth in the first paragraph of this Warrant, or to any other address as either party may specify in writing.

     20. Remedies. In case any one or more of the covenants and agreements in this Warrant is breached, Holder (in the case of a breach by the Company) or the Company (in the case of a breach by Holder) may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any breach and/or an action for specific performance of any covenant or agreement in this Warrant. Holder shall have the right to recover from the Company, and the Company shall pay, in addition to any amount duo hereunder, all court costs and reasonable attorneys' fees incurred by Holder in enforcing its rights under this Agreement.

     21. Survival of Representations, Warranties, and Agreements. All representations and warranties of the Company and Holder contained herein shall indefinitely survive the date of this Warrant. All agreements of the Company and Holder contained herein shall survive until, by their respective terms, they are no longer operative.

     22. Acceptance. Holder's receipt of this Warrant (as indicated below) shall constitute acceptance of and agreement by Holder to the foregoing terms and conditions.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by
its duly authorized representative as of the day of             , 2002.

                                        OPTICARE HEALTH SYSTEMS, INC.


                                        By:_______________________________
                                        Its:______________________________


RECEIPT AND APPROVAL OF TERMS
ACKNOWLEDGED AND ACCEPTED THIS




________ DAY OF      , 2002:


By:
Its:_________________________

                                    EXHIBIT A


                               NOTICE OF EXERCISE

To: OptiCare Health Systems, Inc.


     1. The undersigned hereby elects to purchase        shares of the Common
Stock of OptiCare Health Systems, Inc. ("Common Stock"), pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price of those shares of Common Stock in full at the rate of $ per share, such rate being the Warrant Price (as defined in Section 2(a) of the attached Warrant), as adjusted pursuant to the provisions of Section 3 of the attached Warrant.

     2. Please issue a certificate or certificates representing the shares of Common Stock in the name of the undersigned or in such other name or names as are specified below:

                     _______________________________________
                                     (Name)

                     _______________________________________

                     _______________________________________
                                    (Address)

     3. The undersigned represents that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling these shares of Common Stock.

                                          _____________________________________
                                          (Signature)


_________________________________
(Date)

                                  EXHIBIT A-1


                               NOTICE OF EXERCISE

To: OptiCare Health Systems, Inc.


     1. Contingent upon and effective immediately prior to the closing of the public offering contemplated by the Registration Statement of OptiCare Health
Systems, Inc. on Form S     , filed on          , ("Closing"), the undersigned
hereby elects to purchase     shares of the Common Stock of OptiCare Health
Systems, Inc. ("Stock") pursuant to the terms of the attached Warrant (or such lesser number as may be sold on behalf of the undersigned at the Closing), pursuant to the terms of the attached Warrant.

     2. Please deliver to the custodian for the selling stockholders a stock certificate representing the shares in the name of the undersigned or in such other name or names as are specified below:

                     ______________________________________
                                     (Name)

                     ______________________________________

                     ______________________________________
                                    (Address)

     3. The undersigned has instructed the custodian for the selling
stockholders to deliver to the Company $     or, if less, the net proceeds due
the undersigned from the sale of shares in the public offering. If the net proceeds are less than the purchase price for such shares, the undersigned agrees to deliver the difference to the Company by certified or bank cashier's check or wire transfer prior to the Closing.

                                         ____________________________________
                                        (Signature)


_______________________________
(Date)

                                                                     APPENDIX D


                         OPTICARE HEALTH SYSTEMS, INC.


                           AUDIT COMMITTEE CHARTER*


RESPONSIBILITIES

The Audit Committee reports to the Board of Directors and shall assist the Board of Directors in fulfilling its responsibilities to shareholders relating to the quality and integrity of corporate accounting and reporting, and the adequacy of auditing relative thereto. The Committee shall, on behalf of the Board, assess the independence of the company's audit effort, review management's and the independent auditor's assessment of the adequacy of the system of internal controls and their assessment of the adequacy of financial disclosures to shareholders. Additionally, the Committee may perform other oversight functions as directed by the Board.

MEMBERS

The Audit Committee shall be composed of not less than three members, all of whom are outside directors and are generally knowledgeable in financial and auditing matters. At least one member shall have accounting or related financial management expertise, consistent with American Stock Exchange requirements.

MEETINGS

The Committee will meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

AUTHORITY

The Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

SPECIFIC ACTIVITIES

In carrying out its responsibilities, the Committee will:

o Annually review the qualifications of and recommend to the Board the appointment of an independent auditor for the company. In connection with such recommendations, the Committee will request from the auditor a written affirmation that the auditor is in fact independent, and discuss with the auditor all significant relationships the auditor has with the company to determine the auditor's independence.

o Oversee the independent auditor relationship by discussing with the auditor the scope, nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the Committee and the board to report on any and all appropriate matters, including the opportunity to meet with the members of the Committee without members of management present.

o Review the audited financial statements and discuss them with management and the independent auditor. These discussions shall include consideration of the quality of the company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments, whether or not recorded, and such other inquiries as may be appropriate. The Committee shall also discuss any significant changes required in the independent auditor's audit plan and any serious difficulties or disputes with management encountered during the course of the audit. Based on the review, the Committee shall make its recommendation to the board as to the inclusion of the company's audited financial statements in the company's annual report on Form 10-K.

o Review with management and the independent auditor the quarterly financial information prior to the company's filing of Form 10-Q. This review may be performed by the Committee or its chairperson.

o Discuss with management and the independent auditor the quality and adequacy of the company's internal controls, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

o Consider and approve, if appropriate, major changes to the company's auditing or accounting principles and practices as suggested by the independent auditor or management.

o Discuss with management the status of pending litigation, taxation matters and other areas of oversight of the legal and compliance area as may be appropriate. Review periodically with management the company's Corporate Compliance Program and management's monitoring of compliance therewith.

o    Report audit activities to the full board.

o    Review and update the Committee's Charter annually.

* Adopted May 24, 2000 by the Audit Committee of the Board of Directors and subsequently approved by the full Board of Directors on May 24, 2000.

December 21, 2001

Special Committee of the Board of Directors
OptiCare Health Systems, Inc.
87 Grandview Avenue
Waterbury, CT 06708

Members of the Special Committee:

     We have been advised that OptiCare Health Systems, Inc. ("OptiCare" or the "Company") and certain of its debtors and shareholders ("Investors") have entered into an agreement to restructure the Company's outstanding debt and obtain additional equity funding (the "Restructuring"). We understand that this Restructuring was precipitated by the Company's failure to service its outstanding debt as well as failure to comply with certain of its debt covenants. Additionally, the Company failed to file its December 31, 2000 Form 10-K with the Securities and Exchange Commission by the required filing date and had trading of its equity securities halted by the American Stock Exchange between April 20, 2001 and December 12, 2001. We understand that the Company plans to complete a Restructuring of its debt obligations by entering into a new debt agreement with CapitalSource ("Debt Agreement"), entering into a new preferred stock agreement with Palisade Concentrated Equity Partnership, L.P. ("Palisades") ("Preferred Agreement") which provides for the issuance of new preferred stock and warrants to Palisades, repaying and converting existing bridge loans to equity and redeeming outstanding preferred stock held by Bank Austria.

     You have requested our opinion (the "Opinion") as investment bankers, as to the fairness to OptiCare and its stockholders (other than the Investors), from a financial point of view, of the consideration to be received by the Company in the Restructuring.

     In rendering our Opinion we have, among other things:

     (i) reviewed and analyzed draft copies of the Restructuring Agreement, dated December 21, 2001, the Debt Agreement, dated November 6, 2001, and the term sheet and draft of the Preferred Agreement and the certificate of designations rights and preferences dated November 14, 2001 related to the Preferred Agreement;

     (ii) reviewed and analyzed audited consolidated financial statements of OptiCare contained in a registration statement on Form 10-K for the fiscal years ended December 31, 1999 and December 31, 2000 and unaudited consolidated financial statements contained in a registration statement on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     (iii) reviewed and analyzed certain internal information, primarily financial in nature, concerning the business and operations of the Company prepared by the management of the Company, including five-year financial projections;

     (iv) reviewed and analyzed certain publicly available information concerning the Company;

     (v) reviewed the reported stock prices and trading volumes for OptiCare common stock through April 20, 2001;

     (vi) reviewed and analyzed financial and market data and operating statistics relating to the Company and compared them with similar information of selected public companies that we deemed relevant to our inquiry;

     (vii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies we deemed to be comparable to the Company;

     (viii) held meetings and discussions with certain officers and employees of the Company concerning the past and current operations, financial condition and prospects of the Company; and

     (ix) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of our Opinion.

Special Committee of the Board of Directors
OptiCare Health Systems, Inc.                              December 21, 2001
                                                           Page 2


     We also have taken into account the financial and liquidity issues facing OptiCare, including OptiCare's projected financial results and the potential adverse consequences to OptiCare if it does not consummate the Restructuring.

     In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by the Company or publicly available, and we have not independently verified such information. We have further relied upon the assurances of the managements of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading. We also have relied upon the management of the Company as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to us for the Company, respectively, and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of the Company. The Company does not publicly disclose internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Restructuring. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for their accuracy or completeness.

     We have not been requested to make, and have not made, an independent appraisal or evaluation of the assets, properties or liabilities of the Company and we have not been furnished with any such appraisal or evaluation. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. Our Opinion is necessarily based upon the financial and economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.

     We have acted as financial advisor to the special committee of the board of directors (the "Special Committee") of OptiCare and will receive a fee for our services. We were not engaged to, and did not, participate in the negotiation or structuring of the Restructuring and, consequently, we have assumed that the terms of the Restructuring are the most beneficial terms, from the Company's perspective, that could under the circumstances be negotiated with the parties to the Restructuring. It is understood that this letter is for the information of, and directed to, the Special Committee and the Board of Directors in their evaluation of the Restructuring and our Opinion does not constitute a recommendation to the Special Committee and the Board of Directors as to how such Special Committee and the Board of Directors should vote on the Restructuring. Additionally, you have advised us that there were no alternative transactions or business strategies available to the Company other than the Restructuring and therefore our Opinion does not compare the relative merits of the Restructuring with any other transaction or business strategy; and our Opinion does not address the underlying business decision by the Special Committee to proceed with or effect the Restructuring. Nor does our opinion address OptiCare's capital structure, ability to satisfy its obligations or solvency either prior to or after the Restructuring. Further, we have expressed no opinion as to the price or trading range at which the shares of the Company will trade in the future. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sales of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason; provided that this letter may be

Special Committee of the Board of Directors
OptiCare Health Systems, Inc.                              December 21, 2001
                                                           Page 3


included in its entirety in any proxy statement, information statement, consent solicitation or similar materials filed with the Securities and Exchange Commission in connection with a vote of stockholders, and Form 10-K or any form 8-K report filed with the Securities and Exchange Commission or the American Stock Exchange in connection with the Restructuring.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by OptiCare in the Restructuring is fair, from a financial point of view, to OptiCare and its stockholders other than the Investors.

                                Very truly yours,


                                LEGG MASON WOOD WALKER, INCORPORATED

                         OPTICARE HEALTH SYSTEMS, INC.

         WRITTEN CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of OptiCare Health Systems, Inc., a Delaware corporation ("OptiCare"), hereby consents as indicated below with respect to all of the common stock of OptiCare held by the undersigned, to each of the following proposals as set forth in the consent statement accompanying this form of consent, without a meeting of the stockholders of OptiCare.



             (Continued and to be dated and signed on reverse side)




-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                  Please mark         [X]
                                                 your votes as
                                                  indicated in
                                                  this example

THE BOARD OF DIRECTORS, WITH DR. YIMOYINES ABSTAINING, RECOMMENDS THAT YOU CONSENT "FOR" EACH OF THE PROPOSALS. THE FULL TEXT OF EACH PROPOSAL IS SET FORTH BELOW. PLEASE SEE THE ACCOMPANYING CONSENT STATEMENT FOR ADDITIONAL INFORMATION ABOUT THE PROPOSALS.

                                                  FOR     AGAINST      ABSTAIN
1. Approval of the amendment of certificate
   of incorporation.                              [ ]        [ ]         [ ]

2. Approval of Series B 12.5% Voting Cumulative
   Participating Preferred Stock.                 [ ]        [ ]         [ ]

3. Approval of the issuance and sale of Series B
   Preferred Stock to Palisade Concentrated       [ ]        [ ]         [ ]
   Equity Partnership, L.P.

4. Approval of an investment in OptiCare by
   Dean J. Yimoyines, M.D., chief executive       [ ]        [ ]         [ ]
   officer of OptiCare, and/or members of his family, of $500,000.

5. Approval of the issuance to Palisade of
   Series B Preferred Stock as payment in full    [ ]        [ ]         [ ]
   of Palisade's participation in a junior
   secured bridge loan.

6. Approval of the issuance to Dr. Yimoyines
   of Convertible Series B Preferred Stock as     [ ]        [ ]         [ ]
   payment in full of Dr. Yimoyines'
   participation in a junior secured bridge loan.

 7. Approval of the issuance to Palisade and
    Dr. Yimoyines of warrants.                    [ ]        [ ]         [ ]


                                                  Please sign exactly as your
                                                  name appears at left. When
                                                  shares are held by joint
                                                  tenants, both should sign.
                                                  When signing as executor,
                                                  administrator, trustee, or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  president or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

                                                  Please mark, sign, date, and
                                                  return the consent form
                                                  promptly using the enclosed
                                                  envelope.


                                                 x_____________________________
                                                  Signature
                                                  Printed Name:

                                                  Number of shares (if unknown
                                                  and voting all shares use
                                                  "ALL")_______________________

                                                 Date ___________________  2002

                                                 Signature if held jointly:

                                                  x_____________________________
                                                   Signature Printed Name:

                                                  x_____________________________
                                                   Signature
                                                   Printed Name:

-------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

PLEASE MARK THE CONSENT FORM ABOVE, DETACH THE FORM, AND MAIL IT IN THE ACCOMPANYING BUSINESS REPLY ENVELOPE.

Set forth below is the text of proposals that are being submitted to the stockholders of OptiCare Health Systems, Inc., a Delaware corporation. Please see the accompanying Consent Statement for additional information about the proposals. You may retain this Form of Consent for year records.

1. Approval of the amendment of OptiCare's certificate of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 75,000,000 shares.

2. Approval of the creation of a new class of convertible preferred stock, to be designated as the Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock (the "Series B Preferred Stock") as authorized by OptiCare's board of directors, consisting of up to 3,500,000 shares.

3. Approval of the issuance and sale of approximately 2,571,429 shares of the Series B Preferred Stock to Palisade Concentrated Equity Partnership, L.P. ("Palisade") for a cash payment of $3,600,000.

4. Approval of an investment in OptiCare by Dean J. Yimoyines, M.D., chairman of the board and chief executive officer of OptiCare, and/or members of his family, of $500,000 in cash, of which $400,000 would be invested in the form of a purchase of 285,714 shares of Series B Preferred Stock, and $100,000 would be invested as a subordinated secured loan to OptiCare due in 10 years; references to Dr. Yimoyines acting as an investor include such family members and/or trusts.

5. Approval of the issuance to Palisade of 285,714 additional shares of Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) as payment in full of principal and interest owed on Palisade's $400,000 participation in a junior secured bridge loan to OptiCare by Alexander Enterprise Holdings Corp.

6. Approval of the issuance to Dr. Yimoyines of 35,714 additional shares of Series B Preferred Stock (plus additional shares of Series B Preferred Stock for accumulated interest) as payment in full of principal and interest owed on Dr. Yimoyines' $50,000 participation in a junior secured bridge loan to OptiCare by Alexander Enterprise Holdings Corp.

7. Approval of the issuance to Palisade and Dr. Yimoyines of warrants to purchase an aggregate of up to 17,500,000 shares of common stock, at an exercise price of $0.14 per share, subject to adjustment, in connection with their making subordinated secured loans to OptiCare of $14,000,000 of principal in the aggregate and agreeing to defer a portion of the interest accruing thereon to the 10-year maturity date of the loans, which loans are to be evidenced by subordinated secured notes issued by OptiCare.